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TABLE OF CONTENTS
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Registration No. 333-117971

As filed with the Securities and Exchange Commission on September 1, 2005

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
To
FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Mattress Holding Corp.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State of Incorporation)	5712 (Primary S.I.C. Code Number)	06-1652172 (IRS Employer Identification No.)
5815 Gulf Freeway Houston, TX 77023 (713) 923-1090 (Address, including zip code and telephone number, of registrant's principal executive offices)

Gary T. Fazio
Chairman of the Board, President
and Chief Executive Officer
Mattress Holding Corp.
5815 Gulf Freeway
Houston, TX 77023
(713) 923-1090
(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

Michael Weinsier Gary J. Simon Hughes Hubbard & Reed LLP One Battery Park Plaza New York, NY 10004 Telephone No.: (212) 837-6000 Telecopier No.: (212) 422-4726	Robert M. Hayward Michael E. Sullivan Kirkland & Ellis LLP 200 East Randolph Drive Chicago, IL 60601 Telephone No.: (312) 861-2000 Telecopier No.: (312) 861-2200

        Approximate date of commencement of proposed sale to public: As soon as practicable after the effective date of this registration statement.

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:    ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

Primary Offering:
Common stock, par value $0.001 per share	$40,000,000	$4,708.00(2)

Secondary Offering:
Common stock, par value $0.001 per share	$17,500,000	$2,059.75(3)

(1)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933.
(2)
Previously paid.
(3)
Of which $1,120.20 was previously paid.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated September 1, 2005

PROSPECTUS

             Shares

Mattress Holding Corp.

Common Stock

        This is the initial public offering of            shares of common stock of Mattress Holding Corp. We are selling            shares of common stock and selling stockholders are selling            shares of common stock. We will not receive any of the proceeds from the sale by the selling stockholders.

        We expect that the initial public offering price will be between $            and $            per share of common stock. Prior to this offering, there was no public market for our common stock. The market price of the shares after this offering may be higher or lower than the offering price.

        We intend to have our shares of common stock approved for quotation on The Nasdaq National Market under the symbol "MFRM."

        Investing in our common stock involves risks. See "Risk Factors" beginning on page 12 of this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public Offering Price	$	$
Underwriting Discounts and Commissions	$	$
Proceeds, Before Expenses, to Mattress Holding Corp.	$	$
Proceeds, Before Expenses, to Selling Stockholders	$	$

        The selling stockholders have granted the underwriters the option to purchase up to            additional shares of common stock at the public offering price, less the underwriting discounts and commissions, within 30 days from the date of this prospectus to cover any over-allotments. If such shares are sold, we will not receive any of the proceeds from the sale by the selling stockholders. The underwriters can exercise this right at any time within 30 days after this offering. The underwriters expect to deliver the shares of common stock on or about                        , 2005.

William Blair & Company
SunTrust Robinson Humphrey
BB&T Capital Markets

The date of this prospectus is                        , 2005.

MATTRESS FIRM

Where it's ***Easy*** *to get a Great Night's Sleep!*

MATTRESS FIRM
SuperCenter

Free standing SuperCenter, Phoenix, AZ

MATTRESS FIRM

Signature Tower in new concept stores

MATTRESS FIRM

*Where it's **Easy** to get a Great Night's Sleep!*

Clearance Center

Typical end cap location, Dallas, TX

Firm
Pillow Top

Comfort testing area

CLEARANCE CENTER

Representative display of our wide range of products

MATTRESS FIRM
Our FIRM Guarantee Makes It So Easy...
1 Low Price Guarantee
2 Same day delivery
3 90 day satisfaction guarantee
4 Free extended warranty
Graphics of our consumer guarantees

Plush

Value priced Bedroom Group

Clearance Center
Sealy
KING
QUEEN
FULL
TWIN
SAVE!
This is Month
Typical entry to our Clearance Center inside our SuperCenters

TABLE OF CONTENTS

Prospectus Summary
Risk Factors
Forward-Looking Statements
Use Of Proceeds
Dividend Policy
Capitalization
Dilution
Unaudited Pro Forma Consolidated Financial and Operating Data
Selected Consolidated Financial and Operating Data
Management's Discussion and Analysis of Financial Condition and Results of Operations
Business
Management
Related Party Transactions
Principal and Selling Stockholders
Description of Capital Stock
Shares Eligible For Future Sale
Underwriting
Legal Matters
Experts
Where You Can Find Additional Information
Index to Consolidated Financial Statements

i

PROSPECTUS SUMMARY

        This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus, including the more detailed information and the financial statements appearing elsewhere in this prospectus. Unless the context otherwise requires, all references to "Mattress Firm," "Mattress Holding," "the Company," "we," "us," "our" and the like refer to Mattress Holding Corp. and its consolidated subsidiaries after our acquisition of Elite Management Team, Inc. Unless otherwise indicated, the terms "fiscal year" in this prospectus refer to the 52 or 53 weeks ended on the Tuesday nearest to January 31. For example, fiscal 2004 refers to the 52 weeks ended February 1, 2005. Unless otherwise indicated, references to "our stores" refer to our company-owned stores and our franchised stores. Unless otherwise indicated, all references to our common stock contained in this prospectus give effect to the conversion of all of our non-voting common stock into voting common stock and a    -to-one stock split.

Overview

        We are one of the nation's leading specialty retailers of mattresses and bedding related products with approximately 300 company-owned and franchised stores in 19 states operated under the Mattress Firm name. We carry an extensive assortment of conventional and specialty mattresses and bedding related products across a wide range of price points. Conventional mattresses, which accounted for approximately 84% of total bedding sales in the United States in 2004, utilize steel-coil innersprings, whereas specialty mattresses utilize other materials such as visco-elastic foam, latex foam or pressure-adjustable air chambers to provide comfort and support. We focus on the best-known national brands, featuring the conventional mattresses of Sealy (including Sealy Posturepedic and Stearns & Foster) and Simmons (including Simmons Beautyrest), as well as the specialty mattresses of Tempur-Pedic and, recently introduced in certain markets, Select Comfort. We are the nation's largest specialty retailer of mattresses manufactured by Sealy, which is the leading bedding manufacturer in the United States based on wholesale domestic market share.

        We believe our destination store retail concept provides our customers with a distinctive shopping experience based on our extensive product assortment, a strong value proposition and superior services in a conveniently located, comfortable store environment. We believe our key competitive differentiators also include: (1) our contemporary store design, (2) our same-day "Red Carpet" delivery service, (3) the expertise and service level provided by our professional sales associates, (4) our comfort satisfaction and price guarantees and (5) our extended warranty program. Our stores are efficiently-sized at approximately 4,000 square feet for our traditional stores and approximately 6,500 square feet for our SuperCenter stores, which are a combination of a traditional store and a clearance center. Approximately 29% of our company-owned stores are our SuperCenter store format. We typically locate our stores in convenient, high traffic areas as free-standing units or highly visible end-caps in power center locations.

        Our goal is to become the nation's leading specialty retailer of mattresses and bedding related products and achieve the leading market share position in the markets we serve, enabling us to leverage our brand recognition and our advertising, management and distribution costs. We believe we currently have the leading share of the bedding products market in seven of our 10 largest company-owned markets. Our long-term objectives are to increase our brand awareness and market share leadership in our existing markets and to identify and enter new markets. As of May 3, 2005, we had 261 company-owned stores in 23 markets and 50 franchised stores in 10 additional markets.

Corporate History and Strategic and Operating Initiatives

        We are a holding company and all of our operations are conducted through our subsidiaries. We were formed in October 2002 as a holding company, with no prior operations, by Sun Mattress, LLC, which we refer to as Sun Mattress, an affiliate of our controlling stockholder, Sun Capital Partners, Inc., which we refer to as Sun Capital, for the purpose of acquiring our predecessor, Malachi Mattress America, Inc., an affiliate of Sealy. Immediately following the completion of this offering, Sun Mattress will own approximately    % of our common stock, or    % of our common stock if the underwriters' over-allotment option is exercised in full. Sun Capital will continue to share with us the benefit of its experience as an investor in the retail sector, both as our indirect controlling stockholder and through the continued service of Sun Capital representatives on our board of directors. On December 31, 2004, we acquired Elite Management Team, Inc., which we refer to as Elite, formerly our largest franchisee. As a result of this acquisition, all of Elite's 50 stores located in Georgia, North Carolina and South Carolina became company-owned stores.

        The principal strategic reason for the Elite acquisition was to acquire a market leader in the high-growth Southeast region of the United States. Key benefits from the Elite acquisition have been (1) further strengthening our field and senior management team, including in particular the addition of Steve Stagner as our Chief Operating Officer, (2) enhancing our best practices in merchandising and store operations, and (3) improving our economies of scale and efficiencies in advertising, marketing, and purchasing.

        Over the past several years, we enhanced our management team with the addition of a number of senior corporate and field level executives, including several from Elite. We also implemented a series of strategic and operating initiatives aimed at improving our customer shopping experience, the brand awareness of Mattress Firm, our corporate and operational infrastructure and our profitability. We have focused on increasing our relative market share in key markets and developed a radio and television advertising and marketing program to support this goal. In addition, we developed a new design for both our traditional and SuperCenter stores.

Competitive Differentiation and Business Strategy

        We believe the following differentiate us from our competitors and are key to our continuing success:

        Distinctive Retail Concept.    We believe our destination store retail concept provides our customers with a distinctive shopping experience in an attractive and efficient store format. We offer our customers an extensive assortment of mattresses and bedding related products, featuring the best-known national brands, a strong value proposition and superior service in a conveniently located, comfortable store environment.

  •
  Extensive assortment of mattresses and bedding related products featuring the best-known national brands.  We carry an extensive assortment of mattresses and bedding related products in a wide range of comfort choices, styles and price points. We focus on the best-known national brands, featuring the conventional mattresses of Sealy and Simmons. We also carry the specialty mattresses of Tempur-Pedic and Select Comfort, two of the fastest-growing national bedding brands.

  •
  Attractive and efficient store format.  Our stores are designed to create a distinctive shopping experience for our customers. Our stores are bright and comfortable, with an upscale feel, while our signage and banners convey our strong value proposition.

  •
  Unique SuperCenter store format.  We have developed a unique store format of approximately 6,500 square feet, which is a combination of a traditional store and a specially-merchandised clearance center area. These destination store SuperCenters carry our standard assortment of mattresses and bedding related products and an assortment of special buys, overstock and refurbished merchandise, which reinforce our strong value proposition.

  •
  Superior shopping experience.  We believe we provide our customers with a superior level of in-store and after-sale personalized service. We achieve this service level by offering customers our distinctive comfort testing process, same-day "Red Carpet" delivery service, comfort satisfaction and price guarantees and our extended warranty program. To ensure this service level is achieved, our professionally trained sales associates are empowered to satisfy our customers' comfort, value and service requirements.

        Leading Market Share in Key Markets.    We believe we currently have the leading share of the mattress and bedding related products market in seven of our 10 largest company-owned markets, representing approximately 65% of our total net sales for the 13 weeks ended May 3, 2005. We plan to continue to add new stores in our existing markets to enhance our market share positions. This strategy of clustering stores to achieve market share dominance enables us to leverage our brand recognition and our advertising, management and distribution costs in order to increase our return on invested capital in each market we serve.

        Effective Distribution Strategy.    We have developed an effective distribution strategy, which enables us to both provide our customers with superior delivery service and achieve a high level of inventory turnover. In substantially all of our markets, a single distribution center serves all of the stores in that market. Over the past 18 months, we expanded six of our 20 distribution centers, and we continue to invest in and upgrade our distribution centers to improve efficiency and increase our capacity for growth.

        Experienced Management Team.    Over the past several years, we have strengthened our management team by adding a number of key executives with extensive bedding and retail experience. The 11 members of our senior management team average 14 years of experience in the bedding industry.

Growth Strategy

        Our long-term objectives are to increase our sales and profitability by strengthening our position as a leading specialty retailer of mattresses and bedding related products in the United States through increasing brand awareness and market share leadership in existing markets and identifying and entering new markets. To achieve our objectives we intend to:

        Expand our Specialty Bedding Product Offerings.    To capitalize on recent growth in the specialty sleep category of the bedding market, we have expanded our assortment of Tempur-Pedic's visco-elastic foam mattresses and launched a pilot program with Select Comfort, under which we offer its The Sleep Number air-supported beds in three of our key markets. Tempur-Pedic and Select Comfort are two of the largest and fastest-growing suppliers of specialty bedding products in the United States.

        Implement New Merchandising Initiatives.    Based on the positive results achieved in an initial 50 stores, we are expanding our offerings of bedroom furniture (such as headboards, footboards and nightstands), and futons to approximately 150 of our stores by the end of fiscal 2005.

        Enhance our Brand Recognition by Expanding and Refining our Radio and Television Advertising Program.    We are expanding and refining our radio and television advertising campaigns in 14 of our 22 company-owned markets, which represented approximately 83% of our fiscal 2004 sales. Our radio and television advertising program is designed to build greater recognition of the Mattress Firm brand and emphasize all of our key competitive strengths.

        Leverage Fixed Expenses.    As we add more stores to existing markets, we expect to leverage fixed market expenses such as advertising, distribution, information systems and management over a larger sales base. By achieving further economies of scale and leveraging our fixed expenses, we expect to increase our corporate operating margins.

        Expand our Store Base.    We believe the differentiation of our retail concept, our proven market-level economic model and the fragmentation of our industry provide us significant opportunities to continue new store expansion in existing markets and enter new markets.

  •
  Existing markets.  Our goal is to strengthen our market share relative to our competitors and achieve the leading share position in each of our existing markets. With respect to company-owned stores, we believe our existing markets could support an additional 65 to 70 new stores, net of closings. In fiscal 2005, we plan to open 34 stores and close 33 stores. In fiscal 2006, we plan to open 34 stores and close 18 stores.

  •
  New markets.  Beginning in fiscal 2007, we plan to enter new markets where we believe we can achieve a leadership position within 24 to 36 months.

        Continue Company-Owned Store Renovation and Relocation Program.    Four years ago, we launched a major renovation program to upgrade our stores to our new design format. These renovations include new display fixtures, wood, carpet and ceramic tile flooring, paint and improved signage. We also plan to continue our strategy of relocating our company-owned stores in situations where a better location becomes available in terms of store visibility, competitive position and changing shopping patterns and demographics.

Market and Industry Data

        Industry and market data included in this prospectus were obtained from our own internal data, data from industry trade groups (primarily the International Sleep Products Association), consumer research and marketing studies and, in some cases, are management estimates based on industry and other knowledge. Our estimates have been based on information obtained from our suppliers, customers, trade and business organizations and other contacts in the markets in which we operate. We believe these estimates to be accurate as of the date of this prospectus. However, we cannot always verify this information with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in a survey of market size.

Risk Factors

        An investment in our common stock involves a high degree of risk. You should carefully consider all of the information set forth in this prospectus and, in particular, should evaluate the specific factors set forth under "Risk Factors" in deciding whether to invest in our common stock.

        Our principal executive offices are located at 5815 Gulf Freeway, Houston, TX 77023 and our telephone number is (713) 923-1090. Our internet address is www.mattfirm.com. Our website, and the information contained on our website, is not part of this prospectus. Mattress Firm, Inc., Mattress Holding Corp., our logo and other trade names and trademarks mentioned in this prospectus are the property of their respective owners. This prospectus also contains trademarks and service marks belonging to other entities.

The Offering

Common stock offered by us	shares
Common stock offered by the selling stockholders	shares
Common stock to be outstanding after this offering	shares
Over-allotment option granted by the selling stockholders	shares
Use of proceeds	To fund repayment of debt, termination of a management services agreement, working capital and other general corporate purposes, as further described under "Use of Proceeds."

We will not receive any of the proceeds from the selling stockholders' sale of shares of common stock in the offering, nor will we receive any proceeds from the sale of shares by the selling stockholders pursuant to the option they have granted the underwriters to purchase shares of common stock to cover over-allotments, if any.
Proposed Nasdaq National Market symbol	"MFRM"

        The number of shares of our common stock to be outstanding after this offering is based on            shares of our common stock outstanding as of May 3, 2005. This calculation:

  •
  assumes an offering price of $            per share (the mid-point of the range on the cover of this prospectus);

  •
  assumes the underwriters have not exercised the over-allotment option;

  •
  converts all of our non-voting common stock into voting common stock immediately prior to completion of this offering;

  •
  gives effect to a    -for-one split resulting in            shares of common stock outstanding immediately prior to consummation of this offering;

  •
  excludes the            shares of common stock issuable upon exercise of outstanding options granted under our 2003 Stock Option Plan and            shares of common stock reserved for issuance under our 2005 Equity Compensation Plan;

  •
  excludes             shares of our common stock issuable pursuant to an earnout arrangement entered into in connection with the Elite acquisition; and

  •
  excludes            shares of common stock issuable upon exercise of outstanding warrants and the            shares of common stock issuable upon exercise of warrants that may be issued in the future.

 Summary Historical and Pro Forma Consolidated Financial and Operating Data

        The following tables present summary historical and pro forma consolidated financial and operating data for our business and the business of our predecessor, Malachi Mattress America, Inc. and its consolidated subsidiaries. You should read these tables along with "Capitalization," "Unaudited Pro Forma Consolidated Financial and Operating Data," "Selected Consolidated Financial and Operating Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes appearing elsewhere in this prospectus. Historical results are not necessarily indicative of the results of operations expected for future periods.

        The historical consolidated financial data as of February 3, 2004 and February 1, 2005, for the periods from January 30, 2002 to October 18, 2002 and from October 19, 2002 to January 28, 2003 and for the years ended February 3, 2004 and February 1, 2005, are derived from our audited consolidated financial statements that are included elsewhere in this prospectus. The historical consolidated financial data as of October 18, 2002 and January 28, 2003 are derived from our audited consolidated financial statements not included in this prospectus. The historical consolidated financial data as of May 3, 2005 and for the 13 weeks ended May 4, 2004 and May 3, 2005 are derived from our unaudited consolidated financial statements that are included elsewhere in this prospectus. The historical consolidated financial data as of May 4, 2004, are derived from our unaudited consolidated financial statements not included in this prospectus. Results of operations for an interim period are not necessarily indicative of results for a full year.

        The unaudited pro forma consolidated financial data are derived from the unaudited pro forma consolidated financial statements under "Unaudited Pro Forma Consolidated Financial and Operating Data." The unaudited pro forma consolidated statement of operations data and operating data for the year ended February 1, 2005 and the 13 weeks ended May 3, 2005 have been prepared to give effect to the Elite acquisition and the sale of            shares of common stock by us pursuant to this offering and the application of the net proceeds therefrom as described in "Use of Proceeds," as if these transactions had occurred on February 4, 2004. The unaudited pro forma consolidated balance sheet data as of May 3, 2005 have been prepared to give effect to the sale of            shares of common stock by us pursuant to this offering and the application of the net proceeds therefrom as described in "Use of Proceeds," as if this offering had occurred on May 3, 2005.

        The historical consolidated financial data as of and for all periods prior to February 3, 2004, and for the 13 weeks ended May 4, 2004, have been restated to correct the accounting for leases with respect to the lease terms that we use to depreciate our leasehold improvements, amortize deferred lease inducements and calculate straight-line rents. See Note 3 to our consolidated financial statements included elsewhere in this prospectus.

	Predecessor	Mattress Holding
		Historical			Pro Forma	Historical		Pro Forma
	Historical
			Fiscal Year Ended			13 Weeks Ended
	January 30, 2002 to October 18, 2002	October 19, 2002 to January 28, 2003
			February 3, 2004	February 1, 2005	February 1, 2005	May 4, 2004	May 3, 2005	May 3, 2005
	(Amounts in thousands, except share and income (loss) per share data, square feet and sales per square foot data)
Statement of Operations Data:
Net sales	$102,849	$39,037	$158,426	$180,271	$237,798	$41,059	$66,233	$66,233
Costs of sales	62,248	23,611	91,409	108,833	143,305	24,551	40,779	40,779

Gross profit from retail operations	40,601	15,426	67,017	71,438	94,493	16,508	25,454	25,454
Franchise fees and royalty income	3,869	1,299	3,743	3,255	1,590	776	409	409

	44,470	16,725	70,760	74,693	96,083	17,284	25,863	25,863

Operating expenses:
Selling and advertising	31,168	11,431	51,267	56,933	71,817	13,254	18,501	18,298
General and administrative	10,119	4,244	13,671	15,613	18,897	4,014	5,707	5,707
Stockholder compensation charge	—	—	—	—	3,216	—	—	—

Income from operations	3,183	1,050	5,822	2,147	2,153	16	1,655	1,858

Other income (expense):
Interest income	70	17	39	16	27	4	1	1
Interest expense	(1,838)	(580)	(1,947)	(2,107)	(457)	(400)	(944)	(159)

	(1,768)	(563)	(1,908)	(2,091)	(430)	(396)	(943)	(158)

Income (loss) from continuing operations before provision for income taxes	1,415	487	3,914	56	1,723	(380)	712	1,700
Provision (benefit) for income taxes	437	220	1,425	524	1,113	(95)	265	614

Income (loss) from continuing operations	978	267	2,489	(468)	$610	(285)	447	$1,086

Loss from discontinued operations net of income taxes(1)	(684)	(374)	(646)	(635)		(75)	—

Net income (loss)	$294	$(107)	$1,843	$(1,103)		$(360)	$447

Basic earnings (loss) per share:
Income (loss) from continuing operations
Loss from discontinued operations
Net income (loss)
Diluted earnings (loss) per share:
Income (loss) from continuing operations
Loss from discontinued operations
Net income (loss)
Weighted average number of shares of common stock outstanding
Basic
Diluted

Operating Data
Comparable store sales increase (decrease)(2)	(1.2)%	7.7%	(0.9)%	(1.1)%	3.7%	2.8%	5.4%	11.5%
Number of stores at end of period(3):
Company-owned stores classified in continuing operations	161	160	183	256	256	185	261	261
Franchisee-owned stores	127	130	109	49	49	110	50	50

Total stores classifed in continuing operations	288	290	292	305	305	295	311	311

Average sales per store for company-owned stores(4)	$657	$244	$882	$911	$969	$222	$257	$257
Net sales per square foot for company-owned stores(5)	$149	$55	$205	$191	$204	$48	$52	$52
Total square feet at end of period for company-owned stores	708,068	703,068	830,952	1,252,306	1,252,306	860,335	1,288,696	1,288,696
Gross profit from retail operations as percentage of net sales	39.5%	39.5%	42.3%	39.6%	39.7%	40.2%	38.4%	38.4%
EBITDA(6)	$4,467	$1,939	$8,751	$7,125	$7,251	$1,303	$3,230	$3,433
Balance Sheet Data (at period end):
Cash and cash equivalents	$2,111	$78	$1,909	$3,141		$1,363	$2,401	$2,401
Working capital	(9,057)	(5,472)	(12,229)	(13,379)		(7,246)	(13,056)	(13,830)
Total assets	78,913	55,377	64,920	96,721		67,876	96,968	96,155
Total debt, including current portion	31,063	30,587	25,127	32,943		28,248	32,232	1,799
Total stockholders' equity	$22,278	$4,893	$6,736	$8,240		$6,389	$8,686	$36,582

(1)
As discussed under "Management's Discussion and Analysis of Financial Condition and Results of Operations," operating results of stores closed for an entire market and the related loss from those closings, net of income tax effects, are reported as discontinued operations.

(2)
Represents the percentage change in comparable store sales. Sales from new stores opened beyond a two-mile radius of closed stores and sales from acquired stores are included in the comparable store base twelve months after opening. Relocated stores are defined as new stores that are opened within a two-mile radius of closed stores. Sales from relocated stores are included in the comparable store base upon opening.

(3)
The following table summarizes our stores for the periods indicated:

		Mattress Holding
	Predecessor
								Pro Forma
		Historical			Pro Forma	Historical
	Historical
			Fiscal Year Ended			13 Weeks Ended
	January 30 2002 to October 18, 2002	October 19 2002 to January 28, 2003
			February 3, 2004	February 1, 2005	February 1, 2005	May 4, 2004	May 3, 2005	May 3, 2005
Number of Company-owned stores:
Open at beginning of period	178	179	171	194	246	194	256	256
Opened during period	9	—	10	35	40	5	11	11
Acquired during period	8	—	18	50	—	—	—	—
Closed or sold during period	(16)	(8)	(5)	(23)	(30)	(3)	(6)	(6)

Open at end of period	179	171	194	256	256	196	261	261

Store classification at end of period:
Continuing operations	161	160	183	256	256	185	261	261
Discontinued operations	18	11	11	—	—	11	—	—
Relocated stores (included in stores opened and stores closed or sold above)	1	—	2	9	11	1	4	4
Number of Franchisee-owned stores:
Open at beginning of period	129	127	130	109	109	109	49	49
Opened during period	4	3	5	4	4	2	1	1
Acquired by Mattress Holding during period	—	—	(18)	(50)	(50)	—	—	—
Franchise terminated during period	—	—	—	(10)	(10)	—	—	—
Closed during period	(6)	—	(8)	(4)	(4)	(1)	—	—

Open at end of period	127	130	109	49	49	110	50	50

(4)
Calculated based on the weighted average number of company-owned stores open for the period and whose sales results are included in the results of continuing operations.

(5)
Calculated based on the weighted average of the gross store square footage for company-owned stores open for the period and whose sales results are included in results of continuing operations. Gross store square footage includes store storage areas but excludes distribution centers that serve stores in that market.

(6)
"EBITDA" represents income (loss) from continuing operations before interest expense, income taxes, depreciation and amortization and noncash losses on early extinguishment of debt. EBITDA does not represent and should not be considered as an alternative to net income or cash flow from operations, as determined by generally accepted accounting principles. We present EBITDA because we believe that it is widely accepted that EBITDA provides useful information regarding our operating results. We rely on EBITDA primarily as an operating performance measure in order to review and assess our company and our management team. For example, our management incentive plan is based upon the company achieving minimum EBITDA targets for a given year. Our loan covenants with our primary lender are measured using EBITDA as a key liquidity measure. We also review EBITDA to compare our current operating results with corresponding periods and with other specialty retailers. We believe that it is useful to investors to provide disclosures of our operating results on the same basis as that used by our management. We also believe that it can assist investors in comparing our performance to that of other companies on a consistent basis without regard to depreciation, amortization, interest or taxes, which do not directly affect our operating performance. EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

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EBITDA does not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;

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EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•
EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debts;

•
Although depreciation and amortization are noncash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

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Other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure.

  The following table provides a reconciliation of income (loss) from continuing operations, the most comparable GAAP financial measure, to EBITDA:

		Mattress Holding
	Predecessor
		Historical			Pro Forma	Historical		Pro Forma
	Historical
			Fiscal Year Ended			13 Weeks Ended
	January 30, 2002 to October 18, 2002	October 19, 2002 to January 28, 2003
			February 3, 2004	February 1, 2005	February 1, 2005	May 4, 2004	May 3, 2005	May 3, 2005
	(Amounts in thousands)
Income (loss) from continuing operations	$978	$267	$2,489	$(468)	$610	$(285)	$447	$1,086
Provision (benefit) for income taxes	437	220	1,425	524	1,113	(95)	265	614
Interest expense, net	1,768	563	1,907	2,091	430	396	943	158
Depreciation and amortization	1,284	720	2,859	4,639	4,759	948	1,575	1,575
Noncash loss on early debt retirements	—	169	71	339	339	339	—	—

EBITDA	$4,467	$1,939	$8,751	$7,125	$7,251	$1,303	$3,230	$3,433

RISK FACTORS

        You should carefully consider the risks described below, together with all of the other information included in this prospectus, before deciding whether to invest in our common stock. The following risks and uncertainties are not the only ones we face. However, these are the risks our management believes are material. If any of the following risks materialize, our business, financial condition or results of operations could be harmed. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Related to Our Business

If we are unable to profitably open and operate new stores, we may not be able to adequately implement our growth strategy, which may adversely affect our overall operating results.

        One of our central long-term objectives is to increase sales and profitability through increasing brand awareness and market share leadership. Our ability to achieve brand awareness and market share leadership, however, is contingent upon our ability to (1) open stores in favorable locations and (2) advertise our stores in an effective and cost-efficient manner. There can be no assurance, however, that we will be able to identify and obtain favorable store sites, arrange favorable leases for stores or obtain governmental and other third-party consents, permits and licenses needed to open or operate stores in a timely manner. Moreover, if we are unable to open an adequate number of stores in a market, we may be unable to achieve the market presence necessary to justify the considerable expense of radio or television advertising and could be forced to rely upon less effective advertising mediums. Failure to open stores in favorable locations or to advertise in an effective and cost-efficient manner could place us at a competitive disadvantage as compared to retailers who were more adept than we at managing these challenges, which, in turn, could negatively affect our overall operating results.

We intend to aggressively open additional stores in our existing markets, which may diminish sales by existing stores in those markets and strain our ability to find qualified personnel, negatively affecting our overall operating results.

        Pursuant to our expansion strategy, we intend to aggressively open additional stores in our existing markets, including relocations of existing stores. Because our stores typically draw customers from their local areas, additional stores may draw customers away from nearby existing stores and may cause our comparable store sales performance and customer counts at those existing stores to decline, which may adversely affect our overall operating results. In addition, our ability to open additional stores will be dependent on our ability to promote and/or recruit enough qualified field managers, store managers, assistant store managers and sales associates. The time and effort required to train and supervise a large number of new managers and associates may divert resources from our existing stores. If we are unable to profitably open additional stores in existing markets and limit the adverse impact of those new stores on existing stores, it may reduce our comparable store sales and overall operating results during the implementation of our expansion strategy.

We rely on Sealy and two other mattress manufacturers as our primary suppliers and the dilution of any of their brand images or deterioration of our relationship with them could adversely affect our brand and customer satisfaction and result in reduced sales and operating results.

        We rely on Sealy as our primary supplier of mattresses and during fiscal 2004 sales of Sealy products accounted for more than a majority of our mattress revenue. Because of the large volume of our business with Sealy and our use of its branding in our marketing initiatives, our success depends on the continued popularity and reputation of Sealy. Any dilution of its brand image or adverse change in our relationship with Sealy or to its financial condition, production efficiency, product development or marketing capabilities could adversely affect our own brand and the level of our customers' satisfaction, among other things, which could result in reduced sales and operating results. Under our supply agreement with Sealy, we are obligated to spend more than a majority of the amount we spend on new wholesale mattresses on Sealy-branded products. This percentage is measured over six month periods. As a result of our recent expansion of product offerings from other suppliers, we expect to fail to meet this obligation in 2005. To the extent we fail to meet this obligation in a given six month measuring period, the supply agreement provides for a cure period of an additional six months during which we may cure this default by restoring our purchases of Sealy-branded new wholesale mattresses to the requisite level. For each six month cure period in which we fail to meet this obligation, the term of the supply agreement will be extended by six months, up to a total extension of three years. If our relationship with Sealy is terminated or otherwise impaired, or if Sealy increases its prices or fails to perform its obligations under this agreement, it could have a material adverse effect on our business, financial condition and results of operations. Please see "Business—Supply Agreements" for a further discussion of our supply agreement with Sealy.

        We also rely on Tempur-Pedic and Simmons as principal suppliers. As with Sealy, any dilution of their brand images or adverse change in our relationship with either of them or to their respective financial condition, production efficiency, product development or marketing capabilities could adversely affect our business and financial condition. Under our dealer incentive agreement with Simmons expiring in June 2010, we are, among other things, required to purchase and display a minimum quantity of certain Simmons products in our stores and promote a certain share of Simmons products in our advertising. In the event of termination of the agreement prior to June 2010, for certain reasons, we would be obligated to return incentive fees received under the agreement, which would have an adverse effect on our cash flow and results of operations. In addition, in the event that Simmons were to reduce amounts that it currently contributes in connection with cooperative advertising, then the gross margin realized from sales of Simmons products would be reduced. With respect to Tempur-Pedic, our relationship is not the subject of a long-term binding contractual agreement and may be terminated effectively at any time. Since Tempur-Pedic is a leading supplier in the specialty mattress category, the loss or failure of our relationship with Tempur-Pedic could adversely affect our strategy of expanding our product offerings in that high-growth category. This risk also applies to the extent that our pilot program with Select Comfort does not succeed.

We depend on a few key employees, and if we lose the services of certain of our principal executive officers, especially Gary T. Fazio, our President and Chief Executive Officer, we may not be able to run our business effectively.

        Our future success depends in part on our ability to attract and retain key executive, merchandising, marketing and sales personnel. Our executive officers include Gary T. Fazio, our President and Chief Executive Officer, R. Stephen Stagner, our Chief Operating Officer, James R. Black, our Executive Vice President and Chief Financial Officer, and Daniel J. McGuire, our Executive Vice President—Sales. We have an employment agreement with Mr. Fazio and we expect to have one with Messrs. Stagner and Black prior to the consummation of this offering. We do not, however, have such an agreement with any of our other executive officers or key employees, any of whom may leave us at any time and go to work for a competitor. If any executive officer or key employee ceases to be employed by us, we would have to hire additional personnel. Our ability to successfully hire other executive officers and key employees cannot be assured and may be difficult because we face competition for these professionals from our competitors, our suppliers and other companies operating in our industry. As a result, the loss or unavailability of any of our executive officers or other key employees could have a material adverse effect on us.

During fiscal 2004 we derived a majority of revenues from company-owned stores in Texas and Florida and adverse economic, weather and other conditions in these and nearby states could reduce our net sales.

        During fiscal 2004 we derived more than half of our revenues from company-owned stores located in Texas and Florida. Consequently, economic conditions, the amount of new and second home sales, weather conditions, including hurricanes, tornados and other natural disasters, energy shortages or increases in energy prices, demographic and population changes, and other factors specific to these states may have a greater impact on our results of operations than on the operations of our more geographically diversified competitors. As examples, the pattern of hurricanes that affected the Southeast United States in August and September 2004 resulted in temporary store closings in affected markets and Hurricane Katrina in August 2005 affected our markets in Baton Rouge and New Orleans. Four stores in New Orleans are closed for an unknown duration. In addition, changes in regional factors that reduce the appeal of our stores and merchandise to local consumers could reduce our net sales.

Our planned growth, continuing integration of Elite and the added obligations of being a public company may strain our business infrastructure.

        We expect to grow at a rapid pace. As we grow, we will face the risk that our existing resources and systems, including management resources, accounting and finance personnel and operating systems, may be inadequate to support our growth. We may also face new challenges, including an increase in information to be processed by our management information systems and diversion of management attention and resources away from existing operations and towards the opening of new and relocated stores and new markets. Our current growth strategy will require us to increase our management and other resources over the next few years. In addition, we continue to integrate the 50 stores acquired in the Elite acquisition, which integration has required and may continue to require management attention and resources. Heightened new standards with respect to internal accounting and other controls, as well as other resource-intensive requirements of being a public company, may further strain our business infrastructure. If we are unable to manage our planned growth and maintain effective controls, systems and procedures, we would be unable to efficiently operate and manage our business and may experience errors or information lapses affecting our public reporting, either of which could adversely affect our operations and financial condition. See also "—Risks Related to this Offering and our Stock—Requirements associated with being a public company will require significant company resources and management attention."

Our operating results are seasonal and subject to adverse weather, calendar and other circumstances, any of which that occur during periods of expected higher sales may result in disproportionately reduced sales for the entire year.

        We historically have experienced and expect to continue to experience seasonality in our net sales and net income. We generally have experienced more sales and a greater portion of income during the second and third quarters of our fiscal year due to a concentration of holidays such as Memorial Day, the Fourth of July and Labor Day occurring in the summer and a higher number of home sales occurring in autumn. During fiscal 2004, the second quarter generated approximately 25% of our net sales and approximately 15% of our pretax income from continuing operations and the third quarter generated approximately 24% of our net sales and approximately 82% of our pretax income from continuing operations, and we generated approximately 3% of our pretax income from continuing operations in the other quarters. We expect this seasonality to continue for the foreseeable future. Any decrease in our second or third quarter sales, whether because of adverse economic conditions, a slowdown in home sales, adverse weather conditions, timing of holidays within our quarters or other unfavorable circumstances, particularly as may be specific to Texas and Florida where we have a high percentage of stores, could have a disproportionately adverse effect on net sales and operating results for the entire fiscal year.

Our comparable store sales and results of operations fluctuate due to a variety of operating, industry, economic, and environmental factors and may not be fair indicators of our performance.

        Our comparable store sales and operating results have experienced fluctuations, which can be expected to continue. Our comparable store sales decreased 1.1% and increased 3.7% on an actual and pro forma basis, respectively, in fiscal 2004 over fiscal 2003. Numerous factors affect our comparable store sales results, including among others, cannibalization resulting from the opening of new stores in existing markets, the timing and rate at which we open relocated stores, weather conditions, retail trends, the retail sales environment, economic conditions, the impact of competition and our ability to execute our business strategy efficiently. As a result, comparable store sales or operating results may fluctuate from quarter to quarter, and may cause the price of our common stock to fluctuate significantly.

        Our quarterly comparable store sales and results of operations may fluctuate significantly based upon such other factors as the timing of new and relocated store openings, the relative proportion of new and relocated stores to mature stores, changes in comparable store sales, changes in advertising and other operating costs, the timing and level of markdowns, changes in our product mix and actions taken by our competitors. Consequently, we may have volatility in our net sales causing unpredictability in our operating results. Therefore, we believe period-to-period comparisons of our results may not be a fair indicator of, and should not be relied upon as a measure of, our operating performance.

We may incur costs in connection with markets from which we withdraw.

        When we have withdrawn from markets in the past, we have remained obligated under, assigned or, in the case of franchisees, often assumed leases of properties formerly occupied by our stores. Although we have been able to successfully locate sublessees for such properties in the past and have taken reserves for potential losses due to these subleases, there can be no assurance that we will be able to continue to locate sublessees or that such sublessees will not default. In the event that we fail to locate sublessees or that our sublessees default and our reserves prove to be insufficient to cover such defaults, our financial and operating results could be materially adversely effected. In addition, if we withdraw from markets in the future, we may incur losses due to sublessees' defaults on assumed leases or lease termination fees.

Our expansion strategy and our strategy to renovate and relocate stores will be dependent upon the availability of adequate capital.

        Our expansion strategy and our strategy to renovate and relocate stores will require additional capital for, among other purposes, opening new and relocated stores, renovating existing stores and entering new markets. Such expenses will include researching real estate and consumer markets, lease, inventory, property and equipment costs, integration of new stores and markets into company-wide systems and programs and other costs associated with new, renovated and relocated stores and market entry expenses and growth. If cash generated internally is insufficient to fund capital requirements, or if funds are not available under our existing credit facility with Ableco Finance LLC, which we refer to as our 2004 credit facility, we will require additional debt or equity financing. Adequate financing may not be available or, if available, may not be available on terms satisfactory to us. If we fail to obtain sufficient additional capital in the future, we could be forced to curtail our expansion, renovation and relocation strategies by reducing or delaying capital expenditures relating to new stores, renovated and relocated stores and new market entry. As a result, there can be no assurance that we will be able to fund our current plans for the opening of new stores, the expansion, renovation and relocation of existing stores or entry into new markets.

Our future expansion into new, unfamiliar markets presents increased risks that may prevent us from being profitable in these new markets.

        We plan, beginning in fiscal 2007, to enter new markets where we believe we can achieve a leadership market share within 24 to 36 months. Until we attain a leadership market share in a new market, we anticipate that the stores opened in that new market will achieve lower operating results than similarly situated stores in markets where we have achieved a leadership position. In addition to the factors described above relating to our ability to profitably open and operate new stores, factors that may affect the performance of new stores in new, unfamiliar markets include the rate of new store openings within a new market and the speed with which we achieve market leadership in that market, the success of our advertising and marketing program in new markets, our ability to hire and retain a sufficient number of qualified managers, our ability to attract customers, lack of brand familiarity and other considerations. In addition, entry into new markets may bring us into competition with new, unfamiliar competitors. We cannot assure you that we will be successful in opening or operating our stores in new markets on a profitable basis.

We may from time to time consider acquiring complementary businesses, including operations of our franchisees. Acquisitions, including our acquisition of Elite, involve a number of risks including:

  •
  failure of the acquired businesses to achieve the results we expect;

  •
  diversion of capital and management attention from operational matters;

  •
  our inability to retain key personnel of the acquired businesses;

  •
  risks associated with unanticipated events or liabilities;

  •
  the potential disruption of our existing business; and

  •
  customer dissatisfaction or performance problems at the acquired businesses.

        If we are unable to integrate or successfully manage Elite, or any other business that we may acquire in the future, we may not realize anticipated cost savings, improved efficiencies or revenue growth, which may result in reduced profitability or operating losses. In addition, we may face competition for acquisition candidates, which may limit the number of our acquisition opportunities and may lead to higher acquisition prices. Moreover, acquisitions of businesses may require the issuance of additional equity financing, which would result in dilution of our existing stockholders. The realization of all or any of the risks described above could materially and adversely affect our reputation and our results of operations.

Our future growth and profitability will be dependent in part on the effectiveness and efficiency of our advertising expenditures.

        Our advertising expenditures, which are the largest component of our selling, general and administrative expenses, have increased in recent years and are expected to continue to increase for the foreseeable future. We cannot assure you that our planned increases in advertising expenditures will result in increased sales, levels of brand name awareness or market share or that we will be able to manage such advertising expenditures on a cost-effective basis. We have shifted our focus from print advertising to radio and television advertising. Due to high costs, it may take twelve months or longer following the launch of a radio or television campaign to recover the associated costs and achieve a return, if any, on the investment. Should we fail to realize the anticipated benefits of our advertising program, or should we fail to effectively manage advertising costs, this could have a material adverse effect on our growth prospects and profitability.

There can be no assurance that our warranty claims and comfort exchange return rates will remain within acceptable levels.

        Under the terms of our supply agreements with most of our major suppliers, we currently are financially responsible for returns resulting from product defects. In addition, we provide our customers with a 90-day comfort satisfaction guarantee whereby, from 30 days to 90 days from the date of original purchase, if the new mattress is uncomfortable, we will exchange it for a mattress of equal or similar quality, subject to an exchange fee. While we establish reserves at the time of sale for these exposures, there can be no assurance that our warranty claims and comfort exchange return rates will remain within acceptable levels. An increase in warranty claims and comfort exchange return rates could have a material adverse effect on our business, financial condition and operating results.

We depend on a number of suppliers, and any failure by any of them to supply us with products may impair our inventory and adversely affect our ability to meet customer demands, which could result in a decrease in net sales.

        Except for Sealy and Simmons, we typically do not maintain long-term purchase contracts with suppliers, but instead operate principally on a purchase order basis. Our current suppliers may not continue to sell products to us on acceptable terms or at all, and we may not be able to establish relationships with new suppliers to ensure delivery of products in a timely manner or on terms acceptable to us.

        We may not be able to acquire desired merchandise in sufficient quantities on terms acceptable to us in the future. Our business could also be adversely affected if there were delays in product shipments to us due to freight difficulties, financial difficulties with our major suppliers, delays due to the difficulties of our suppliers involving strikes or other difficulties at their principal transport providers or otherwise. We are also dependent on suppliers for assuring the quality of merchandise supplied to us. Our inability to acquire suitable merchandise in the future or the loss of one or more of our suppliers and our failure to replace them may harm our relationship with our customers and our ability to attract new customers, resulting in a decrease in net sales.

If we determine that our goodwill or other acquired intangible assets are impaired, we may have to write off all or part of the impaired assets.

        Goodwill represents the aggregate purchase price paid by us in acquisitions accounted for as a purchase over the fair value of the net assets acquired. Intangible assets may result from the allocation of purchase price in an acquisition. Under Statement of Financial Accounting Standards No. 142, we no longer amortize these assets, but perform annual impairment reviews. In the event that facts and circumstances indicate that these assets may be impaired, an evaluation of recoverability would be performed. If a write-down to market value of all or part of these assets becomes necessary, our accounting results and net worth would be adversely affected. As of May 3, 2005, our total goodwill and acquired intangible assets were approximately $36.6 million.

Our success is highly dependent on our ability to provide timely delivery to our customers, and any disruption in our delivery capabilities, our related planning and control processes or the flow of our imported products may adversely affect our operating results.

        An important part of our success is due to our ability to deliver mattresses and bedding related products quickly to our customers. This in turn is due to our successful planning and distribution infrastructure, including merchandise ordering, transportation and receipt processing, and the ability of our suppliers to meet our distribution requirements. Our ability to maintain this success depends on the continued identification and implementation of improvements to our planning processes, distribution infrastructure and supply chain. We also need to ensure that our distribution infrastructure and supply chain keep pace with our anticipated growth and increased number of stores. The cost of these enhanced processes could be significant and any failure to maintain, grow or improve them could adversely affect our operating results.

        In addition, a disruption in the shipping of our imported products, primarily bedroom furniture and other bedding related products, or an increase in the costs of those products may decrease our sales and profits. Risks associated with our reliance on imported products include, among others, (1) disruptions in the shipping and importation of imported products because of factors such as problems with oceanic shipping and increased inspections of import shipments and (2) increases in the cost of purchasing or shipping foreign merchandise from import duties, quotas or other trade sanctions or restrictions or increases in shipping rates.

We are a holding company with no business operations of our own and depend on cash flow from our subsidiaries to meet our obligations.

        We are a holding company with no business operations of our own or material assets other than the stock of our subsidiaries. Accordingly, all our operations are conducted by our subsidiaries. As a holding company, we require dividends and other payments from our subsidiaries to meet cash requirements. The terms of our credit facility prohibit our subsidiaries from paying dividends and otherwise transferring cash or other assets to us. If our subsidiaries are unable to pay us dividends or make other payments to us when needed, we will be unable to pay dividends or satisfy our obligations.

We may not be able to successfully anticipate consumer trends and our failure to do so may lead to loss of consumer acceptance of the products we sell, resulting in reduced net sales.

        Our success depends on our ability to anticipate and respond to changing trends and consumer demands in a timely manner. If we fail to identify and respond to emerging trends, consumer acceptance of the merchandise we sell and our image with current or potential customers may be harmed, which could reduce our net sales. For example, the Company has responded to the recent trend in favor of specialty bedding products and sleep systems, such as visco-elastic foam mattresses, by entering into new arrangements with suppliers and reallocating store display space without certainty of success or that existing relationships with conventional mattress suppliers will not be jeopardized. Additionally, if we misjudge market trends, we may significantly overstock unpopular products and be forced to take significant inventory markdowns, which would have a negative impact on our gross profit and cash flow. Conversely, shortages of models that prove popular could reduce our net sales.

Risks Related to Our Controlling Stockholder

Sun Mattress, an affiliate of Sun Capital, will continue to own a controlling interest in our company and may have interests that differ from those of our other stockholders.

        As of July 31, 2005, Sun Mattress, an affiliate of Sun Capital, owned approximately 85% of the outstanding shares of our common stock. Immediately following this offering, it will own approximately    % of our outstanding common stock, or approximately    % if the underwriters exercise their over-allotment option in full. Investors in this offering will not be able to affect the outcome of any stockholder vote requiring majority vote at least for so long as Sun Mattress owns a majority of our outstanding common stock. As a result, Sun Mattress, and indirectly Sun Capital, will be able to influence or control all matters affecting us, including:

  •
  the composition of our entire board of directors, including the number of directors associated with Sun Capital or other companies that are affiliates of Sun Capital;

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  any determination with respect to our business direction and policies, including the appointment and removal of officers;

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  any determinations with respect to mergers, business combinations or other matters requiring majority stockholder approval;

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  our acquisition or disposition of assets;

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  our financing; and

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  the payment of dividends on our common stock.

        Sun Mattress may have interests that differ from yours and may vote in a way with which you disagree and that may be adverse to your interests. Among other things, its influence over our affairs may adversely affect the price of our common stock due to investors' perception that conflicts of interest may arise. The concentration of stock ownership could also delay, prevent or deter a change in our control or otherwise discourage a potential acquirer from attempting to obtain control of us, which may deprive our stockholders of an opportunity to receive a premium for their common stock.

Members of our Board of Directors have relationships with Sun Capital or its affiliates that may influence their decisions.

        In addition to Gary T. Fazio, we currently anticipate that, following the consummation of this offering, the other members of our board of directors will be: Rodger R. Krouse and Marc J. Leder, each of whom is a co-founder and managing director of Sun Capital, C. Daryl Hollis, Patrick J. Sullivan and George R. Rea, each of whom serves as a director for at least one other company that is an affiliate of Sun Capital, Gilbert W. Harrison and T. Scott King. Mr. King is a Managing Director of Sun Capital. In addition, George R. Rea has a limited partnership or other beneficial ownership interest in an investment fund managed by Sun Capital and a company that is an affiliate of Sun Capital. These relationships with Sun Capital or its affiliates and any compensation they may receive therefrom may influence their decisions that affect both us and Sun Capital or its affiliates. Accordingly, our stockholders may not have the same protections afforded to stockholders of companies that have at least a majority of directors without similar relationships with a controlling stockholder.

Risks Related to Our Industry

A downturn in the economy or certain aspects thereof may affect consumer purchases of discretionary items and could harm our operating results.

        In general, our sales represent discretionary spending by our customers. Discretionary spending on our products is affected by many factors, including general economic conditions and matters that affect such conditions. For example, economic conditions that reduce the growth in home building and home buying may adversely affect the demand for our products, which are purchased on a discretionary basis to furnish homes. Conditions that could have such adverse effect include increases in interest rates, inflation, increases in consumer debt levels or other factors that may result in less availability of credit, consumer trends away from new or second home purchases, higher energy prices that could discourage larger or second home buying, higher unemployment, and other economic developments or circumstances that could adversely affect consumer confidence. In particular, as with the events of September 11, 2001, the prospect or actuality of further terrorist attacks could have an adverse effect on the economy in the United States in general and on consumer confidence and home buying and furnishing trends in particular, which could cause a short and/or long term reduction in the demand for our products. In addition, purchases of discretionary items, including the products we sell, could decline during periods when disposable income is lower or during periods of actual or perceived unfavorable economic conditions. If this occurs, our operating results could suffer.

Our ability to grow and remain profitable may be limited by direct or indirect competition in the retail bedding industry, which is competitive and fragmented.

        The retail bedding industry in the United States is highly competitive and highly fragmented. Participants in the bedding industry compete primarily based on store location, service, price, product selection, brand name recognition and advertising. There can be no assurance that we will be able to continue to compete favorably with our competitors in these areas.

        Our store competitors include regional and local specialty retailers of bedding (such as Mattress Giant and American Mattress), national and regional chains of retail furniture stores carrying bedding (such as Haverty's and Rooms-To-Go), department store chains with bedding departments (such as Federated Stores, Sears and JC Penney) and factory direct stores (such as Original Mattress). In the past, we have faced periods of heightened competition that materially affected our results of operations. Certain of our competitors have substantially greater financial and other resources than us. Accordingly, we may face periods of intense competition in the future that could have a material adverse effect on our planned growth and future results of operations. In addition, the barriers to entry into the retail bedding industry are relatively low. New or existing bedding retailers could enter our markets and increase the competition we face. Competition in existing and new markets may also prevent or delay our ability to gain relative market share, which could have a material adverse effect on our planned growth and future results of operations. For additional information about the competition we may face, see "Business—Industry and Competition."

Our future success depends on our ability to continue to attract qualified employees.

        Our future success depends in large part upon our ability to attract, train, retain and motivate employees. Qualified individuals of the requisite caliber and number needed to fill positions are in short supply in some areas and the industry is characterized by high levels of employee attrition. Although we believe we offer competitive salaries and benefits, we may have to increase spending in order to retain personnel. We believe that our industry is characterized by sales personnel that have not been sufficiently incentivized with career and other opportunities, which failures have resulted in particular difficulties in consistency, quality of performance, sales effectiveness and attrition.

We are subject to government regulation which could impose substantial costs on our operations or reduce our operational flexibility.

        Our operations are subject to state and local consumer protection regulations and other laws relating specifically to the bedding industry. Bedding industry regulations vary among the states in which we operate but generally impose requirements as to the proper labeling of bedding merchandise, restrictions regarding the identification of merchandise as "new" or otherwise, controls as to hygiene and other aspects of product handling, sales and resales and penalties for violations. With respect to this regulation, we may be required to incur significant expense to the extent that these regulations change and require new and different compliance measures that are not uniformly implemented at the company level. In addition, failure to comply with these various regulations may result in penalties, the inability to conduct business as previously conducted or at all, and/or adverse publicity, among other things.

        We are also subject to Federal Trade Commission and state laws regarding the offering of franchises and their operations and management. State franchise laws may delay or prevent us from terminating a franchise or withholding consent to renew or transfer a franchise. We may, therefore, be required to retain an underperforming franchise and may be unable to replace the franchise, which could have an adverse effect on franchise revenues. Although we believe that we are in substantial compliance with these bedding industry and franchise regulations, we may be required in the future to incur expense and/or modify our operations in order to ensure such compliance.

Risks Related to Our Franchises

A substantial amount of our income is generated from our franchisees and our income could decrease significantly if our franchisees do not conduct their operations profitably or we fail to attract new franchisees.

        As of July 31, 2005, approximately 18% of our stores were operated by franchisees. During fiscal 2004 and the first quarter of fiscal 2005 we derived $3.3 million and $0.4, respectively, from franchise fees and royalties. On a pro forma basis, after giving effect to the Elite acquisition, we would have derived $1.6 million and $0.4 for the same periods. Franchisees are independent contractors and are not our employees. We provide training and support to franchisees, but the quality of franchised store operations may be diminished by any number of factors beyond our control. The closing of franchised stores, the failure of franchisees to comply with our standard operating procedures and effectively run their operations or the failure of franchisees to hire and adequately train qualified managers and other personnel could adversely affect our image and reputation, and the image and reputation of other franchisees, and could reduce the amount of our franchise revenues. These factors could have a material adverse effect on our financial condition and results of operations. In addition, litigation with franchisees that may arise from time to time could be costly and the outcome thereof would be difficult to predict.

We may be unable to audit or otherwise independently monitor the results of our franchisees, which could adversely affect our results of operations.

        Franchisees pay us franchise fees and royalties as a percentage of their revenues. Although the agreements with our franchisees give us the right to audit their books and records, we may not be able to audit or otherwise readily and independently monitor franchisee performance on a regular basis or at all. As a result, we may experience delays or failures in discovering and/or recouping underpayments. In addition, to the extent that we rely on the integrity of the financial and other information from our franchisees, we may experience difficulties with respect to internal control, measurement and reporting of our franchise fee and royalty receipts and receivables.

If our franchisees cannot develop or finance new stores, build them on suitable sites or open them on schedule, our growth and success may be impeded.

        Franchisees may not have access to the financial or management resources that they need to open stores, or be able to find suitable sites on which to develop them. Franchisees may not be able to negotiate acceptable lease or purchase terms for the sites, obtain the necessary permits and government approvals or meet construction schedules. Any of these problems could slow our growth and reduce our franchise revenues. Our franchisees depend upon their own cash flows from operations in order to construct and open new stores. If franchisees do not have cash available from operations or if financing becomes difficult for franchisees to obtain, the number and rate of new store openings by our franchisees could decline, adversely affecting our future franchise revenues.

If our franchisees default on obligations they have to us and others, it could harm our business and financial condition.

        Prior to fiscal 2001, we provided financing to franchisees for the costs they incurred to establish their franchise operations pursuant to the terms of unsecured promissory notes, some of which remain outstanding. Payments under outstanding promissory notes are receivable in monthly installments based on a percentage of the franchisees' profits. In addition, we have guaranteed our franchisees' obligations under certain of their real estate leases. If our franchisees default on their obligations to repay the outstanding promissory notes or fail to meet their lease obligations, our financial condition and results of operations could be adversely affected.

Risks Related to this Offering and our Stock

Requirements associated with being a public company will require significant company resources and management attention.

        Prior to this offering, we had not been subject to the reporting requirements of the Securities Exchange Act of 1934, or the other rules and regulations of the SEC or any securities exchange relating to public companies. We are working with independent legal, accounting and financial advisors to identify those areas in which changes should be made to our financial and management control systems to manage our growth and our obligations as a public company. These areas include corporate governance, corporate control, internal audit, disclosure controls and procedures and financial reporting and accounting systems. We have made, and will continue to make, changes in these and other areas, including our internal controls over financial reporting. However, we cannot assure you that these and other measures we may take will be sufficient to allow us to satisfy our obligations as a public company on a timely basis.

        In addition, compliance with reporting and other requirements applicable to public companies will create additional costs for us, will require the time and attention of management and will require the hiring of additional personnel and outside consultants. We cannot predict or estimate the amount of the additional costs we may incur, the timing of such costs or the degree to which our management's attention will be consumed by these matters. However, to the extent that such costs are incurred during the period in which this offering is consummated, they would be exacerbated by our payment to Sun Capital Partners Management, LLC of a one-time cash payment of $2.45 million in consideration for the termination of our Management Services Agreement. The one-time cash payment will be expensed in our results of operations in the period in which it is paid and could result in a reduction of earnings in that period in comparison to the prior year period. See "Related Party Transactions—Relationship with Sun Capital—Management Services Agreement."

        In addition, being a public company could make it more difficult or more costly for us to obtain certain types of insurance, including directors' and officers' liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. The impact of these events could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as executive officers.

We will be exposed to risks relating to evaluations of our internal control over financial reporting required by Section 404 of the Sarbanes-Oxley Act of 2002 and related rules and regulations.

        Following this offering, we will begin evaluating our internal controls systems to allow management to report on, and our independent auditors to attest to, our internal control over financial reporting. We will be performing the system and process evaluation and testing (and any necessary remediation) required to comply with the management certification and auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and related rules and regulations. We are required to comply with Section 404 by no later than January 30, 2007. However, we cannot be certain as to the timing of completion of our evaluation, testing and remediation actions or the impact of the same on our operations. Furthermore, upon completion of this process, we may identify control deficiencies of varying degrees of severity under applicable SEC and Public Company Accounting Oversight Board (PCAOB) rules and regulations that remain unremediated. As a public company, we will be required to report, among other things, control deficiencies that constitute a "material weakness" or changes in internal controls that, or are reasonably likely to, materially affect our internal control over financial reporting. A "material weakness" is a significant deficiency, or combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. If we fail to implement the requirements of

Section 404 in a timely manner, we might be subject to sanctions or investigation by regulatory authorities such as the SEC or The Nasdaq National Market, and if we fail to remedy any material weakness, our financial statements may be inaccurate, our reports filed with the SEC may be late, we may face restricted access to the capital markets and our stock price may be adversely affected.

Our stock price could be extremely volatile and, as a result, you may not be able to resell your shares at or above the price you paid for them.

        Before this offering there has not been a public market for our common stock, and an active public market for our common stock may not develop or be sustained after this offering. In addition, the stock market in general, and the market for stocks of some specialty retailers in particular, has been highly volatile. As a result, the market price of our common stock is likely to be similarly volatile, and investors in our common stock may experience a decrease, which could be substantial, in the value of their stock, including decreases unrelated to our operating performance or prospects, and could lose part or all of their investment. The price of our common stock could be subject to wide fluctuations in response to a number of factors, including those described elsewhere in this prospectus and others such as:

  •
  variations in our operating performance and the performance of our competitors;

  •
  actual or anticipated fluctuations in our quarterly or annual operating results;

  •
  changes in our net sales, comparable store sales or earnings estimates or recommendations by securities analysts;

  •
  publication of research reports by securities analysts about us or our competitors or our industry;

  •
  our failure or the failure of our competitors to meet analysts' projections or guidance that we or our competitors may give to the market;

  •
  additions and departures of key personnel;

  •
  strategic decisions by us or our competitors, such as acquisitions, divestitures, spin-offs, joint ventures, strategic investments or changes in business strategy;

  •
  the passage of legislation or other regulatory developments affecting us or our industry;

  •
  speculation in the press or investment community;

  •
  changes in accounting principles;

  •
  terrorist acts, acts of war or periods of widespread civil unrest; and

  •
  changes in general market and economic conditions.

        Since we are a specialty retailer in a single industry, we are especially vulnerable to these factors to the extent that they affect our industry or our products, or to a lesser extent our markets. Other retailers with more diversified product offerings may not be similarly at risk. For example, department stores that experience adverse developments regarding their bedding products may be better able to absorb the adverse effects. In the past, securities class action litigation has often been initiated against companies following periods of volatility in their stock price. This type of litigation could result in substantial costs and divert our management's attention and resources, and could also require us to make substantial payments to satisfy judgments or to settle litigation.

There may be sales of a substantial amount of our common stock after this offering by our current stockholders, and these sales could cause the price of our common stock to fall.

        Mattress Firm and each of its directors, executive officers and stockholders have entered into a lock-up agreement with William Blair & Company, L.L.C. on behalf of the underwriters which regulates their sales of our common stock for a period of 180 days after the date of this prospectus, subject to certain exceptions and automatic extensions in certain circumstances. See "Shares Eligible for Future Sale–Lock-up Agreements." Sales of substantial amounts of our common stock in the public market after this offering, or the perception that such sales will occur, could adversely affect the market price of our common stock and make it difficult for us to raise funds through securities offerings in the future. A substantial number of outstanding shares of common stock and shares issuable upon exercise of outstanding options and warrants will become available for resale in the public market at prescribed times. Of the            shares to be outstanding after the offering, the            shares offered by this prospectus will be eligible for immediate sale in the public market without restriction by persons other than our affiliates. The remaining    %, or            shares, of our total outstanding shares will become available for resale in the public market as shown in the chart below.

Number of Shares	Date Available for Resale
180 days after this offering ( , 2006), subject to certain exceptions and automatic extensions in certain circumstances.
Various dates beginning in , 2006.

        Beginning 180 days after this offering, subject to certain exceptions and automatic extensions in certain circumstances, holders of            shares of our common stock may require us to register their shares for resale under the federal securities laws, and holders of an additional            shares of our common stock would be entitled to have their shares included in any such registration statement, all subject to reduction upon the request of the underwriter of the offering, if any. See "Related Party Transactions—Relationship with Sun Capital—Registration Agreement." Registration of those shares would allow the holders to immediately resell their shares in the public market. Any such sales or anticipation thereof could cause the market price of our common stock to decline.

        In addition, after this offering, we intend to register            shares of common stock that are subject to outstanding options or reserved for issuance under our 2003 Stock Option Plan and 2005 Equity Compensation Plan. For more information, see "Shares Eligible for Future Sale—Registration Statements on Form S-8."

        In connection with the Elite acquisition, we granted to Elite's former shareholders warrants to purchase an aggregate of            shares of our common stock, which warrants are exercisable to the extent that the options to purchase    shares of common stock under our 2003 Stock Option Plan are actually exercised. Also in connection with the Elite acquisition, we agreed to issue up to an aggregate of            additional shares of common stock and additional warrants to purchase up to            shares of common stock on an earnout basis as further described under "Related Party Transactions—Elite Acquisition." Registration of those shares would allow the holders to immediately resell their shares in the public market. Any such sales or anticipation thereof could cause the market price of our common stock to decline.

The transfer or potential transfer by Sun Mattress of our stock could adversely affect the market price of our stock.

        Immediately following this offering, Sun Mattress will own approximately    % of our outstanding common stock, or approximately    % if the underwriters exercise their over-allotment option in full. During the 180-day lock up period immediately following the date of this prospectus (as such period may be extended in certain circumstances), Sun Mattress may transfer its shares only with the consent of William Blair & Company, L.L.C. See "Shares Eligible for Future Sale—Lock-up Agreements." After the lock-up period, Sun Mattress will not be contractually prohibited from transferring our common stock, whether to owners of Sun Capital or third parties, and will have no obligation to retain its controlling interest in our company. In addition, following the lock-up period, Sun Mattress will have rights to cause us to register its shares and pay for all costs related to such registration. See "Related Party Transactions—Relationship with Sun Capital—Registration Agreement". Except for the brief lock-up period, there can be no assurance as to how long Sun Mattress will maintain its beneficial ownership of our common stock after the offering. A transfer by Sun Mattress of a large interest in us, or a perception that such a transfer could occur, could cause the market price of our common stock to decline significantly.

Provisions in our charter documents and Delaware law may deter takeover efforts that you feel would be beneficial to stockholder value.

        In addition to Sun Mattress's ownership of a controlling percentage of our common stock, our certificate of incorporation and bylaws and Delaware law contain provisions which could make it harder for a third party to acquire us, even if doing so might be beneficial to our stockholders. These provisions include a classified board of directors and limitations on actions by our stockholders. In addition, our board of directors has the right to issue preferred stock without stockholder approval that could be used to dilute a potential hostile acquiror. Delaware law also imposes some restrictions on mergers and other business combinations between us and any holder of 15% or more of our outstanding common stock. As a result, you may lose your ability to sell your stock for a price in excess of the prevailing market price due to these protective measures and efforts by stockholders to change the direction or management of the company may be unsuccessful. See "Description of Capital Stock."

If you purchase shares in this offering, you will suffer immediate and substantial dilution.

        If you purchase shares of our common stock in this offering, you will incur immediate and substantial dilution in the pro forma book value of your stock, which would have been $            per share as of May 3, 2005 based on an assumed initial public offering price of $            per share (the mid-point of the offering range shown on the cover of this prospectus), because the price that you pay will be substantially greater than the net tangible book value per share of the shares you acquire. You will experience additional dilution upon the exercise of options and warrants to purchase our common stock, including those options and warrants currently outstanding and those granted in the future, and the issuance of restricted stock or other equity awards under our stock incentive plans. To the extent we raise additional capital by issuing equity securities or are required to issue additional equity securities to certain of Elite's former shareholders pursuant to the earnout arrangement discussed under "Related Party Transactions", our stockholders will experience substantial additional dilution. See "Dilution."

FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements within the meaning of federal securities laws that relate to future events or our future financial performance. In many cases, you can identify forward-looking statements by terminology such as "may," "would," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "intend," "potential" or "continue" or the negative of these terms or other comparable terminology. These forward-looking statements are made based on our management's expectations and beliefs concerning future events affecting us and are subject to uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control. These uncertainties and other factors could cause our actual results to differ materially from those matters expressed or implied by these forward-looking statements.

        Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Important factors that may cause actual results to differ materially from the results expressed or implied by these forward-looking statements are set forth under "Risk Factors." All forward-looking statements in this prospectus are based on information available to us on the date of this prospectus. We undertake no obligation, except as may be required by law, to publicly update or revise any of the forward-looking statements, whether as a result of new information, future events or otherwise.

        Some of the important factors that could cause our actual results, performance or financial condition to differ materially from expectations are:

  •
  our ability to profitably open and operate new stores;

  •
  our intent to aggressively open additional stores, including relocations of existing stores, in our existing markets;

  •
  our relationship with Sealy and certain other mattress manufacturers as our primary suppliers;

  •
  our dependence on a few key employees;

  •
  our reliance on a majority of revenues from stores in Texas and Florida;

  •
  the effect of our planned growth and the continuing integration of Elite on our business infrastructure;

  •
  the impact of seasonality on our financial results and comparable store sales;

  •
  fluctuations in our comparable store sales from quarter to quarter;

  •
  our incurrence of costs in connection with markets from which we withdraw;

  •
  our ability to raise adequate capital to support our expansion strategy;

  •
  our future expansion into new, unfamiliar markets;

  •
  our success in pursuing strategic acquisitions;

  •
  the effectiveness and efficiency of our advertising expenditures;

  •
  our success in keeping warranty claims and comfort exchange return rates within acceptable levels;

  •
  our dependence on a number of suppliers;

  •
  the possible impairment of our goodwill or other acquired intangible assets;

  •
  our ability to timely deliver our products;

  •
  our status as a holding company with no business operations;

  •
  our ability to anticipate consumer trends;

  •
  risks related to our controlling stockholder, including the ability of Sun Capital to influence or control all matters affecting us, and the relationships of some of the members of the Board of Directors with Sun Capital or its affiliates;

  •
  risks related to our industry, including downturns in the economy, heightened competition, our ability to attract qualified employees and changes in applicable regulations;

  •
  risks related to our franchises, including our lack of control over their operations, their ability to finance and open new stores and our liabilities if they default on note or lease obligations; and

  •
  risks related to this offering and our stock.

USE OF PROCEEDS

        Our net proceeds from the sale of            shares of common stock in this offering at an assumed initial public offering price of $            per share (the mid-point of the range on the cover of this prospectus) are estimated to be approximately $            million, after deducting the estimated underwriting discount and offering expenses payable by us. The sale of common stock in this offering by the selling stockholders will be for their own account, and we will not receive any proceeds from such sale.

        We intend to use $30.0 million of the net proceeds of this offering to repay in full our 2004 credit facility. An additional $2.45 million is to be paid in connection with the termination of our Management Services Agreement with Sun Capital Partners Management, LLC and the balance of the net proceeds we intend to use for working capital and other general corporate purposes, including possible acquisitions.

        As of July 5, 2005, we owed $30.0 million under our 2004 credit facility. The interest rate applicable to all loans under our 2004 credit facility is 4.75% plus the greater of the prime rate in effect from time to time and 4.0% per year. As of July 5, 2005, the interest rate under our 2004 credit facility was 10.75%. All unpaid principal on the loans under our 2004 credit facility is due in March 2007.

        From time to time, in the ordinary course of business, we evaluate possible acquisitions of, or investments in, businesses that are complementary to our business. We currently have no arrangements, agreements or understandings for any such acquisitions or investments, and have not identified any businesses that we currently intend to acquire or with respect to which we currently intend to use the proceeds of this offering.

        The amounts and timing of our use of the proceeds of this offering will depend upon numerous factors, including the amount of proceeds actually raised in this offering, the timing of any acquisitions we complete, the availability of debt financing and the amount of cash generated by our operations. Until the proceeds from this offering are used as described above, we intend to invest them in short-term, investment-grade securities.

        The above description represents our present intentions based on our current plans and business conditions. Unforeseen events or changed business conditions, however, could result in the application of the net proceeds from this offering in a manner other than as described in this prospectus. Our management will have broad discretion to allocate the net proceeds from this offering.

DIVIDEND POLICY

        We did not pay a cash dividend in respect of our common stock in fiscal 2002, fiscal 2003, fiscal 2004 or the 13 weeks ended May 3, 2005. We anticipate that we will retain future earnings, if any, to finance the continued development and expansion of our business. We do not anticipate paying cash dividends in the future and our ability to pay dividends, if any, in the future would be dependent on our receipt of cash dividends from our subsidiaries. In addition, our 2004 credit facility restricts us from paying dividends. Any future determination with respect to the payment of dividends will be dependent upon, among other things, our earnings, capital requirements, the terms of our then existing indebtedness, applicable requirements of Delaware corporate law, general economic conditions and other factors considered relevant by our board of directors.

CAPITALIZATION

        The following table sets forth our capitalization as of May 3, 2005 on (1) an actual basis and (2) on a pro forma basis, giving effect to this offering and the application of the net proceeds therefrom as described in "Use of Proceeds."

        This table should be read in conjunction with "Use of Proceeds," "Unaudited Pro Forma Consolidated Financial and Operating Data," "Selected Consolidated Financial and Operating Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes appearing elsewhere in this prospectus.

	As of May 3, 2005
	Actual	Pro Forma
	(In thousands, except share and per share amounts)
Cash and cash equivalents	$2,401	$

2004 credit facility, including current portion	30,433		—
Elite subordinated promissory notes, including current portion and unamortized discount	1,235
Other long-term debt including current portion	564

Total debt	32,232

Stockholders' equity:
Preferred stock, par value $0.001 per share, authorized, no shares outstanding on an actual or pro forma basis	—		—
Common stock, par value $0.001 per share, shares authorized, shares outstanding on an actual basis, shares outstanding on a pro forma basis	1
Additional paid-in capital	7,605
Retained earnings	1,080

Total stockholders' equity	8,686

Total capitalization	$40,918	$

DILUTION

        Our net tangible book value as of May 3, 2005 was $                  million, or $                  per share of common stock, before giving effect to this offering. Net tangible book value per share represents the amount of total tangible assets less total liabilities, divided by the number of outstanding shares of common stock.

        After giving effect to the sale of            shares of common stock offered by us pursuant to this prospectus at an assumed initial public offering price of $            per share (the mid-point of the offering range shown on the cover of this prospectus), less the estimated underwriting discount and offering expenses payable by us, our pro forma net tangible book value at May 3, 2005 would have been $                  million, or $            per share. This represents an immediate increase in the net tangible book value to existing stockholders of $            per share and an immediate dilution to new investors of $            per share. The following table illustrates this dilution on a per share basis:

Assumed initial public offering price per share		$
Net tangible book value per share as of May 3, 2005	$
Increase per share attributable to new investors	$

As adjusted net tangible book value per share after this offering		$

Dilution per share to new investors		$

        The following table summarizes, as of May 3, 2005, the difference between the number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid (1) by our existing stockholders; and (2) by the new investors purchasing stock in this offering, in each case, based on an assumed initial public offering price of $                   per share:

	Shares Purchased			Total Consideration
Average Price Per Share
	Number	Percent		Amount	Percent
Existing stockholders			%			%	$
New investors

Total		100.0%			100.0%

        The table and calculations above are based upon the number of shares of our common stock issued and outstanding on May 3, 2005, and excludes shares of our common stock issuable upon exercise of options and warrants outstanding on May 3, 2005 and shares of our common stock issuable pursuant to an earnout arrangement entered into in connection with the Elite acquisition. To the extent options and warrants outstanding as of May 3, 2005, and warrants issuable in the future under existing obligations, each with an exercise price per share less than the assumed initial public offering price, are exercised and the underlying shares are issued, there will be further dilution to new investors. To the extent that shares of our common stock are issued pursuant to the earnout arrangement, there will be additional dilution.

 UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL AND OPERATING DATA

        The following unaudited pro forma consolidated financial data have been derived by the application of pro forma adjustments to our historical consolidated financial statements included elsewhere in this prospectus. The unaudited pro forma operations data have been derived from the unaudited pro forma consolidated financial data. We are providing the following unaudited pro forma financial information because the effects of the Elite acquisition and this offering on our financial information are material.

        The historical consolidated results of operations of Mattress Holding for the 13 weeks ended May 4, 2004 have been restated to correct the accounting for leases with respect to the lease terms that we use to depreciate our leasehold improvements, amortize deferred lease inducements and calculate straight-line rents. See Note 3 to our consolidated financial statements included elsewhere in this prospectus.

        The unaudited pro forma consolidated statements of operations and operating data for the year ended February 1, 2005 and the 13 weeks ended May 4, 2004 and May 3, 2005, give effect to the Elite acquisition, the sale of            shares of common stock by us pursuant to this offering and the application of the net proceeds therefrom as described in "Use of Proceeds," as if this offering had occurred on February 4, 2004 (the beginning of fiscal 2004). The unaudited pro forma consolidated balance sheet data as of May 3, 2005 give effect to the sale of            shares of common stock by us pursuant to this offering and the application of the net proceeds therefrom as described in "Use of Proceeds," as if the offering had occurred on that date.

        The adjustments to the unaudited pro forma financial data are based upon valuations and other studies that have not been completed but that management believes to be reasonable. The unaudited pro forma financial data are for informational purposes only and do not purport to represent or be indicative of actual results that would have been achieved had the transactions described above actually been completed on the dates indicated and do not purport to be indicative or to forecast what our balance sheet data, results of operations, cash flows or other data will be as of any future date or for any future period. A number of factors may affect our results. See "Forward-Looking Statements" and "Risk Factors."

        The pro forma adjustments are based on preliminary estimates and currently available information and assumptions that management believes are reasonable. The final allocation of shares of common stock to be offered by us in this offering may affect the pro forma adjustments. The notes to the unaudited pro forma balance sheet data and statement of operations data provide a detailed discussion of how such adjustments were derived and presented herein. The following data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Selected Consolidated Financial and Operating Data" and the consolidated financial statements and related notes thereto included elsewhere in this prospectus.

 MATTRESS HOLDING CORP.
UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEETS
As of May 3, 2005
(in thousands)

	Historical Mattress Holding	Offering Adjustments		Pro Forma
Assets
Current assets:
Cash and cash equivalents	$2,401	$—		$2,401
Accounts receivable, net:
Retail and franchise operations	3,787	—		3,787
Tenant allowance reimbursements and other	1,461	—		1,461
Inventories	13,268	—		13,268
Deferred income taxes	957	—		957
Prepaid expenses and other current assets	4,688	—		4,688

Total current assets	26,562	—		26,562
Property and equipment, net	32,237	—		32,237
Acquired intangible assets	7,418	—		7,418
Goodwill	28,816	—		28,816
Debt issue costs and other assets, net	1,935	(813	)(1)	1,122

Total assets	$96,968	$(813)		$96,155

Liabilities and Stockholders' Equity
Current liabilities:
Notes payable and current maturities of long-term debt	$2,680	$(1,675	)(2)	$1,005
Accounts payable	22,764	—		22,764
Accrued liabilities	11,488	2,450	(3)	13,938
Customer deposits	2,685	—		2,685

Total current liabilities	39,617	775		40,392
Long-term debt, net of current maturities	29,552	(28,758	)(2)	794
Deferred income taxes	1,083	—		1,083
Other noncurrent liabilities	18,030	(726	)(1)	17,304

Total liabilities	88,282	(28,709)		59,573

Commitments and contingencies
Stockholders' equity:
Common stock and additional paid in capital	7,606	30,433	(2)	38,039
Retained earnings	1,080	(2,537	)(4)	(1,457)

Total stockholders' equity	8,686	27,896		36,582

Total liabilities and stockholders' equity	$96,968	$(813)		$96,155

See Notes to Unaudited Pro Forma Consolidated Financial and Operating Data

 MATTRESS HOLDING CORP.
UNAUDITED PRO FORMA CONSOLIDATED RESULTS OF OPERATIONS
Year Ended February 1, 2005

Historical
Mattress Holding
Elite
Fiscal Year Ended February 1, 2005
Year Ended December 31, 2004	Adjustments to Conform Periods(5)	Elite Acquisition Adjustments	Offering Adjustments	Pro Forma Consolidated
(Amounts in thousands, except share and income (loss) per share data, square feet and sales per square foot data)
Net sales	$180,271	$61,974	$(4,447)	$—	$—	$237,798
Costs of sales	108,833	37,041	(2,667)	98	(6)	—	143,305

Gross profit from retail operations	71,438	24,933	(1,780)	(98)	—	94,493
Franchise fees and royalty income	3,255	—	—	(1,665	)(7)	—	1,590

74,693	24,933	(1,780)	(1,763)	—	96,083

Operating expenses:
Selling and advertising	56,933	16,112	(1,228)	—	—	71,817
General and administrative	15,613	(8)	4,316	(301)	(120	)(9)	(611	)(10)	18,897
Stockholder compensation expense	—	3,216	(11)	—	—	—	3,216
Franchisee fees	—	1,792	(128)	(1,664	)(7)	—	—

Total operating expenses	72,546	25,436	(1,657)	(1,784)	(611)	93,930

Income from operations	2,147	(503)	(123)	21	611	2,153

Other income (expense):
Interest income	16	12	(1)	—	—	27
Interest expense	(2,107)	(39)	(252	)(12)	1,941	(13)	(457)

(2,091)	(27)	(1)	(252)	1,941	(430)

Income (loss) from continuing operations before provision for income taxes	56	(530)	(124)	(231)	2,552	1,723
Provision (benefit) for income taxes	524	—	—	(312	)(14)	901	(15)	1,113

Income (loss) from continuing operations	$(468)	$(530)	$(124)	$81	$1,651	$610

Income (loss) from continuing operations per share:
Basic
Diluted
Weighted average number of shares of common stock outstanding(16):
Basic
Diluted
Operating Data (unaudited):
Comparable store sales increase (decrease)(17)	(1.1)%	17.2%	—	—	—	3.7%
Number of company-owned stores at end of period classified in continuing operations	256	50	—	—	—	256
Average sales per store	$911	$1,208	—	—	—	$969
Total square feet at end of period for company-owned stores	1,252,306	245,984	—	—	—	1,252,306
Net sales per square foot for company-owned stores	$191	$260	—	—	—	$204
Gross profit from retail operations as a percentage of net sales	39.6%	40.2%	—	—	—	39.7%

See Notes to Unaudited Pro Forma Consolidated Financial and Operating Data

 MATTRESS HOLDING CORP.
UNAUDITED PRO FORMA CONSOLIDATED RESULTS OF OPERATIONS
13 Weeks Ended May 3, 2005

	Historical	Offering Adjustments		Pro Forma Consolidated
	(Amounts in thousands, except share and income (loss) per share data, square feet and sales per square foot data)
Net sales	$66,233	$—		$66,233
Costs of sales	40,779	—		40,779

Gross profit from retail operations	25,454	—		25,454
Franchise fees and royalty income	409	—		409

	25,863	—		25,863

Operating expenses:
Selling and advertising	18,501	—		18,501
General and administrative	5,707	(203	)(10)	5,504
Stockholder compensation expense	—	—		—
Franchisee fees	—	—		—

Total operating expenses	24,208	(203)		24,005

Income from operations	1,655	203		1,858

Other income (expense):
Interest income	1	—		1
Interest expense	(944)	785	(13)	(159)

	(943)	785		(158)

Income from continuing operations before provision for income taxes	712	988		1,700
Provision for income taxes	265	349	(15)	614

Income from continuing operations	$447	$639		$1,086

Income from continuing operations per share:
Basic
Diluted
Weighted average number of shares of common stock outstanding(16):
Basic
Diluted
Operating Data (unaudited):
Comparable store sales increase(17)	5.4%	—		11.4%
Number of company-owned stores at end of period classified in continuing operations	261	—		261
Average sales per store	$257	—		$257
Total square feet at end of period for company-owned stores	1,288,696	—		1,288,696
Net sales per square foot for company-owned stores	$52	—		$52
Gross profit from retail operations as a percentage of net sales	38.4%	—		38.4%

See Notes to Unaudited Pro Forma Consolidated Financial and Operating Data

 MATTRESS HOLDING CORP.
UNAUDITED PRO FORMA CONSOLIDATED RESULTS OF OPERATIONS
13 Weeks Ended May 4, 2004

	Historical
	Mattress Holding	Elite
	13 Weeks Ended May 4, 2004	Three Months Ended March 30, 2004	Elite Acquisition Adjustments		Offering Adjustments		Pro Forma Consolidated
	(Amounts in thousands, except share and income (loss) per share data, square feet and sales per square foot data)
Net sales	$41,059	$13,231	$—		$—		$54,290
Costs of sales	24,551	8,015	23	(6)	—		32,589

Gross profit from retail operations	16,508	5,216	(23)		—		21,701
Franchise fees and royalty income	776	—	(380)	(7)	—		396

	17,284	5,216	(403)		—		22,097

Operating expenses:
Selling and advertising	13,254	3,694	—		(115	)(10)	16,833
General and administrative	4,014	955	(33	)(9)	—		4,936
Franchisee fees	—	380	(380	)(7)	—		—

Total operating expenses	17,268	5,029	(413)		(115)		21,769

Income from operations	16	187	10		115		328

Other income (expense):
Interest income	4	3	—		—		7
Interest expense	(400)	—	(67	)(12)	400	(13)	(67)

	(396)	3	(67)		400		(60)

Income (loss) from continuing operations before provision for income taxes	(380)	190	(57)		515		268
Provision (benefit) for income taxes	(95)	—	47	(14)	182	(15)	134

Income (loss) from continuing operations	$(285)	$190	$(104)		$333		$134

Income (loss) from continuing operations per share:
Basic
Diluted
Weighted average number of shares of common stock outstanding(16):
Basic
Diluted
Operating Data (unaudited):
Comparable store sales increase(17)	2.8%	11.7%	—		—		4.8%
Number of company-owned stores at end of period classified in continuing operations	185	51	—		—		236
Average sales per store	$222	$220	—		—		$222
Total selling square feet at end of period for company-owned stores	860,335	234,789	—		—		1,095,124
Net sales per square foot for company-owned stores	$48	$48	—		—		$48
Gross profit from retail operations as a percentage of net sales	40.2%	39.4%	—		—		40.0%

See Notes to Unaudited Pro Forma Consolidated Financial and Operating Data

MATTRESS HOLDING CORP.

NOTES TO UNAUDITED PRO FORMA
CONSOLIDATED FINANCIAL AND OPERATING DATA

Our acquisition of Elite on December 31, 2004 was accounted for by the purchase method of accounting and the effects of the acquisition are reflected in our historical unaudited balance sheet at May 3, 2005. Under the purchase method, the total purchase price was allocated to the assets and liabilities of Elite based on their respective fair values as estimated by management. Note 3 of our audited consolidated financial statements included elsewhere in this prospectus describes the acquisition, the purchase price and allocation of purchase price to the assets and liabilities of Elite.

Notes to Unaudited Pro Forma Consolidated Balance Sheet at May 3, 2005:

  (1)
  Reflects the write off of: (a) unamortized debt issue costs and (b) the noncurrent liability for accrued imputed interest related to debt repaid with proceeds from the offering.

  (2)
  Reflects the use of proceeds to repay debt in the total amount of $30.4 million.

  (3)
  Reflects the accrual of the distribution to Sun Capital of $2.45 million related to the termination of the management services agreement between us and Sun Capital to be paid with proceeds from the offering. This amount has not been reflected in the pro forma income statement adjustments since this is a future expenditure.

  (4)
  Reflects the combined effect on retained earnings from pro forma adjustments (1) and (3).

Notes to Unaudited Pro Forma Results of Operations for the Year Ended February 1, 2005 and the 13 Weeks ended May 3, 2005 and May 4, 2004:

  (5)
  The historical results of operations of Mattress Holding for the year ended February 1, 2005 include the results of the acquired Elite business for the period January 1, 2005 through February 1, 2005. The "Adjustments to Conform Periods" eliminates the pre-acquisition historical results of Elite for the month of January 2004 to derive pro forma consolidated results of operations that reflect the Company's fiscal 2004.

  (6)
  Reflects the impact of the Elite acquisition purchase price allocation on depreciation expense of fixed assets.

  (7)
  Reflects the elimination of franchise fee income earned by the Company and related franchise fee expense incurred by Elite during the period prior to the acquisition date.

  (8)
  The historical results of operations for Mattress Holding for fiscal 2004, include approximately $1.0 million in general and administrative expense from costs that were charged to expense related to a delay in the public offering process that occurred in fiscal 2004. The expense recognized in fiscal 2004 for financial reporting purposes is not deductible for income tax purposes. The "Offering Adjustments" do not include entries to reflect the elimination of the delayed public offering expenses from the Pro Forma Consolidated Results of Operations for the year ended February 1, 2005.

  (9)
  Reflects the impact of eliminating amortization expense on the intangible asset for Elite franchise agreement rights carried in the historical balance sheet of Mattress Firm. The acquisition of Elite resulted in the effective settlement of the existing franchise agreements. Therefore, the intangible asset was eliminated and included with the purchase price allocated to the assets and liabilities of Elite based on their respective fair values.

  (10)
  Reflects the elimination of management fees as a result of the termination of the management services agreement.

  (11)
  Elite conducted a series of transactions with its shareholders immediately prior to our acquisition of Elite on December 31, 2004 that resulted in one-time and nonrecurring compensation charges totaling approximately $3.2 million that are included in Elite's historical results of operations for the year ended December 31, 2004. The "Acquisition Adjustments" do not include entries to reflect the elimination of the one-time and nonrecurring compensation charges and related pro forma tax effects of approximately $1.1 million from the Pro Forma Consolidated Results of Operations for the year ended February 1, 2005.

  (12)
  Reflects interest expense on additional borrowings of $1.5 million on the 2004 Credit Facility to effect the Elite acquisition at a rate of approximately 17% of interest added to principal.

  (13)
  Reflects the elimination of interest expense on debt repaid with proceeds from the offering at an effective interest of 6.2% for fiscal 2004 and 10.3% and 5.3% for the 13 weeks ended May 3, 2005 and May 4, 2004, respectively.

  (14)
  Reflects the pro forma provision for income taxes on the historical results of Elite while it operated as a sub chapter S corporation as if it had been subject to income taxes and the income tax effects of "Elite Acquisition Adjustments" (5), (6), (9) and (12) at our marginal income tax rate.

  (15)
  Reflects the income tax effects of "Offering Adjustments" (10) and (13) at our marginal income tax rate.

  (16)
  The weighted average number of shares of common stock outstanding used in the calculation of historical and pro forma income (loss) from continuing operations per share has been adjusted to give effect to a        -for-one stock split immediately prior to the offering and the issuance of        shares of common stock in the offering to derive proceeds required to effect "Offering Adjustments" (2) and (3).

  (17)
  Pro forma comparable store sales results are calculated as if we had owned the acquired Elite stores for the current and prior year periods.

 SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

        The following table sets forth selected consolidated financial and operating data regarding our business and should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes included elsewhere in this prospectus.

        The selected consolidated balance sheet and results of operations data as of February 3, 2004 and February 1, 2005 and for the periods from January 30, 2002 to October 18, 2002 and October 19, 2002 to January 28, 2003, and for the fiscal years ended February 3, 2004 and February 1, 2005, were derived from our audited consolidated financial statements that are included elsewhere in this prospectus. The selected consolidated balance sheet and results of operations data as of January 30, 2001, January 29, 2002, and January 28, 2003 and for the fiscal years ended January 30, 2001 and January 29, 2002 were derived from our audited financial statements not included in this prospectus. The selected consolidated balance sheet and results of operations data as of October 18, 2002, May 4, 2004 and May 3, 2005 and for the 13 weeks ended May 4, 2004 and May 3, 2005 have been derived from our unaudited consolidated financial statements. Our unaudited consolidated financial statements as of May 3, 2005 and for the 13 weeks ended May 4, 2004 and May 3, 2005 are included elsewhere in this prospectus and include all adjustments, which are normal recurring adjustments, which our management considers necessary for a fair presentation of our results for these unaudited periods. The consolidated results of operations for the 13 weeks ended May 3, 2005 are not necessarily indicative of the results of operations for a full fiscal year. All information included in the "Operating Data" section set forth below is unaudited.

        On October 18, 2002, we acquired the predecessor entity Malachi Mattress America, Inc. in a transaction accounted for using the purchase method. We had no operations prior to the October 18, 2002 acquisition. The selected consolidated balance sheet and results of operations data as of and prior to October 18, 2002, referred to as "Predecessor" information, exclude the financial statement impact of recording fair value adjustments arising from such acquisition. The selected financial data information includes the impacts of the Elite acquisition from the December 31, 2004 acquisition date and the 5/O acquisition from the May 31, 2003 acquisition date.

        Our fiscal year consists of 52 or 53 weeks, ending on the Tuesday nearest to the last day of January. All fiscal years presented include 52 weeks of operations, except the fiscal year ended February 3, 2004 which includes 53 weeks. The fiscal year that ended January 28, 2003 is comprised of the Predecessor period that ended on October 18, 2002 and the period from October 19, 2002 through January 28, 2003.

        The historical consolidated financial data as of and for all periods prior to February 3, 2004, and for the 13 weeks ended May 4, 2004, have been restated to correct the accounting for leases with respect to the lease terms that we use to depreciate our leasehold improvements, amortize deferred lease inducements and calculate straight-line rents. See Note 3 to our consolidated financial statements included elsewhere in this prospectus.

	Predecessor			Mattress Holding
	Fiscal Year Ended				Fiscal Year Ended		13 Weeks Ended
			January 30, 2002 to October 18, 2002	October 19, 2002 to January 28, 2003
	January 30, 2001	January 29, 2002			February 3, 2004	February 1, 2005	May 4, 2004	May 3, 2005
	(Amounts in thousands, except share and income (loss) per share data, square feet and sales per square foot data)
Statement of Operations Data:
Net sales	$114,098	$131,130	$102,849	$39,037	$158,426	$180,271	$41,059	$66,233
Costs of sales	74,831	85,323	62,248	23,611	91,409	108,833	24,551	40,779

Gross profit from retail operations	39,267	45,807	40,601	15,426	67,017	71,438	16,508	25,454
Franchise fees and royalty income	5,149	5,136	3,869	1,299	3,743	3,255	776	409

	44,416	50,943	44,470	16,725	70,760	74,693	17,284	25,863

Operating expenses:
Selling and advertising	32,981	41,801	31,168	11,431	51,267	56,933	13,254	18,501
General and administrative	15,936	17,184	10,119	4,244	13,671	15,613	4,014	5,707
Loss on impairment of property and equipment and goodwill	—	7,663	—	—	—	—	—	—

Income (loss) from operations	(4,501)	(15,705)	3,183	1,050	5,822	2,147	16	1,655

Other income (expense):
Interest income	207	115	70	17	39	16	4	1
Interest expense	(3,077)	(2,848)	(1,838)	(580)	(1,947)	(2,107)	(400)	(944)

	(2,870)	(2,733)	(1,768)	(563)	(1,908)	(2,091)	(396)	(943)

Income (loss) from continuing operations before provision for income taxes	(7,371)	(18,438)	1,415	487	3,914	56	(380)	712
Provision (benefit) for income taxes	(599)	998	437	220	1,425	524	(95)	265

Income (loss) from continuing operations	(6,772)	(19,436)	978	267	2,489	(468)	(285)	447

Loss from discontinued operations net of income taxes(1)	(187)	(3,120)	(684)	(374)	(646)	(635)	(75)	—

Net income (loss)	$(6,959)	$(22,556)	$294	$(107)	$1,843	$(1,103)	$(360)	$447

Basic earnings (loss) per share:
Income (loss) from continuing operations
Loss from discontinued operations
Net income (loss)
Diluted earnings (loss) per share:
Income (loss) from continuing operations
Loss from discontinued operations
Net income (loss)
Weighted average number of shares of common stock outstanding
Basic
Diluted
Operating Data:
Comparable store sales increase (decrease)(2)	6.8%	(6.8)%	(1.2)%	7.7%	(0.9)%	(1.1)%	2.8%	5.4%
Number of stores at end of period(3):
Company-owned stores classified in continuing operations	130	145	161	160	183	256	185	261
Franchisee-owned stores	109	129	127	130	109	49	110	50

Total stores classifed in continuing operations	239	274	288	290	292	305	295	311

Average sales per store for company-owned stores(4)	$1,085	$948	$657	$244	$882	$911	$222	$257
Net sales per square foot for company-owned stores(5)			$149	$55	$205	$191	$48	$52
Total square feet at end of period for company-owned stores			708,068	703,068	830,952	1,252,306	860,335	1,288,696
Gross profit from retail operations as percentage of net sales	34.4%	34.9%	39.5%	39.5%	42.3%	39.6%	40.2%	38.4%
EBITDA(6)	$124	$(2,764)	$4,467	$1,939	$8,751	$7,125	$1,303	$3,230
Balance Sheet Data (at period end):
Cash and cash equivalents	$852	$4,684	$2,111	$78	$1,909	$3,141	$1,363	$2,401
Working capital	(14,905)	(28,827)	(9,057)	(5,472)	(12,229)	(13,379)	(7,247)	(13,056)
Total assets	87,811	80,735	78,913	55,377	64,921	96,721	66,124	96,968
Total debt, including current portion	23,200	16,486	31,063	30,587	25,127	32,943	28,248	32,232
Total stockholders' equity	$38,552	$16,000	$22,278	$4,892	$6,736	$8,239	$6,364	$8,687

(1)
As discussed under "Management's Discussion and Analysis of Financial Condition and Results of Operations," operating results of stores closed for an entire market and the related loss from those closings, net of income tax effects, are reported as discontinued operations.

(2)
Represents the percentage change in comparable store sales. Sales from new stores opened beyond a two-mile radius of closed stores and sales from acquired stores are included in the comparable store base twelve months after opening. Relocated stores are defined as new stores that are opened within a two-mile radius of closed stores. Sales from relocated stores are included in the comparable store base upon opening.

(3)
The following table summarizes our stores for the periods indicated:

				Mattress Holding
			Predecessor
	Fiscal Year Ended				Fiscal Year Ended		13 Weeks Ended
			January 30, 2002 to October 18, 2002	October 19, 2002 to January 28, 2003
	January 30, 2001	January 29, 2002			February 3, 2004	February 1, 2005	May 4, 2004	May 3, 2005
Number of Company-owned stores:
Open at beginning of period	88	159	178	179	171	194	194	256
Opened during period	51	27	9	—	10	35	5	11
Acquired during period	23	7	8	—	18	50	—	—
Closed or sold during period	(3)	(15)	(16)	(8)	(5)	(23)	(3)	(6)

Open at end of period	159	178	179	171	194	256	196	261

Store classification at end of period:
Continuing operations	130	145	161	160	183	256	185	261
Discontinued operations	29	33	18	11	11	—	11	—
Relocated stores (included in stores opened and stores closed or sold above)	1	1	1	—	2	9	1	4
Number of Franchisee-owned stores:
Open at beginning of period	103	109	129	127	130	109	109	49
Opened during period	28	29	4	3	5	4	2	1
Acquired by Mattress Holding during period	(16)	(7)	—	—	(18)	(50)	—	—
Franchise terminated during period	—	—	—	—	—	(10)	—	—
Closed during period	(6)	(2)	(6)	—	(8)	(4)	(1)	—

Open at end of period	109	129	127	130	109	49	110	50

(4)
Calculated based on the weighted average number of company-owned stores open for the period and whose sales results are included in the results of continuing operations.

(5)
Calculated based on the weighted average of the gross store square footage for company-owned stores open for the period and whose sales results are included in results of continuing operations. Gross store square footage includes store storage areas but excludes distribution centers that serve stores in that market.

(6)
"EBITDA" represents income (loss) from continuing operations before interest expense, income taxes, depreciation and amortization and noncash losses on early extinguishment of debt. EBITDA does not represent and should not be considered as an alternative to net income or cash flow from operations, as determined by generally accepted accounting principles. We present EBITDA because we believe that it is widely accepted that EBITDA provides useful information regarding our operating results. We rely on EBITDA primarily as an operating performance measure in order to review and assess our company and our management team. For example, our management incentive plan is based upon the company achieving minimum EBITDA targets for a given year. Our loan covenants with our primary lender are measured using EBITDA as a key liquidity measure. We also review EBITDA to compare our current operating results with corresponding periods and with other specialty retailers. We believe that it is useful to investors to provide disclosures of our operating results on the same basis as that used by our management. We also believe that it can assist investors in comparing our performance to that of other companies on a consistent basis without regard to depreciation, amortization, interest or taxes, which do not directly affect our operating performance. EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•
EBITDA does not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;

•
EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•
EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debts;

•
Although depreciation and amortization are noncash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

  •
  Other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure.

  The following table provides a reconciliation of income (loss) from continuing operations, the most comparable GAAP financial measure, to EBITDA:

				Mattress Holding
			Predecessor
	Fiscal Year Ended				Fiscal Year Ended		13 Weeks Ended
			January 30, 2002 to October 18, 2002	October 19, 2002 to January 28, 2003
	January 30, 2001	January 29, 2002			February 3, 2004	February 1, 2005	May 4, 2004	May 3, 2005
Income (loss) from continuing operations	$(6,772)	(19,436)	$978	$267	$2,489	$(468)	$(285)	$447
Provision (benefit) for income taxes	(599)	998	437	220	1,425	524	(95)	265
Interest expense, net	2,870	2,733	1,768	563	1,907	2,091	396	943
Depreciation and amortization	4,625	5,278	1,284	719	2,859	4,638	948	1,575
Loss on impairment of property and equipment and goodwill	—	7,663	—	—	—	—	—	—
Noncash loss on early debt retirements	—	—	—	169	71	339	339	—

EBITDA	$124	$(2,764)	$4,467	$1,938	$8,751	$7,125	$1,303	$3,230

 MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

        We are one of the nation's leading specialty retailers of mattresses and bedding related products with 261 company-owned and 50 franchised stores in 19 states, as of May 3, 2005, operated under the Mattress Firm name. We carry an extensive assortment of conventional and specialty mattresses and bedding related products across a wide range of price points. We focus on the best-known national brands, featuring the conventional mattresses of Sealy (including Sealy Posturepedic and Stearns & Foster) and Simmons (including Simmons Beautyrest), as well as the specialty mattresses of Tempur-Pedic and, recently introduced in certain markets, Select Comfort. We are the nation's largest specialty retailer of mattresses manufactured by Sealy, which is the leading bedding manufacturer in the United States based on wholesale domestic market share.

        Our expansion strategy includes expanding our store base initially in existing markets and later in new markets, and renovating and relocating existing stores on an opportunistic basis. The expansion of our store base in existing markets is designed to enable us to leverage our brand recognition and our advertising, distribution and market overhead costs in order to increase our return on invested capital in each market we serve. In addition, three years ago, we launched a renovation program to upgrade existing stores to our new design format and we have continued to relocate stores in situations where a better location becomes available. Based on the positive results of these programs, we plan to continue our expansion plan with the objective that approximately half of our company-owned stores will reflect our new design format at the end of fiscal 2005. In addition, in fiscal 2003 we began shifting from a print to a radio and television advertising strategy as part of our branding strategy and, currently, the majority of stores are located in markets that have implemented this strategy. Radio and television advertising generally is more expensive than print advertising.

        Corporate History and Recent Acquisitions.    We were formed in October 2002 as a holding company, with no prior operations, by Sun Mattress, an affiliate of our controlling stockholder, Sun Capital, for the purpose of acquiring Malachi Mattress America, Inc. from Mattress Holdings International, LLC (MHI), an affiliate of Sealy. Prior to our acquisition of Malachi on October 18, 2002, it operated under an exclusive agreement to purchase all its mattress merchandise from Sealy. The acquisition involved a series of inter-related and mutally-dependent transactions that were effected by and among us, Malachi, MHI and Sealy. As a result of the acquisition and these related transactions, Malachi's supply agreement with Sealy, which we assumed, was extended through 2009 and amended to allow us to purchase a minority portion of our mattress merchandise from other suppliers. In addition, accounts payable to Sealy in the amount of $22.8 million were partially forgiven and partially restructured as a note payable to MHI in the principal amount of $17.5 million. In connection with these transactions, we also agreed to reduce the franchise fees charged to franchisees from 5.0% of sales to 3.0% of sales beginning at various times in fiscal 2003 to strengthen the financial condition of the franchisees, which also purchase the majority of their mattress merchandise inventories from Sealy. The acquisition of Malachi and the related transactions were accounted for as an integrated acquisition transaction. We refer to this acquisition as the 2002 acquisition.

        An affiliate of Sun Capital, Sun Capital Partners Management, LLC, currently performs certain management and investment banking services for us pursuant to the terms of a management services agreement. In exchange for these services, we pay an annual management fee in an amount equal to the greater of $400,000 and 5.0% of our annual earnings before interest, taxes, depreciation and amortization and provide reimbursement for reasonable out-of-pocket costs and expenses. Under the terms of this agreement, we also pay an additional transaction-based fee for investment banking services provided in connection with debt refinancings, debt restructurings, debt offerings and acquisitions. This transaction-based fee, including expenses, amounted to $355,000 with respect to the

2002 acquisition and $86,000 with respect to the Elite acquisition. Sun Capital has agreed to terminate this agreement upon the consummation of this offering in exchange for a one-time cash payment of $2.45 million, which we intend to pay from the proceeds of this offering. This payment will be expensed in our results of operations in the period in which it is paid and could result in a reduction of earnings in that period in comparison to the prior year period.

        In May 2003, we acquired the assets of 5/O Management, Inc., a former franchisee in the Phoenix market for a total purchase price of $3.2 million, consisting of cash of $628,000 and the assumption of $2.6 million of liabilities. Prior to this acquisition, 5/O Management had recent operating losses, had incurred costs to open new stores, and had severely past due accounts payable to many of its suppliers and service providers, including amounts owed to us, totaling $798,000, primarily for franchise fees and royalties and loans for new store construction. At the acquisition date, we carried an allowance for doubtful accounts for the full amount of outstanding accounts and notes receivable and provisions for bad debts in the amounts of $123,000 and $218,000 were included in our results of operations for combined fiscal 2002 and fiscal 2003, respectively. In connection with the acquisition, Sealy agreed to discharge approximately $4.0 million of 5/O Management's accounts payable and we discharged all amounts owed to us by 5/O Management. Subsequent to the acquisition, we entered into repayment schedules with certain vendors and suppliers and paid approximately $800,000 through September 2003 to retire past due accounts payable that we assumed in the acquisition. We currently own and operate the stores in the Phoenix market and have utilized our cash to support these operations since the acquisition. We expect to continue supporting the cash flow requirements of our Phoenix operations as we seek to improve its results of operations.

        On December 31, 2004, we acquired Elite, formerly our largest franchisee, with 50 stores located in Georgia, North Carolina and South Carolina. As a result of the acquisition, Elite was merged with and succeeded by our wholly owned subsidiary, Mattress Firm-Georgia, Inc. In connection with the Elite acquisition, we issued to Elite's former shareholders an aggregate of    shares of our common stock and granted to Elite's former shareholders warrants to purchase an aggregate of    shares of our common stock at a nominal exercise price per share (however, these warrants are only exercisable to the extent that options outstanding at the acquisition date to purchase    shares of common stock under our 2003 Stock Option Plan are actually exercised). We also agreed to an earnout arrangement pursuant to which we will issue to Elite's former shareholders up to an aggregate of    shares of common stock and warrants to purchase (on the same terms as above) up to    shares of common stock if certain performance targets are met with respect to the former Elite business. If the targets are achieved in any of the calendar years ending December 31, 2005, 2006 or 2007, we will issue shares of our common stock and warrants for the purchase of shares of our common stock in an amount equal to one-third of the total aggregate number of shares issuable. In addition, as a result of the completion of this offering, if the results of operations for the most recent trailing 12-month period at the offering completion date exceeds the current year performance target, all of the shares of our common stock and associated warrants that are issuable pursuant to the earnout arrangement will be issued to Elite's former shareholders. In connection with the acquisition, we repaid demand promissory notes in the aggregate principal amount of $1.4 million, which payments were funded through an increase to our 2004 credit facility, and also assumed three-year promissory notes in the aggregate principal amount of $1.5 million payable to certain of Elite's former shareholders. For the year ended December 31, 2004, Elite reported revenues of $62.0 million and an operating loss of $0.8 million, which included $3.5 million of one-time bonuses and other compensation earned by Elite's former shareholders (who were also employees).

        The principal strategic reason for the Elite acquisition was to acquire a market leader in the high-growth Southeast region of the United States. Key benefits from the Elite acquisition have been (1) further strengthening our field and senior management team, including in particular the addition of R. Stephen Stagner as our Chief Operating Officer, (2) enhancing our best practices in merchandising and store operations, and (3) improving our economies of scale and efficiencies in advertising, marketing, and purchasing. In addition, the integration of the acquisition was relatively streamlined since Elite used operational processes and standards that were similar or identical to ours and its stores were designed and maintained the same as are our own stores.

        Prior to the acquisition, Elite implemented merchandising strategies that resulted in strong sales increases including (1) greater focus on specialty mattress products, particularly Tempur-Pedic, which generated higher sales per transaction and sales volume without significantly reducing sales of conventional mattresses and (2) introduction of value-priced bedroom furniture that resulted in incremental sales of furniture and bedding related products. Comparable store sales increases for stores acquired from Elite were 11.7% and 31.5% for the 13 weeks ended May 4, 2004 and May 3, 2005, respectively, and 8.0% and 18.7% for fiscal 2003 and fiscal 2004, respectively. Since the Elite acquisition, we implemented Elite's Tempur-Pedic strategy in all of our stores, which resulted in higher sales per transaction. We plan to implement the furniture strategy in our Texas markets by the end of fiscal 2005 and in other markets in the following year. We believe that the benefits of these merchandising initiatives have been substantially realized in the former Elite stores. See "—Unaudited Pro Forma Sales Results Including Elite" for comparative sales results of the acquired Elite stores and our other stores.

        An objective of the Elite acquisition was to broaden and strengthen our management team by adding key members of Elite's management team to our own. Immediately after the acquisition, certain of the former Elite employees received salary increases to levels commensurate with the increased responsibilities assumed subsequent to the acquisition. Furthermore, the enhancement of our management team has provided us with the ability to implement various initiatives and strategies that we believe will improve our results of operations in the future. Examples of these initiatives and strategies include the expansion of our sales training department and the addition of employees in marketing, merchandising, human resources and other areas. Consequently, we do not expect that the Elite acquisition will reduce our general and administrative expenses as a percentage of sales for the remainder of fiscal 2005.

        Key Operating Performance Measures.    We measure our operating performance at the market level using such key operating statistics as comparable store sales, average sales per store, gross margin percentage and store-level and market-level operating expenses as a percentage of market sales revenues. We also utilize measures based on average expense per store, per person and per mattress unit to manage certain operating expenses. We focus on store specific results with respect to sales, gross margin and store occupancy expense to manage store performance. Because a large portion of our expense structure, such as advertising, distribution and market overhead, is incurred at the market level, the lowest level of profitability is measured and reported internally at the market level. In addition, regional and corporate overhead components of selling, general and administrative expenses, which are not represented in market level results, are monitored by their absolute amounts, as well as by a percentage of sales.

        We also measure and evaluate investments in our retail locations, including inventory and property and equipment. Inventory performance is primarily measured by inventory turnover, and amounts of owned inventory at various times based on payment terms from our vendors. The most significant investments in property and equipment are leasehold improvements incurred in connection with new and relocated store openings and store renovations. We also invested, primarily in fiscal 2003, in a newly-integrated computer system and completed implementation of this system in all of our markets, including all new markets resulting from the Elite acquisition.

        We review the sales and gross margin performance of individual stores to determine whether to renew or extend leases or to close a store at or prior to the lease termination date. Results of operations and losses from individual store closings are included in continuing operations.

        We also review operating results at the market level in order to determine whether to close all of the stores in an individual market based on an evaluation of the investment required to improve market results to an acceptable level and the estimated costs of discontinuing operations, which consists primarily of the costs of exiting or terminating leases. Operating results of stores closed for an entire market and the related loss from closing are reported as discontinued operations in accordance with Statement of Financial Accounting Standards No. 144, or SFAS 144, Accounting for Impairment or Disposal of Long-Lived Assets. SFAS 144 was effective for asset disposals occurring after the beginning of fiscal 2002 and requires that the results of operations of disposed assets be classified as discontinued operations for all periods presented, including periods prior to the period of disposal.

Restatement of Prior Period Financial Statements Pertaining to Lease Accounting

        In recognition of announcements made by a number of public companies regarding lease accounting and recent clarification on lease accounting matters issued by the Securities and Exchange Commission, we conducted a detailed review of our lease accounting policies and determined to restate prior financial statements to correct errors relating to the depreciation of leasehold improvements, the calculation of straight-line rent expense and the amortization of deferred lease inducements. As a result, we restated our consolidated financial statements for each of fiscal 2003 and fiscal 2002, and for the 13 weeks ended May 4, 2004, as discussed in Note 3 to the consolidated financial statements included elsewhere in this prospectus.

        Historically, we depreciated leasehold improvements for the majority of our leased properties over a consistent approximation of the lease terms of ten years. Funds received in advance from landlords as inducements to enter into long-term leases for certain leased properties were historically recorded as a liability and amortized over the same period that leasehold improvements were depreciated, and the collection of lease inducement funds were classified as investing activities in the statement of cash flows. Straight-line rent expense was historically calculated over the initial lease term for the majority of leased properties.

        As a result of this restatement, our consolidated financial statements for each of fiscal 2003 and fiscal 2002, and for the 13 weeks ended May 4, 2004, have been restated to correct the depreciable life for leasehold improvements and the amortization period of deferred lease inducements to be equal to the lesser of the economic useful life of the asset or the term of the lease (including expected renewal periods). In most instances, we take possession and have the right to control the use of the leased premises prior to the commencement of the lease term to construct leasehold improvements. The calculation of straight-line rent expense was also corrected to (1) commence as of the date of possession in instances when such date precedes the lease commencement date and (2) include expected renewal dates. In addition, the collection of lease inducement funds has been classified as a component of operating cash flows in the statements of cash flows.

        Throughout "Management's Discussion and Analysis of Financial Condition and Results of Operations," all referenced amounts for the periods described above reflect the balances and amounts on a restated basis.

Critical Accounting Policies

        On a regular basis, we review our accounting policies, assumptions, estimates and judgments to ensure that our financial statements are presented fairly and in accordance with generally accepted accounting principles. However, because future events and their effects cannot be determined with certainty, actual results could differ from our assumptions and estimates, which differences could be material.

        Our significant accounting policies are discussed in Note 1 to our consolidated financial statements included elsewhere in this prospectus. We believe that the following accounting policies are the most critical to aid in fully understanding and evaluating our reported financial results.

        Liability for Product Warranties.    The warranty policy for most bedding products that we sell provides a ten-year non-prorated warranty service period ("basic warranty"), as well as, for no additional cost to the customer, our additional five-year warranty on certain mattress products ("extended warranty"). Prior to October 18, 2002, our suppliers were financially responsible for basic warranty returns that were the result of product defects. However, under the terms of our current supply agreements with certain mattress suppliers, we are financially responsible for basic warranty returns resulting from product defects. We accrue for the estimated cost of basic and extended warranty coverage at the time of sale. Based upon our historical warranty claim experience, as well as recent trends that might suggest that past experience may differ from future claims, management periodically reviews and adjusts, if necessary, the liability for product warranty returns.

        Excess Inventories.    We state our inventory at the lower of first-in first-out cost or market. We regularly review inventory quantities on hand as compared to sales levels and record a provision for excess inventory based primarily on our inventory on hand and estimated forecasts of product demand. Generally, our inventory reserve requirements decrease as demand increases. Likewise, as demand decreases our inventory reserve requirements increase. Any significant unanticipated changes in demand due to product life cycles or declining market conditions could have an impact on the value of our inventory and our reported operating results. We do not normally experience material inventory obsolescence in light of the nature of our products and the relatively rapid rate at which our warehouse inventory turns.

        Impairment of Goodwill and Other Intangibles.    We have conducted acquisitions that have resulted in material amounts of goodwill and other acquired intangible assets. As of both May 3, 2005 and February 1, 2005, we had $28.8 million of goodwill, which represented 29.7% and 29.8%, respectively, of our total assets. As of May 3, 2005 and February 1, 2005, we had $7.4 million and $7.5 million of acquired intangible assets, which represented 7.7% and 7.7%, respectively, of our total assets. We test goodwill and other indefinite-lived intangible assets for impairment at least annually and more often if events and circumstances indicate that impairment may exist. We assign the carrying value of these intangible assets to our "reporting units" and apply the test for impairment at the reporting unit level. A "reporting unit" is defined as an operating segment or one level below a segment if discrete information is prepared and reviewed regularly by management, although segments are required to be aggregated if they have similar economic characteristics. We prepare and review information about company-owned operating results at the market level. Company-owned markets are aggregated for the SFAS 142 impairment test since they have similar economic characteristics. The results of franchisee operations are considered a reporting unit separate of company-owned markets for the SFAS 142 impairment test since information on franchisee operating results is submitted by the franchisees and is substantially less detailed than the information reviewed for company-owned markets. The test for impairment involves (1) comparing the fair value of a reporting unit with the carrying value of its net assets and (2) if the carrying value exceeds fair value, the separate fair values of goodwill and indefinite lived intangible assets are compared with their respective carrying values and an impairment loss is recognized for the excess of carrying values over fair values. No impairments were determined to exist with the tests that have been performed subsequent to the adoption of SFAS 142.

        Lease Inducements and Deferred Rent—Lease inducements consist of reimbursements by landlords for improvements made by us to leased properties that are deferred and accounted for as a reduction of rent expense on a straight-line basis over the term of the related leases (including expected renewal periods). We recognize total rental payments to be incurred over the term of a lease on a straight-line basis, which term includes, if applicable, free-rent periods and periods prior to lease commencement when we take possession in advance, typically to construct leasehold improvements. The cumulative difference between rent expense recognized on a straight-line basis, and rental payments are recorded as a deferred rent liability. The liabilities for deferred lease inducements and deferred rent are included in other noncurrent liabilities.

        Costs Associated with Exit Activities.    Management reviews the performance of individual stores to determine whether to renew or extend leases or to close a store at or prior to the lease termination date. Results of operations and losses from individual store closings are included in continuing operations. Management also reviews retail operating results at the market level in deciding whether to close all stores in a market based on an evaluation of the investment required to improve market results to an acceptable level and the estimated costs to discontinue operations. Operations and cash flows can be clearly distinguished for store groups at the market level. Accordingly, operating results of stores closed for an entire market and the related loss from closing are reported as discontinued operations in accordance with SFAS. 144 Accounting for Impairment or Disposal of Long-Lived Assets for all periods presented in our consolidated financial statements, which involves restating results of previous years when new decisions are made to discontinue operations at the market level.

        We accrue a liability for future lease commitments, net of anticipated sublease rentals where appropriate, whenever we close a store prior to its lease termination and remain obligated under the related lease agreements. At May 3, 2005 and February 5, 2005, a liability of $0.8 million and $1.0 million, respectively, was included in our balance sheet for the estimated future cost of terminating leases related to closed stores. The calculation of our store closing liability, which consists primarily of the cost to terminate, sublease or assign leases, requires us to make assumptions and to apply judgment regarding the timing and duration of future vacancy periods, the amount and timing of future lump sum settlement payments and the amount and timing of potential future sublease income. When making these assumptions, we consider a number of factors, including historical settlement experience, the owner of the property, the location and condition of the property, the terms underlying the lease, the specific marketplace demand and general economic conditions. If actual results are not consistent with our assumptions and judgments, we may be exposed to additional charges that could be material, although we are not aware of any events or changes in circumstances that would indicate that liability for store closings at May 3, 2005 will require significant future adjustments.

        Valuation Allowance for Deferred Tax Assets.    We review the recoverability of deferred tax assets based upon whether it is more likely than not that we will generate future taxable income in an amount sufficient to recover all or part of the carrying value of the assets. Sources of future taxable income include taxable income available in carryback periods, the effects of viable tax planning strategies, taxable income available from the reversal in the future of temporary differences that give rise to deferred tax liabilities and future estimates of taxable income exclusive of reversing temporary differences. At May 3, 2005, we had deferred tax assets of $1.0 million for which we estimate that it is more likely than not that sufficient future taxable income will exist in an amount sufficient to fully recover the carrying value of such assets. The assessment of future taxable income is based on the existence of temporary differences that gave rise to deferred tax liabilities at May 3, 2005, and which are expected to reverse in the future, and the anticipation that future operations will result in taxable income.

Unaudited Pro Forma Sales Results Including Elite

        Elite was acquired December 31, 2004 and its sales are included in our results as of the acquisition date. The sales results for Elite reflect the positive impacts of initiatives to increase sales of specialty mattress products, which resulted in higher averages sales per transaction, and a greater mix of specialty mattress product sales relative to total sales. In addition, the introduction of value-priced bedroom furniture products to consumers increased furniture sales and added incremental bedding related product sales. As a result, Elite's sales increased significantly in recent periods. Elite was a significant acquisition and its effects have been material to our consolidated results of operations since the acquisition and are expected to be material to our future consolidated results of operations. The following presents sales information (1) for Mattress Holding, exclusive of the Elite acquisition, (2) for Elite's stores for all periods presented, including periods prior to the December 31, 2004 acquisition date, and (3) on a combined pro forma basis as if Mattress Holding had acquired Elite at the beginning of fiscal 2003.

	13 Weeks Ended May 4, 2004			13 Weeks Ended May 3, 2005
	Mattress Holding	Elite	Combined Pro Forma	Mattress Holding	Elite	Combined Pro Forma
	(Dollars in thousands)
Net Sales(1)	$41,059	$12,661	$53,720	$49,513	$16,720	$66,233
Operating Data:
Comparable store sales increase(2)	2.8%	11.7%	4.8%	5.4%	31.5%	11.4%
Company-owned stores classified in continuing operations	185	51	236	209	52	261
Average sales per store for company-owned stores(3)	$222	$245	$227	$239	$328	$257
	Fiscal Year Ended February 3, 2004			Fiscal Year Ended February 1, 2005
	Mattress Holding	Elite	Combined Pro Forma	Mattress Holding	Elite	Combined Pro Forma
	(Dollars in thousands)
Net Sales(1)	$158,426	$53,570	$211,995	$174,589	$62,804	$237,394
Operating Data:
Comparable store sales increase (decrease)(2)	(0.9)%	8.0%	1.2%	(1.1)%	18.7%	3.7%
Company-owned stores classified in continuing operations	183	52	235	205	51	256
Average sales per store for company-owned stores(3)	$882	$1,043	$918	$901	$1,226	$969

(1)
Sales for Elite for the 13 weeks ended May 4, 2004 and the fiscal year ended February 3, 2004 reflect sales under our fiscal calendar.

(2)
Represents the percentage change in comparable store sales. Sales from new stores opened beyond a two-mile radius of closed stores and sales from acquired stores are included in the comparable store base twelve months after opening. Relocated stores are defined as new stores that are opened within a two-mile radius of closed stores. Sales from relocated stores are included in the comparable store base upon opening. Combined pro forma results reflect the comparable store results as if Mattress Holding owned Elite stores in the current and prior period presented.

(3)
Calculated based on the weighted average number of company-owned stores open for the period and whose sales results are included in the results of continuing operations.

Results of Operations

        The following table presents the consolidated historical and combined consolidated financial operating data for our business and the business of our predecessor expressed as a percentage of revenues for each period indicated. The combined year ended January 28, 2003 reflects the combination of the audited results of our predecessor from January 30, 2002 to October 18, 2002 with the audited results of Mattress Holding for the period from October 19, 2002 to January 28, 2003. Due to the nature of this combination, the presentation of combined results for the two periods in 2003 does not conform with GAAP and is unaudited. Our fiscal year is a 52 or 53 week fiscal year ending on the Tuesday closest to the end of January. For purposes of annual comparisons, unless otherwise noted, we have not adjusted for this difference. The historical results are not necessarily indicative of results to be expected for any future period.

	Predecessor/ Successor Combined	Mattress Holding
				13 Weeks Ended
	Year Ended January 28, 2003(1)	Year Ended February 3, 2004	Year Ended February 1, 2005	May 4, 2004	May 3, 2005
Statement of Operations:
Net sales	100.0%	100.0%	100.0%	100.0%	100.0%
Costs of sales	60.5%	57.7%	60.4%	59.8%	61.6%
Gross profit from retail operations	39.5%	42.3%	39.6%	40.2%	38.4%
Franchise fees and royalty income	3.6%	2.4%	1.8%	1.9%	0.6%
Operating expenses:
Selling and advertising	30.0%	32.4%	31.6%	32.3%	27.9%
General and administrative	17.3%	8.6%	8.7%	9.8%	8.6%
Income (loss) from operations	3.0%	3.8%	1.2%	0.0%	2.5%
Other income (expense)	(1.6)%	(1.2)%	(1.2)%	(1.0)%	(1.4)%
Provision (benefit) for income taxes	0.5%	0.9%	0.3%	(0.2)%	0.4%
Income (loss) from continuing operations	0.9%	1.6%	(0.3)%	(0.7)%	0.7%
Loss from discontinued operations, net of income taxes	(0.7)%	(0.4)%	(0.4)%	(0.2)%	0.0%
Net income (loss)	0.1%	1.2%	(0.6)%	(0.9)%	0.7%

(1)
The presentation of combined predecessor and successor results of operations for fiscal 2002 is intended to provide a more meaningful comparison of fiscal 2002 results of operations with fiscal 2003 results of operations as discussed under "—Basis of Presentation."

Basis of Presentation

        We recognize sales revenue upon delivery and acceptance of mattresses and bedding products by our customers and record customer deposits prior to delivery of merchandise as a liability. We include fees collected for merchandise delivery services as sales revenue when delivery services are performed.

        Sales are reported net of returns, including an estimate of future returns. Sales returns are not historically significant.

        We provide customers with a 90-day comfort satisfaction guarantee whereby from 30 days to 90 days from the date of original purchase, if the new mattress is uncomfortable, it may be exchanged for a mattress of equal or similar quality, subject to an exchange fee. Mattresses received back on exchange are reconditioned and resold through our clearance center stores as used merchandise. Such comfort-related exchanges are not accounted for as sales returns; however, we established a reserve for the estimated costs, net of estimated exchange fees, related to the diminishment in value of the returned merchandise. We accrue for the estimated cost of comfort-related exchanges at the time the sale is recorded based upon historical experience.

        Costs of sales includes the cost of product, including warranty costs, and store occupancy, distribution center and delivery expenses, as well as depreciation and amortization of operational assets, such as leasehold improvements. We receive cash payments from certain vendors as incentives to enter into or to maintain long-term supply arrangements. Such payments received are deferred and amortized as a reduction of costs of sales over the term of the supply agreement. We are also entitled to cash incentives from vendors that are based on a percentage of the cost of purchased merchandise, such as cooperative advertising funds and customer return funds. We account for such volume-based incentives as a reduction of the cost of the vendors' products and recognize the effect in costs of sales when the products are sold. We account for vendor incentives that are direct reimbursements of costs that we incur to sell the vendor's products as a reduction of the related expense when such expense is recognized in our results of operations.

        We increased our purchase of specialty mattress products beginning in late fiscal 2004 and continuing into fiscal 2005, and purchases of such products as a percentage of total mattress product purchases have increased. Manufacturers of specialty mattresses, such as Tempur-Pedic and Select Comfort, provide significantly lower volume-based incentives as compared to manufacturers of conventional mattresses. We expect to continue the recent trend of maintaining a higher mix of specialty mattress purchases. As a result, we have earned a lower amount of vendor incentives as a percent of sales during fiscal 2005 and expect this trend to continue.

        Franchise fees and royalty income consists of franchise fees earned upon the opening of new franchise stores and franchise royalties that are earned as a percentage of franchise sales.

        Selling and advertising expenses are comprised of (1) wages and benefits of commissioned sales associates, (2) settlement charges incurred to obtain authorizations and to process credit card, third party finance and customer check payment types, (3) store operations expense for point-of-purchase materials, repairs and maintenance and supplies and services, and (4) advertising expense. Expense associated with commissioned sales associates and settlement charges vary directly with the level of sales. Store operations expense is generally fixed per store, subject to inflation, and subject to variations for seasonal and other factors. Store operations expense is reported net of reductions for funds received from vendors to defray store pre-opening expenses in the periods that new stores open. Pre-opening expenses consist primarily of payroll, recruiting, advertising, store occupancy and other costs incurred prior to a new store opening. Advertising expense will generally have a correlation with the level of sales, although expense as a percentage of sales will deviate as a result of the effectiveness of advertising initiatives and seasonal and other factors.

        General and administrative expenses are comprised of market, regional and corporate overhead expenses, which consist primarily of wages and benefits and other employee-related exenses. Other significant components of general and administrative expenses include management fees to an entity affiliated with Sun Capital, corporate office facilities and supplies, computer network and administration expenses and expenses related to other service providers.

        Other income and expense consists primarily of net interest expense, which is comprised of interest expense on our debt facilities, including the effects of the amortization of loan fees and discounts. Other income and expense is net of interest income earned on notes receivable from franchisees. We have not made new loans to franchisees since fiscal 2001 and the amount of interest income included in our consolidated results of operations is insignificant.

Comparison of Results of Operations

        The following analysis of the results of operations for the 13 weeks ended May 3, 2005 compared to the 13 weeks ended May 4, 2004 and for fiscal 2004 compared to fiscal 2003 includes an analysis of the change in combined pro forma sales as if the Elite stores had been owned by us for all periods compared.

  13 Weeks Ended May 3, 2005 Compared to 13 Weeks ended May 4, 2004

        Net Sales.    Historical net sales increased to $66.2 million during the 13 weeks ended May 3, 2005 from $41.1 million during the 13 weeks ended May 4, 2004, an increase of 61.3%. The increase resulted from a comparable store sales increase of $2.2 million, or 5.4%, and sales in the recent period but not in the prior period of $6.5 million from 41 new stores and $16.7 million from 50 stores acquired in the Elite acquisition. The increase in net sales was offset by a reduction in net sales of $0.3 million in the recent period but not in the prior period from the closing of 29 stores.

        Pro forma net sales increased to $66.2 million during the 13 weeks ended May 3, 2005 from $53.7 million during the 13 weeks ended May 4, 2004, an increase of 23.3%. The increase resulted from a comparable store sales increase of $6.0 million, or 11.4%, and sales in the recent period but not in the prior period of $7.4 million from 47 new stores. The increase in net sales was offset by a reduction in net sales of $0.9 million in the recent period but not in the prior period from the closing of 38 stores.

        The increase in historical and pro forma comparable store sales was largely the result of an increase in the sales of specialty mattress products, which resulted in higher sales per transaction, and a general improvement in economic conditions impacting the markets in which we operate.

        Gross Profit.    Gross profit increased to $25.5 million during the 13 weeks ended May 3, 2005 from $16.5 million during the 13 weeks ended May 4, 2004, an increase of 54.1%, primarily due to the increase in net sales of 61.3%. Gross profit as a percentage of net sales was 38.4% in the recent period as compared to 40.2% in the prior period, a decrease of 1.8%. The decrease was comprised of the following items expressed as a percentage of sales: (1) 0.9% resulting from additional discounts extended to customers to achieve top-line sales, (2) 1.7% in lower vendor incentives resulting from the increase in the sales mix of specialty mattress products and (3) offset by a 0.7% increase in gross margins related to net expense leverage improvements in other costs of sales components, consisting of store occupancy and warehousing expenses.

        Franchise Fees and Royalty Income.    Franchise fees and royalty income decreased to $409,000 during the 13 weeks ended May 3, 2005 from $775,000 during the 13 weeks ended May 4, 2004, a decrease of 89.4%. The decrease was principally the result of the Elite acquisition and the elimination of franchise fee income on sales of the former franchised Elite stores.

        Selling and Advertising Expenses.    Selling and advertising expenses increased to $18.5 million during the 13 weeks ended May 3, 2005 from $13.3 million for the 13 weeks ended May 4, 2004, an increase of $5.2 million or 39.6%. This increase over the prior period was primarily a function of increased sales and the number of open stores, including the increases attributable to the Elite acquisition. As a percentage of net sales, these expenses decreased to 27.9% in the recent period from 32.2% in the prior period. The majority of the decrease in expense as a percentage of sales related to management's efforts to gain better returns on advertising expenditures by selectively reducing certain types of those expenditures in certain markets. Such reductions were achieved with no significant adverse effect on sales.

        General and Administrative Expenses.    General and administrative expenses increased to $5.7 million, during the 13 weeks ended May 3, 2005 from $4.0 million during the 13 weeks ended

May 4, 2004, an increase of $1.7 million or 4.1%. The increase over the prior period is largely attributable to the Elite acquisition and included $1.0 million in incremental employee wage and benefit expense, $240,000 of incremental expense to relocate and integrate Elite's employees and $605,000 of other incremental expenses to support the increase in the overhead structure. Other current period expense increases include $88,000 in management fees attributable to the increase in sales, $213,000 related to store closings and $188,000 of other items. Offsetting these increases was a reduction in expense as compared to the prior period resulting from the loss on early termination of debt recorded in the prior period of $675,000 related to the closing of the 2004 credit facility in March 2004. As a percentage of net sales, these expenses decreased to 8.6% in the recent period from 9.8% in the prior period, which reflects an increase in fixed expense leverage as a result of the increase in sales.

        Net Interest Expense.    Interest expense increased to $942,000 during the 13 weeks ended May 3, 2005 from $390,000 during the 13 weeks ended May 4, 2004, an increase of 58.0%. The increase resulted from (1) the increase in Term Loan B borrowings of $6.0 million under the 2004 credit facility at an effective interest rate of approximately 17.0%, the effects of which are included in the recent period and not in the prior period, and (2) the full effect in the recent period of the 2004 credit facility that replaced our previous debt facility on March 31, 2004 at a higher interest rate.

        Provision (Benefit) for Income Taxes.    We recorded a provision for income taxes of $265,000 during the 13 weeks ended May 3, 2005 compared to a benefit for income taxes of $95,000 during the 13 weeks ended May 4, 2004 as a result of the pre-tax income and the pre-tax loss reported for the respective periods. The effective income tax provision rate for the recent period was 37.2%, and effective income tax benefit rate for the prior period was 25.0%. The effective tax rates for both periods differ from our federal statutory income tax rate of 34.0% as a result of nondeductible expenses.

        Net Income (Loss).    As a result of the above factors, our net income was $447,000 during the 13 weeks ended May 3, 2005 compared to a net loss of $360,000 for the 13 weeks ended May 4, 2004.

  Fiscal 2004 (52 Weeks) Compared to Fiscal 2003 (53 Weeks)

        Net Sales.    Historical net sales increased to $180.3 million during fiscal 2004 from $158.4 million during fiscal 2003, an increase of 13.8%. The net increase resulted from sales in the recent period but not in the prior period of $22.6 million from 43 new stores and $5.7 million from 50 stores acquired in the Elite acquisition. The increase in net sales was impacted by (1) a reduction in comparable store sales of $1.9 million, or (1.1)%, (2) a reduction in net sales of $1.3 million from the closing of 27 stores and (3) a reduction in net sales of $3.2 million as a result of the 53rd week of fiscal 2003. The reduction in comparable store sales was a temporary effect of a large number of new store openings in certain markets, severe weather in August and September of 2004 resulting from an unusually high number of hurricanes in our Florida markets and other general economic conditions.

        Pro forma net sales increased to $237.4 million during fiscal 2004 from $212.0 million during fiscal 2003, an increase of 12.0%. The increase reflects a comparable store sales increase of $7.5 million, or 3.7%, and sales in the recent period but not in the prior period of $25.5 million from 51 new stores. The increase in net sales was impacted by (1) a reduction in net sales of $3.3 million from the closing of 35 stores and (2) a reduction in net sales of $4.3 million as a result of the 53rd week of fiscal 2003. The increase in pro forma comparable same store sales was largely the result of an increase in the sales of specialty mattress products in Elite's markets, which products generally are at higher price points, and the positive effect of other merchandising and management initiatives introduced in Elite markets in fiscal 2004 and fiscal 2003.

        Gross Profit.    Gross profit increased to $71.4 million during fiscal 2004 from $67.0 million during fiscal 2003, an increase of $4.4 million, or 6.6%, primarily due to the increase in net sales over the previous year. Gross profit as a percentage of net sales was 39.6% in fiscal 2004 as compared to 42.3% in the prior year, a decrease of 2.7%. This net decrease in gross margin as a percentage of sales was largely comprised of (1) an increase in store occupancy expense of 1.3% as a percentage of sales in the recent period attributable to new stores opened at higher rent per square foot rates, (2) an increase in depreciation expense of 0.5% as a percentage of sales attributable to higher capital expenditures for recent new stores and (3) a decrease in vendor incentives of 0.5% as a percentage of sales attributable to an increase in the sale of specialty mattress products as to which we receive lower volume based vendor incentives.

        Franchise Fees and Royalty Income.    Franchise fees and royalty income decreased to $3.3 million during fiscal 2004 from $3.7 million during fiscal 2003, a decrease of $489,000 or 13.1%. The decrease over the prior period was principally the result of the termination of the franchise agreement with a franchisee that operated 10 stores during 2004 and the business failure in late fiscal 2003 of a franchisee with four stores. In addition, the full year effect in the recent period of the reduction of the franchise fee percentage from 5.0% to 3.0%, which change was made effective at various dates during fiscal 2003, contributed to the decline in franchise fees and royalty income during the recent period.

        Selling and Advertising Expenses.    Selling and advertising expenses increased to $56.9 million during fiscal 2004 from $51.3 million for fiscal 2003, an increase of $5.7 million, or 11.1%. This increase over the prior year was primarily a function of increased sales and the number of open stores. As a percentage of net sales, these expenses decreased to 31.6% in the recent period from 32.4% in the prior period. The majority of the decrease in expense as a percentage of sales was related to advertising expense and was the result of management's efforts to gain better returns on advertising expenditures by selectively reducing certain types of spending in certain markets during the last quarter of fiscal 2004. These reductions were achieved with no significant adverse effect on sales.

        General and Administrative Expenses.    General and administrative expenses increased to $15.6 million during fiscal 2004 from $13.7 million during fiscal 2003, an increase of $1.9 million, or 14.2%. These expenses as a percentage of sales increased to 8.7% in fiscal 2004 from 8.6% in fiscal 2003. The increase over the prior year included nonrecurring items, consisting of $1.0 million in costs incurred in fiscal 2004 related to our initial public offering process, which were expensed in our last quarter of fiscal 2004 as a result of the delay in the process, $86,000 of investment banking fees related to the Elite acquisition and $675,000 of early debt termination expense from the closing of our 2004 credit facility in March 2004, which replaced other credit facilities prior to their maturity dates. Other recurring increases in expense in the recent year include incremental depreciation expense of $425,000 related to our new computer system that was installed during fiscal 2003 and fiscal 2004, $404,000 of labor costs expensed in the recent period that were capitalized in the prior period in connection with the design of our new computer system and other expense increases totaling $110,000. These increases in expense were offset by reductions in expense in the recent year related to a decrease in corporate bonuses of $499,000, which are based on operating results, and an increase in bad debt recoveries of $270,000 on certain franchisee receivables for which allowances for doubtful accounts had been provided in prior periods.

        Net Interest Expense.    Interest expense decreased to $2.1 million during fiscal 2004 from $1.9 million during fiscal 2003, an increase of $184,000 or 9.6%. The increase resulted from an increase in outstanding borrowings at a higher interest rates related to our fiscal 2004 credit facility that refinanced and replaced our previous debt facilities in March 2004.

        Provision for Income Taxes.    We recorded a provision for income taxes of $524,000 during fiscal 2004 as compared to a provision for income taxes of $1.4 milion during the fiscal 2003, which resulted in an effective tax rate greater than 100% and 36.4% in fiscal 2004 and fiscal 2003, respectively. The effective tax rate for fiscal 2004 was significantly higher than our statutory federal income tax rate of 34.0% as a result of the tax effect of nondeductible expenses totaling approximately $1.1 million incurred related to a delay in our initial public offering process in fiscal 2004 and other nondeductible expenses incurred in the Elite acquisition.

        Loss from Discontinued Operations, Net of Income Taxes.    We classify results of operations, loss on closing, and related income tax effects of markets closed or sold after the adoption of SFAS 144 as discontinued operations for all periods presented. The loss of $646,000 for the recent period represents the loss on closing or selling of a total of 11 stores in the Louisville, Kentucky, Tulsa, Oklahoma and Daytona Beach, Florida markets in fiscal 2004.

        Net Income.    As a result of the above factors, our net loss was $1.1 million for fiscal 2004 compared to net income of $1.8 million for fiscal 2003.

  Fiscal 2003 (53 weeks) Compared to Combined Fiscal 2002 (52 weeks)

        Net Sales.    Net sales increased to $158.4 million during fiscal 2003 from $141.9 million during combined fiscal 2002, an increase of 11.6%. The net increase included a 52-week comparable store sales decrease of $1.8 million, or (1.2)%. The net increase also included sales in the recent year, but not in the prior year of $2.2 million from the 53rd week of fiscal 2003, $6.8 million from the opening of 13 stores, $7.8 million from 18 stores acquired in May 2003 from 5/O Management, and $1.1 million from eight stores acquired in April 2002 in Tampa, Florida from another mattress retailer. The net increase also included a reduction in sales of $1.1 million from the closing of five stores in the recent year.

        Gross Profit.    Gross profit increased to $67.0 million during fiscal 2003 from $56.0 million during combined fiscal 2002, an increase of 19.6%, primarily due to the increase in net sales over the years. Gross profit as a percentage of net sales was 42.3% in the recent year as compared to 39.5% in the prior year, an increase of 2.8%. This net increase in the recent year included increases of 0.6% from an increase in the mix of premium mattress products at higher gross margins, 0.8% from an improvement in inventory shrink and 2.4% from an increase in vendor incentives resulting primarily from the full year effect in fiscal 2003 of a new supply agreement with Sealy effective October 18, 2002. The net increase in the recent year also included reductions of 0.9% from the effect of higher store occupancy expense and depreciation expense on the increased number of new format stores open in the recent year and other reductions of 0.1%.

        Franchise Fees and Royalty Income.    Franchise fees and royalty income decreased to $3.7 million during fiscal 2003 from $5.2 million during combined fiscal 2002, a decrease of 27.6%. Franchisee and royalty fees decreased over the years principally as a result of the effect in the recent year of the reduction of the franchise fee percentage from 5.0% to 3.0%, which change was made effective at various dates during fiscal 2003.

        Selling and Advertising Expenses.    Selling and advertising expenses increased to $51.3 million during fiscal 2003 from $42.6 million during combined fiscal 2002, an increase of 20.4%. These expenses as a percentage of sales increased to 32.4% in fiscal 2003 from 30.0% in combined fiscal 2002. The increase over the prior year was primarily the result of the number of open stores, incremental advertising expense incurred in markets that have converted to our broadcast media strategy beginning in February 2003 and an increase in salesman commission expense of $1.0 million from the replacement of manufacturer incentives to fund our salesman compensation programs with additional volume-based merchandise purchase incentives resulting from the new supply agreement with Sealy. The previous incentives were recognized as a reduction of our selling expenses, while the new volume-based merchandise purchase incentives are recognized as a reduction of our cost of sales.

        General and Administrative Expenses.    General and administrative expenses decreased to $13.7 million during fiscal 2003 from $14.4 million during our combined fiscal 2002, a decrease of 4.8%.

These expenses as a percentage of sales decreased to 8.6% in fiscal 2003 from 10.1% in combined fiscal 2002. The decrease from the prior year was primarily a function of a reduction in market, regional and corporate overhead employee expense of $728,000 resulting primarily from lower employee bonuses in the recent year.

        Net Interest Expense.    Interest expense decreased to $1.9 million during fiscal 2003 from $2.4 million during combined fiscal 2002, a decrease of 19.5%. The decrease was primarily from the elimination of debt discount amortization expense effective October 18, 2002, which resulted in a $196,000 reduction of expense in the recent year. We also lowered our interest rate in connection with our refinancing of debt that occurred on October 18, 2002.

        Provision for Income Taxes.    We recorded an expense for income taxes of $1.4 million for fiscal 2003 compared to an expense for income taxes of $658,000 for combined fiscal 2002, resulting in effective income tax rates of 36.4% for fiscal 2003 and 34.6% for combined fiscal 2002.

        Loss from Discontinued Operations, Net of Income Taxes.    We classify results of operations, loss on closing and related income tax effects of markets closed after the adoption of SFAS 144 as discontinued operations for all periods presented. The loss for fiscal 2003 and combined fiscal 2002 represents the closing of stores in and around Norfolk, Virginia; Hartford, Connecticut; Louisville, Kentucky; Tulsa, Oklahoma and Daytona Beach, Florida.

        Net Income.    As a result of the above factors, our net income was $1.8 million for fiscal 2003 compared to net income of $657,000 for combined fiscal 2002.

Liquidity and Capital Resources

        Our primary capital requirements are to finance capital expenditures and increases in inventory related to new stores and to meet debt service requirements. Our main sources of liquidity have been cash provided by operations, loan financings and equity investments from Sun Capital, extended accounts payable terms and customer deposits.

        The following chart summarizes the principal elements of our cash flow for the past three years and the 13 weeks ended May 4, 2004 and May 3, 2005.

	Predecessor/ Successor Combined	Mattress Holding
				13 Weeks Ended
	Year Ended January 28, 2003(1)	Year Ended February 3, 2004	Year Ended February 1, 2005	May 4, 2004	May 3, 2005
				(unaudited)
Net cash provided by (used in) operating activities	$(1,451)	$16,687	$12,000	$(937)	$2,212
Net cash used in investing activities	(3,720)	(8,657)	(15,294)	(2,511)	(2,199)
Net cash provided by (used in) financing activities:
Proceeds from issuance of debt	6,261	13,869	23,991	10,105	—
Principal payments of debt	(10,696)	(19,580)	(18,480)	(6,489)	(753)
Debt issuance costs	—	(488)	(997)	(726)	—
Exercise of stock options	—	—	12	12	—
Issuance of common stock	5,000	—	—	—	—

Total net cash provided by (used in) financing activities:	565	(6,199)	4,526	2,902	(753)

Increase (decrease) in cash	(4,606)	1,831	1,232	(546)	(740)
Cash and cash equivalents, beginning of period	4,684	78	1,909	1,909	3,141

Cash and cash equivalents, end of period	$78	$1,909	$3,141	$1,363	$2,401

(1)
The presentation of combined predecessor and successor cash flows for combined fiscal 2002 is intended to provide a more meaningful comparison of combined fiscal 2002 cash flows with fiscal 2001 and fiscal 2003 cash flows as discussed under "—Results of Operations"

        As of May 3, 2005, we had cash and cash equivalents totaling $2.4 million. Following completion of this offering, our main source of liquidity will be cash provided by operations, cash reserves from proceeds of the offering and borrowings available under our 2004 credit facility or a new credit facility. Prior to this offering, our principal uses of cash have been to finance capital expenditures and increases in inventory related to new stores and to meet debt service requirements. We expect that these uses will continue in the future, although we expect that cash requirements to service debt will be significantly reduced after we pay down our currently outstanding debt with proceeds from the consummation of this offering.

        An analysis of cash provided and used in operating, investing and financing activities follows:

        Operating Cash Flows.    Our net operating cash flows consist of (1) the results of operations, as adjusted for noncash expense items consisting primarily of depreciation and amortization, noncash losses on market and store closings and the effect of changes in deferred income taxes, (2) cash provided from inducements from landlords to enter into long-term leases (net of amortization effects), (3) cash provided from vendors as inducements to enter into long-term supply and service agreements (net of amortization effects), (4) cash used to purchase showroom inventories for new stores and (5) the effects of the timing of the collections and payments of cash related to accounts receivables and accounts payable and other changes in the components of working capital.

        Net cash provided by operating activities was $2.2 million for the 13 weeks ended May 3, 2005 compared to net cash used of $0.9 million for the 13 weeks ended May 4, 2004. The increase in cash provided in the recent period over the prior period was primarily the result of the improvement in the results of operations (as adjusted for noncash items) during the recent period and the timing of payment of accounts payable and accrued liabilities, which resulted in cash being provided in the recent period.

        Net cash provided by operating activities was $12.0 million for fiscal 2004 compared to cash provided of $16.7 million for fiscal 2003. The decrease in cash provided over the prior year is primarily the result of decreased net income (as adjusted to exclude noncash depreciation, amortization and deferred tax provision net expense effects) of $2.2 million, an increase in cash used for inventories of $1.9 million in the recent period related to new store openings and to support the higher level of sales in the recent period, a decrease in cash provided in the recent period of $2.9 million from lower collections from vendor incentives related to long-term supply contracts (net of amortization effects included in net income) and additional cash requirements in the recent period of $0.3 million related to timing differences in the collections and payments of accounts receivable, accounts payable and other current assets and liabilities. The decreases in cash provided by operating activities in fiscal 2004 as compared with fiscal 2003 were offset by an increase in cash provided in the recent period of $1.8 million from collections of tenant allowances from landlords related to the buildout of new stores and warehouses.

        Net cash provided by operating activities was $16.7 million for fiscal 2003 compared to cash used in operating activities of $1.5 million for combined fiscal 2002. The increase in cash provided by operating activities over the prior year is primarily the result of increased net income (as adjusted to exclude noncash depreciation, amortization and deferred tax provision net expense effects), an increase in accounts payable resulting from our taking full advantage of extended payment terms with inventory merchandise vendors and cash payments received from vendors as inducements to enter into long-term supply and service contracts.

        Investing Cash Flows.    Cash used in investing activities consists primarily of capital expenditures related to new stores and, to a lesser extent, store remodels and new and upgraded warehouse facilities. In addition, beginning in fiscal 2003, we replaced our previous computer systems with a new integrated computer system. The implementation was completed in fiscal 2004 for all existing operations. With the Elite acquisition, we replaced Elite's previous computer system with our system and the conversion was completed in May 2005, although we did not incur significant costs in the conversion.

        Net cash used in investing activities was $2.2 million for the 13 weeks ended May 3, 2005, compared to $2.5 for the 13 weeks ended May 4, 2004. This decrease was primarily the result of the lower capital expenditures in the recent period related to the computer system implementation.

        Net cash used in investing activities was $15.3 million for fiscal 2004 compared with $8.7 million for fiscal 2003. The increase in the recent period was primarily the result of the higher number of new stores opened. We opened 35 new stores in fiscal 2004 as compared with 10 new stores in fiscal 2003. The increase in capital expenditures for new store openings was offset by (1) a reduction in the recent period of $1.6 million from lower cash requirements related to the implementation of our new computer system, for which the majority of capital expenditures occurred in fiscal 2003 and (2) a reduction in cash used in investing activities of $0.6 million related to business acquisitions. The 5/O acquisition in fiscal 2003 used $0.5 million of cash while the Elite acquisition provided approximately $0.1 million of cash as a result of acquired cash balances of Elite in excess of cash used in the acquisition.

        Net cash used in investing activities was $8.7 million for fiscal 2003, compared to $3.7 million combined fiscal 2002. The increase in the recent period was primarily the result of additions to property and equipment related to new store openings and store remodels in the incremental amount of $3.3 million over the prior period and the purchase and implementation of an integrated computer system in the amount of $2.7 million in the recent period, net of a reduction in investing cash flows in the recent period of $1.0 million, which reflects cash used in the recent period of $0.5 million in the

5/O Acquisition, compared to cash used in combined fiscal 2002 of $1.5 million in Sun Capital's acquisition of us.

        Financing Cash Flows.    Our financing cash flows consist primarily of borrowings on our debt facilities, net of principal payments on and costs incurred to issue debt.

        Net cash used for financing activities was $0.8 million for the 13 weeks ended May 3, 2005, consisting entirely of scheduled principal payments of debt, as compared with cash provided of $2.9 million for the 13 weeks ended May 4, 2004, which includes the effect of $4.0 million of incremental borrowings under the 2004 credit facility that was put in place in March 2004, net of $0.7 million of related debt issuance costs. Current maturities of long-term debt at May 3, 2005 were $2.7 million.

        Net cash provided from financing activities was $4.5 million for fiscal 2004 as compared with cash used of $6.2 million in fiscal 2003. We borrowed a total of $24.0 million in fiscal 2004 under our debt facilities. The borrowings and related use of proceeds consisted of (1) $6.0 million on the 2004 credit facility to refinance and repay the previous credit facilities in March 2003, (2) $11.5 million of revolving debt borrowings under both the 2003 and 2004 credit facilities at various times for working capital requirements of which $9.4 million was also repaid during fiscal 2004, (3) term borrowings of $6.0 million under our 2004 credit facility, which were used to reduce the revolving borrowings in the amount of $4.4 million, to finance the repayment of promissory notes to former Elite shareholders in the amount of $1.4 million and to pay debt issuance costs and other fees and (4) other borrowings totaling $0.5 million to finance the purchase of delivery vehicles and other equipment used in operations. We made debt payments of $18.5 million in fiscal 2004 consisting of (1) repayment of the 2003 credit facility in March 2003 in the amount of $5.8 million, (2) reductions in revolving borrowings of $9.4 million at various times during the year, (3) repayment of demand promissory notes in the amount of $1.4 million related to the Elite acquisition and (4) other scheduled principal reductions totaling $1.9 million.

        Net cash used in financing activities was $6.2 million for fiscal 2003, compared to net cash provided by financing activities of $0.6 million for combined fiscal 2002. Cash used in fiscal 2003 consisted primarily of $5.0 million paid in September 2003 to retire the outstanding principal balance of a prior subordinated credit facility. Net cash provided of $565,000 in combined fiscal 2002 consisted of $5.0 million of proceeds from a capital contribution made by Sun Capital in connection with its October 18, 2002 acquisition of the company, net of debt principal reductions of $4.4 million.

        Capital Resources and Requirements.    Our future capital requirements will vary based on the number of additional stores, including relocated stores, we open and the number of stores we renovate. These requirements will include costs directly related to opening new stores and renovating existing stores and may also include costs necessary to ensure that our infrastructure, including distribution capabilities, is able to support a large store base. Through July 5, 2005, we have opened 11 new stores, including 6 relocated stores, and plan to open up to 21 additional stores in fiscal 2005, including 5 additional relocated stores. We believe our current distribution centers, including new facilities and upgrades planned for fiscal 2005, can accommodate our growth through at least fiscal 2005. In fiscal 2005, we expect our capital expenditures to be approximately $14.7 million, which consists of approximately $7.2 million for new store openings, approximately $1.2 million for planned store renovations, approximately $1.3 million for warehouse upgrades, approximately $2.4 million to upgrade and expand our corporate office, including the remodel of a SuperCenter store attached to the corporate facility, approximately $1.1 million to expand the Mattress Firm Network to approximately 100 additional stores and approximately $1.5 million for other capital expenditures for furniture and fixtures, vehicles, equipment and computer system enhancements.

        In fiscal 2005, we expect to receive approximately $4.0 to $5.0 million in cash payments from landlords as lease inducements and approximately $7.0 million in cash payments from vendors as inducements to enter into long-term supply agreements, which will provide funding for a portion of our planned new store capital expenditures. Landlords recover up front cash inducements through rent payments over the base term of the leases.

        Our additional capital needs will include funding seasonal inventory levels and, potentially, seasonal losses from operations. We intend to satisfy our capital requirements over the next 12 months with existing sources of capital, consisting of (i) cash flows from operations, (ii) cash payments from landlords and vendors received as incentives to enter into long-term leases and supply agreements, respectively, and (iii) funds available under our 2004 credit facility or from a new credit facility obtained to replace the 2004 credit facility. In addition, cash reserves resulting from proceeds of this offering and the elimination of debt service requirements in future periods from the use of proceeds of this offering to repay substantially all of our current outstanding debt will also provide additional cash reserves to satisfy our capital requirements over the next 12 months.

        Outstanding Indebtedness.    We have a significant amount of indebtedness. As of July 5, 2005, we had total indebtedness of approximately $31.7 million, including:

  •
  $30.0 million of senior debt under our 2004 credit facility, consisting of Term Loan A borrowings of $27.9 million and revolving credit facility borrowings of $2.1 million;

  •
  $1.5 million of subordinated debt outstanding under the Elite subordinated promissory notes, which is reported net of a discount of $0.3 million in our consolidated financial statements; and

  •
  $0.2 million of other debt.

        2004 Credit Facility.    In March 2004, we entered into our 2004 credit facility with Ableco Finance LLC pursuant to which we received a term loan of approximately $6.0 million and a revolving credit facility of up to $6.0 million, with availability under the revolving credit facility based on our levels of qualified inventories and accounts receivable for merchant service provider funds in course of settlement. Pursuant to a first amendment, dated as of October 18, 2004, we received an additional term loan of $4.0 million, designated as "Term Loan B," and our existing term loan was designated "Term Loan A." A certain amount of interest due on Term Loan B was to be paid by adding the amount of such interest, which we refer to as paid-in-kind interest, to the principal balance of Term Loan B. Pursuant to a second amendment, dated as of December 31, 2004, to our 2004 credit facility, we received an additional term loan of $2.0 million as part of Term Loan B, in connection with our acquisition of Elite, and Elite (now named Mattress Firm-Georgia, Inc.) was added as a borrower under our 2004 credit facility. Pursuant to a third amendment, dated as of March 29, 2005, to our 2004 credit facility, certain financial covenants were amended. Pursuant to a fourth amendment, dated as of July 1, 2005, to our 2004 credit facility, we received an additional term loan of approximately $16.0 million, the proceeds of which were used to repay in full the 2004 subordinated promissory note as described under "Related Party Transactions—Relationship with Sun Capital—2004 Subordinated Promissory Note and 2004 Refinancing." Also, under this fourth amendment, Term Loan B was combined with Term Loan A, as was all the then accrued and unpaid paid-in-kind interest. As of July 5, 2005, the total outstanding principal balance of such combined Term Loan A was approximately $27.9 million. We are required to repay Term Loan A in 21 monthly installments beginning on July 1, 2005, consisting of two equal monthly installments of $200,000, followed by seven equal monthly installments of $100,000, and followed by 12 equal monthly installments of $175,000, with the remaining outstanding principal due in March 2007 at which time the revolving credit facility is payable in full and terminates. The interest rate applicable to all loans under our 2004 credit facility is 4.0% plus the greater of the prime rate in effect from time to time and 4.0% per year. Additionally, we are required to pay an annual fee of 2.0% of the outstanding principal amount of Term Loan A (currently a fee of approximately $560,000) on each anniversary of the original closing date of our 2004 credit facility.

        Our 2004 credit facility contains affirmative and negative covenants and limitations, including, but not limited to, required minimum coverage of our obligations to pay interest and incur fixed charges, restrictions on our ability to pay dividends, make other payments and enter into sale transactions, limitations on liens, limitations on our ability to incur additional indebtedness and agreements that we use cash received outside the ordinary course of business to pay down amounts outstanding under our 2004 credit facility. Consistent with credit facilities of this type, if we do not comply with the covenants, the maturity date of our obligations could be accelerated. As of May 3, 2005, we were in compliance with all of our covenants under our 2004 credit facility, other than a fixed charge coverage ratio covenant, with respect to which our lender indicates that they will provide a waiver. However, as of July 5, 2005, we were in compliance with all of the covenants under our 2004 credit facility.

        Our 2004 credit facility is secured by all of our assets and contains various events of default, including, but not limited to, defaults upon the occurrence of a change of control of Mattress Firm and defaults for non-payment of principal interest or fees, breaches of warranties or covenants, bankruptcy or insolvency, ERISA violations and cross defaults to other indebtedness. The consummation of this offering constitutes a change of control as defined in our 2004 credit facility.

        Although we intend to repay all amounts due under our 2004 credit facility with the proceeds of this offering, we also intend to maintain the revolving credit portion of our 2004 credit facility, including the ability from time to time to draw down on it, until it is replaced by another credit facility with at least the same availability. We also expect to recognize during the quarter in which this offering is completed a noncash loss in the amount of approximately $0.1 million in connection with the repayment of our current term loan and the write off of related unamortized deferred financing costs.

        Elite Notes.    In connection with our acquisition of Elite, we assumed promissory notes payable by Elite to certain former Elite shareholders in the aggregate principal amount of $1.5 million, which are non-interest bearing. Principal payments due under the notes will be made in equal annual installments on December 31st of 2005, 2006 and 2007. All payments due under the notes are subordinated to all indebtedness under our 2004 credit facility and any subsequent indebtedness that replaces or refinances our 2004 credit facility.

        Franchise Receivables and Guarantees.    In the past, we have provided loans to franchisees, for the costs incurred to establish franchise operations, at our discretion, pursuant to the terms of promissory notes receivable. We have not made any new loans to franchisees during or subsequent to fiscal 2001 and the outstanding principal balance of notes receivable was less than $0.1 million at July 5, 2005.

        We evaluate the credentials, business plans and the financial strength of potential franchisees before entering into franchise agreements and before extending credit. Concentrations of credit risk with respect to accounts receivable and notes receivable with franchisees, or franchisee receivables, after considering existing allowances for doubtful accounts, are considered by management to be limited as a result of the number of franchisees and their dispersion throughout the United States. We have the right under the terms of our franchise agreements to assume the operations of franchisees that do not comply with the conditions of the franchise agreement, including a default on the payments owed to us. In such instances, the assumption may involve purchase consideration in the form of cash and the assumption of certain franchisee obligations, including obligations to us. We provide an allowance for doubtful accounts on franchisee receivables if we believe it is probable that we will not collect or otherwise recover the total outstanding balance, including accrued interest.

        We have provided financial guarantees associated with certain real estate leases of franchisees. We have not provided any new financial guarantees subsequent to fiscal 2001. The contractual amounts of the guarantees, which represent our maximum exposure to credit loss in the event of non-performance by the franchisees, totaled $1.0 million as of February 1, 2005. The guarantees expire in decreasing amounts through 2010. The credit risk associated with these guarantees is essentially the same as that involved in extending loans to the franchisees.

Unaudited Quarterly Results

        The following tables set forth selected unaudited quarterly financial data for the nine quarters ended May 3, 2005. This unaudited quarterly consolidated information, in the opinion of management, includes all adjustments necessary for a fair presentation of such information in accordance with generally accepted accounting principles. Historically, our net sales and operating results have varied from quarter to quarter and are expected to continue to fluctuate in the future. These fluctuations have been due to a number of factors, including: general economic conditions, adverse economic conditions, a slowdown in home sales, adverse weather conditions, timing of holidays within our quarters or other unfavorable circumstances, particularly as may be specific to Texas or Florida where we have a high percentage of stores. In addition, operating results have been seasonally lower during the first and fourth fiscal quarters than during the second and third fiscal quarters. The operating results for any historical quarter are not necessarily indicative of results for any future period.

        The historical consolidated unaudited quarterly financial data as of and for all periods prior to the 13 weeks ended May 4, 2004, have been restated to correct the accounting for leases with respect to lease terms that we use to depreciate our leasehold improvements, amortize deferred lease inducements and calculate straight-line rents. See Note 3 to our consolidated financial statements included elsewhere in this prospectus.

	13 Weeks Ended
	April 29, 2003	July 29, 2003	October 28, 2003	February 3, 2004(1)	May 4, 2004	August 3, 2004	November 2, 2004	February 1, 2005(2)	May 3, 2005(2)
Net sales	$34,019	$39,494	$42,846	$42,067	$41,059	$44,651	$43,913	$50,648	$66,233
Costs of sales	19,746	22,425	23,853	25,385	24,550	26,257	26,445	31,581	40,779

Gross profit from retail operations	14,273	17,069	18,993	16,682	16,508	18,394	17,469	19,067	25,454
Franchise fees and royalty income	1,091	1,003	856	793	775	891	897	691	409

	15,364	18,072	19,849	17,475	17,284	19,285	18,366	19,757	25,863

Operating expenses
Selling and advertising	11,095	12,998	13,724	13,449	13,254	15,384	13,687	14,608	18,501
General and administrative	3,482	3,256	3,543	3,391	4,013	3,523	3,429	4,647	5,707

	14,577	16,254	17,267	16,840	17,267	18,907	17,116	19,255	24,208

Income (loss) from operations	787	1,818	2,582	635	17	378	1,250	502	1,655

Other Expense (Income)
Interest income	(13)	(9)	(12)	(6)	(4)	(5)	(3)	(3)	(1)
Interest expense	492	489	549	417	400	471	544	692	944

	479	480	537	411	396	467	540	688	942

Income (loss) from continuing operations before provision for income taxes	308	1,338	2,045	224	(379)	(88)	710	(186)	712
Provision (benefit) for income taxes	188	568	877	(208)	(95)	3	275	341	265

Income (loss) from continuing operations	120	770	1,168	432	(284)	(92)	435	(527)	447
Loss (income) from discontinued operations, net of income taxes	(83)	12	(16)	(559)	(76)	(495)	(28)	(36)	—

Net income (loss)	$37	$782	$1,152	$(127)	$(360)	$(587)	$408	$(564)	$447

(1)
Consists of the 14 weeks ended February 3, 2004.
(2)
Includes the results of operations of Elite since the December 31, 2004 date of acquisition.

Seasonality

        Our business is subject to seasonal fluctuations and we generally have experienced more sales and a greater portion of income during the second and third quarters of our fiscal year due to a concentration of summer season holidays, including Memorial Day, the Fourth of July and Labor Day and other seasonal factors. We expect this trend to continue for the foreseeable future.

Summary Disclosures About Contractual Obligations and Commercial Commitments

        The following summarizes certain of our contractual obligations at February 1, 2005 and the effect such obligations are expected to have on our liquidity and cash flows in future periods:

	Payments Due by Period
	Total	Less than 1 year	1-3 years	4-5 years	After 5 years
	(in thousands)
Long-term debt, including principal and interest(1)	$39,190	$5,681	$27,430	$6,078	$1
Operating leases	98,846	25,538	37,933	23,360	12,015
Management fees(2)	2,700	400	800	800	700

Total(3)	$140,736	$31,619	$66,163	$30,238	$12,716

(1)
Includes capital lease obligations classified as long-term debt. We expect to pay off substantially all currently outstanding debt with proceeds from the consummation of this offering.

(2)
Represents management fees payable to Sun Capital in the minimum amount of $400,000 per year, payable quarterly in advance (subject to a maximum of 5.0% of annual EBITDA) through 2012. We expect to terminate the management services agreement for a payment of $2.45 million from the proceeds of this offering.

(3)
This table excludes our commitment to purchase a minimum percentage of mattress merchandise from Sealy since the amount in future periods cannot be quantified. We have agreed that more than a majority of the amount we spend on new mattresses will be spent on Sealy-branded products. Purchases from Sealy in fiscal 2004 totaled $51.5 million. This table also excludes certain components of our other long-term liabilities consisting primarily of unearned lease incentives and unearned vendor incentives, which represent up-front payments received to enter into long-term lease and supply agreements, respectively, since the settlement of these liabilities will not require the use of cash so long as the Company remains in compliance with the terms and conditions of the agreements.

Off-Balance Sheet Arrangements

        Except for guarantees that we have provided with respect to certain real estate leases of franchisees, we do not have any "off-balance sheet arrangements" (as such term is defined in Item 303 of Regulation S-K) that are reasonably likely to have a current or future effect on our financial condition changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources. Information regarding guarantees provided with respect to certain real estate leases of franchisees is discussed under "—Liquidity and Capital Resources".

Recent Accounting Pronouncements

        In November 2004, the Emerging Issues Task Force ("EITF") reached a consensus on Issue No. 03-13 ("EITF 03-13"), Applying the Conditions in Paragraph 42 of FASB Statement No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets in Determining Whether to Report Discontinued Operations". Paragraph 42 of Financial Accounting Standards Board ("FASB") Statement No. 144 states that the operations of a component of an entity that has been disposed of or is classified as held for sale shall be reported in discontinued operations if both the following criteria are met: (a) the operations and cash flows of the component have been (or will be) eliminated from the ongoing operations of the entity as a result of the disposal transaction and (b) the entity will not have any significant continuing involvement in the operations of the component after the disposal. The EITF determined in EITF 03-13 that the evaluation of whether the operations and cash flows of a disposed component have been or will be eliminated from the ongoing operations of the entity depends on whether continuing cash flows have been or are expected to be generated and, if so, whether those continuing cash flows are direct or indirect. Cash flows of the component would not be eliminated if the continuing cash flows to the entity are considered direct cash flows. The consensus should be applied to a component of an enterprise that is either disposed of or classified as held for sale in fiscal periods beginning after December 15, 2004. Our reporting of markets closed in fiscal 2004 as discontinued operations is in accordance with EITF 03-13.

        In December 2004, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 123 (revised 2004) ("SFAS 123R"), Share-Based Payment, which will require the cost of employee compensation paid with equity instruments to be measured based on grant date fair values and recognized over the vesting period. In April 2005, the Securities and Exchange Commission announced the adoption of a new rule that amends the required implementation dates of SFAS 123R. The new rule allows companies to implement SFAS 123R at the beginning of their fiscal year that begins after June 15, 2005. Under the new rule, SFAS 123R will become effective for the Company in the first quarter of 2006. We have outstanding stock options and we will be required to account for those stock options and future grants of stock-based awards in accordance with SFAS 123R. We have not yet determined the effect SFAS 123R will have on our consolidated financial statements; however, we expect that adoption of the standard will reduce net income in future periods.

        In December 2004, the FASB issued SFAS No. 153 ("SFAS 153"), Exchanges of Nonmonetary Assets—An Amendment of APB Opinion No. 29. Accounting Principles Board Opinion No. 29 ("APB 29), Accounting for Nonmonetary Transactions, provided an exception to the basic measurement principle (fair value) for exchanges of similar assets, requiring that some nonmonetary exchanges be recorded on a carryover basis. SFAS 153 eliminates the exception to fair value for exchanges of similar productive assets and replaces it with a general exception for exchange transactions that do not have commercial substance; that is, transactions that are not expected to result in significant changes in the cash flows of the reporting entity. The provisions of SFAS 153 will become effective for the Company for exchanges of nonmonetary assets occurring in fiscal periods beginning after June 15, 2005. We do not expect SFAS 153 to have a material impact on our results of operations or financial condition.

        In March 2005, the FASB issued FASB Interpretation No. 47 ("FIN 47"), Accounting for Conditional Asset Retirement Obligations. FIN 47 clarifies that the term conditional asset retirement obligation as used in SFAS No. 143, Accounting for Asset Retirement Obligations, refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the company. FIN 47 is effective for the Company no later than fiscal years ending after December 15, 2005. We are currently evaluating the impact of FIN 47 on our financial statements and do not expect the new standard to have a material impact on our results of operations or financial condition.

        In May 2005, the FASB issued SFAS No. 154 ("SFAS 154"), Accounting Changes and Error Corrections—A Replacement of APB Opinion No. 20 and FASB Statement No. 3. SFAS 154 requires retrospective application to prior periods' financial statements for changes in accounting principles unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. SFAS 154 is effective for accounting changes and corrections or errors made in fiscal years beginning after December 15, 2005. We will adopt the provision of SFAS 154, as applicable, beginning in fiscal 2005, although we are not currently aware of any situations that will result in accounting changes or error corrections.

        In June 2005, the EITF reached a consensus on Issue No. 05-06 ("EITF 05-06"), Determining the Amortization Period for Leasehold Improvements. The guidance requires that leasehold improvements acquired in a business combination or purchased subsequent to the inception of a lease be amortized over the lesser of the useful life of the assets or a term that includes renewals that are reasonably assured at the date of the business combination or purchase. EITF 05-06 is effective for periods beginning after June 29, 2005. We do not believe that the adoption of EITF 05-06 will have a material impact on our financial position, results of operations or cash flows since our current accounting follows the guidance in this consensus.

Quantitative And Qualitative Disclosures About Market Risk

        Interest Rate Risk.    Our earnings are affected by changes in interest rates due to the impact those changes have on our interest income from cash equivalents and our interest expense on borrowings under our 2004 credit facility with interest rates that vary in direct relationship to changes in the prime interest rate. We had approximately $2.4 million and $3.1 million of cash and cash equivalents as of May 3, 2005 and February 1, 2005, respectively, although we did not maintain investments in interest bearing accounts at any time during the fiscal year and 13 weeks then ended, respectively. Our floating rate indebtedness was approximately $24.3 million and $24.7 million at May 3, 2005 and February 1, 2005, respectively. All of our floating rate debt outstanding at May 3, 2005 originated with the refinancing in March 2004 that resulted in the 2004 credit facility. If short-term floating interest rates increased by 100 basis points during fiscal 2004, our interest expense, on a pro forma basis after giving effect to the March 2004 financing transactions for all of fiscal 2004, would have increased by approximately $0.3 million during that year. This amount is determined by considering the impact of the hypothetical change in interest rates on our average amount of floating rate indebtedness outstanding and cash equivalent balances for fiscal 2004.

        Impact of Inflation.    We believe that inflation has not had a material impact on our results of operations for any year during the three-year period ended February 1, 2005. We cannot be sure that inflation will not have an adverse impact on our operating results or financial condition in future periods.

BUSINESS

Overview

        We are one of the nation's leading specialty retailers of mattresses and bedding related products with approximately 300 company-owned and franchised stores in 19 states operated under the Mattress Firm name. We carry an extensive assortment of conventional and specialty mattresses and bedding related products across a wide range of price points. Conventional mattresses, which accounted for approximately 84% of total bedding sales in the United States in 2004, utilize steel-coil innersprings, whereas specialty mattresses utilize other materials such as visco-elastic foam, latex foam or pressure-adjustable air chambers to provide comfort and support. We focus on the best-known national brands, featuring the conventional mattresses of Sealy (including Sealy Posturepedic and Stearns & Foster) and Simmons (including Simmons Beautyrest), as well as the specialty mattresses of Tempur-Pedic and, recently introduced in certain markets, Select Comfort. We are the nation's largest specialty retailer of mattresses manufactured by Sealy, which is the leading bedding manufacturer in the United States based on wholesale domestic market share.

        We believe our destination store retail concept provides our customers with a distinctive shopping experience based on our extensive product assortment, a strong value proposition and superior services in a conveniently located, comfortable store environment. We believe our key competitive differentiators also include: (1) our contemporary store design, (2) our same-day "Red Carpet" delivery service, (3) the expertise and service level provided by our professional sales associates, (4) our comfort satisfaction and price guarantees and (5) our extended warranty program. Our stores are efficiently-sized at approximately 4,000 square feet for our traditional stores and approximately 6,500 square feet for our SuperCenter stores, which are a combination of a traditional store and a clearance center. Approximately 29% of our company-owned stores are our SuperCenter store format. We typically locate our stores in convenient, high traffic areas as free-standing units or highly visible end-caps in power center locations.

        Our goal is to become the nation's leading specialty retailer of mattresses and bedding related products and achieve the leading market share position in the markets we serve, enabling us to leverage our brand recognition and our advertising, management and distribution costs. We believe we currently have the leading share of the bedding products market in seven of our 10 largest company-owned markets. Our long-term objectives are to increase our brand awareness and market share leadership in our existing markets and to identify and enter new markets. As of May 3, 2005, we had 261 company-owned stores in 23 markets and 50 franchised stores in 10 additional markets.

Corporate History and Strategic and Operating Initiatives

        We are a holding company and all of our operations are conducted by our subsidiaries. We were formed in October 2002 as a holding company, with no prior operations, by Sun Mattress, an affiliate of our controlling stockholder, Sun Capital, for the purpose of acquiring our predecessor, Malachi Mattress America, Inc., an affiliate of Sealy. On December 31, 2004, we acquired Elite, formerly our largest franchisee. As a result of this acquisition, all of Elite's 50 stores located in Georgia, North Carolina and South Carolina became company-owned stores.

        The principal strategic reason for the Elite acquisition was to acquire a market leader in the high-growth Southeast region of the United States. Key benefits from the Elite acquisition have been (1) further strengthening our field and senior management team, including in particular the addition of R. Stephen Stagner as our Chief Operating Officer, (2) enhancing our best practices in merchandising and store operations, and (3) improving our economies of scale and efficiencies in advertising, marketing, and purchasing.

        Over the past several years, we enhanced our management team with the addition of a number of senior corporate and field level executives, including several from Elite. We also implemented a series of strategic and operating initiatives aimed at improving our customer shopping experience, the brand awareness of Mattress Firm, our corporate and operational infrastructure and our profitability. We have focused on increasing our relative market share in key markets and developed a radio and television advertising and marketing program to support this goal. In addition, we developed a new design for both our traditional and SuperCenter stores.

Competitive Differentiation and Business Strategy

        We believe the following differentiate us from our competitors and are key to our continuing success:

        Distinctive Retail Concept.    We believe our destination store retail concept provides our customers with a distinctive shopping experience in an attractive and efficient store format. We offer our customers an extensive assortment of mattresses and bedding related products, featuring the best-known national brands, a strong value proposition and superior service in a conveniently located, comfortable store environment.

  •
  Extensive assortment of mattresses and bedding related products featuring the best-known national brands.  We carry an extensive assortment of mattresses and bedding related products in a wide range of comfort choices, styles and price points. We focus on the best-known national brands, featuring the conventional mattresses of Sealy and Simmons. We also carry specialty mattresses of Tempur-Pedic and Select Comfort. Sealy and Simmons are the largest bedding manufacturers in the United States based on wholesale domestic market share. Tempur-Pedic and Select Comfort are two of the fastest-growing brands in the United States bedding industry, offering alternatives to conventional mattresses. Based on our relationships with these key suppliers, we are able to offer our customers many exclusive products that are available only to us in our markets. During fiscal 2004, these exclusive products represented more than half of our total mattress sales.

  •
  Attractive and efficient store format.  Our stores are designed to create a distinctive shopping experience for our customers. Our stores are bright and comfortable, with an upscale feel, while our signage and banners convey our strong value proposition. Our standardized racetrack layout and merchandise presentation, organized by comfort choice and price, are designed to make shopping easy for our customers and selling easy for our sales associates. Our efficiently-sized traditional stores are approximately 4,000 square feet.

  •
  Unique SuperCenter store format.  We have developed a unique store format of approximately 6,500 square feet, which is a combination of a traditional store and a specially-merchandised clearance center area. These destination store SuperCenters carry our standard assortment of mattresses and bedding related products and an assortment of special buys, overstock and refurbished merchandise, which reinforce our strong value proposition. As of July 31, 2005, we operated 74 SuperCenter stores, representing approximately 29% of our total company-owned stores.

  •
  Superior shopping experience.  We believe we provide our customers with a superior level of in-store and after-sale personalized service. We achieve this service level by offering customers our distinctive comfort testing process, same-day "Red Carpet" delivery service, comfort satisfaction and price guarantees and our extended warranty program. To ensure this service level is achieved, our professionally trained sales associates are empowered to satisfy our customers' comfort, value and service requirements. We continue to enhance our customers' shopping experience through initiatives such as a new program of store visits conducted by an independent third party, designed to measure and ensure the effectiveness and consistency of our selling process, in-store promotions, cleanliness and overall customer experience.

        Leading Market Share in Key Markets.    We believe we currently have the leading share of the mattress and bedding related products market in seven of our 10 largest company-owned markets, representing approximately 63% of our total net sales for the 13 weeks ended May 3, 2005. We plan to continue to add new stores in our existing markets to enhance our market share positions. This strategy of clustering stores to achieve market share dominance enables us to leverage our brand recognition and our advertising, management and distribution costs in order to increase our return on invested capital in each market we serve. Consistent with our strategy of increasing our relative market share, we have shifted from a print-based to a radio and television advertising and marketing program. By achieving strong brand recognition and leading market share positions we believe we are able to utilize radio and television advertising and marketing on a cost effective basis, which provides us with significant competitive advantages.

        Effective Distribution Strategy.    We have developed an effective distribution strategy, which enables us to both provide our customers with superior delivery service and achieve a high level of inventory turnover. In substantially all of our markets, a single distribution center serves all of the stores in that market. We have strong relationships with our key suppliers, most of whom deliver to our distribution centers within 48 hours of ordering. Approximately 25% of the time, our merchandise is delivered to our customers on a same day basis. As a result of our efficient distribution process and favorable vendor terms, we are able to minimize the inventory required for our stores. Over the past 18 months, we have expanded six of our 20 distribution centers and we continue to invest in and upgrade our distribution centers to improve efficiency and increase our capacity for growth.

        Experienced Management Team.    Over the past several years, we have strengthened our management team by adding a number of key executives with extensive bedding and retail experience. The 11 members of our senior management team average 14 years of experience in the bedding industry. Gary T. Fazio, our Chairman of the Board, President and Chief Executive Officer since 2001, has 33 years experience in the bedding industry, 20 years of which were with Sealy, including as Vice President of Sales from 1990 to 1998 and General Manager of the domestic bedding group from 1998 to 2001. In connection with the Elite acquisition, we added several of Elite's senior executives to our corporate organization and several field level managers to our field organization. R. Stephen Stagner, our Chief Operating Officer, who joined us in connection with the Elite acquisition, co-founded and served as Chief Executive Officer of Elite, formerly worked at both Sealy and Simmons and has 14 years of wholesale and retail bedding experience.

Growth Strategy

        Our long-term objectives are to increase our sales and profitability by strengthening our position as a leading specialty retailer of mattresses and bedding related products in the United States through increasing brand awareness and market share leadership in existing markets and identifying and entering new markets. To achieve our objectives we intend to:

        Expand our Specialty Bedding Product Offerings.    To capitalize on recent growth in the specialty sleep category of the bedding market, we have expanded our assortment of Tempur-Pedic's visco-elastic foam mattresses and launched a pilot program with Select Comfort, under which we offer its The Sleep Number air-supported beds in three of our key markets. Tempur-Pedic and Select Comfort are two of the largest and fastest-growing suppliers of specialty bedding products in the United States. In certain stores, we are also creating dedicated in-store galleries devoted to mattresses and bedding related products designed to provide solutions to sleeping problems. We believe that these additional products and the roll-out of these in-store galleries will strengthen our identity as a primary destination store for both conventional and specialty mattresses and bedding related products.

        Implement New Merchandising Initiatives.    Based on the positive results achieved in an initial 50 stores, we are expanding our offerings of bedroom furniture (such as headboards, footboards and nightstands), and futons to approximately 150 of our stores by the end of fiscal 2005. We expect this program to generate incremental sales of both bedroom furniture and mattresses. In addition, to capitalize on the high demand for value-priced (under $600) mattresses, which represent approximately 50% of all mattresses sold, we are in the process of an 80% expansion of our selection of value-priced bedding.

        Enhance our Brand Recognition by Expanding and Refining our Radio and Television Advertising Program. We are expanding and refining our radio and television advertising campaigns in 14 of our 22 company-owned markets, which represented approximately 83% of our fiscal 2004 sales. Our radio and television advertising program is designed to build greater recognition of the Mattress Firm brand and emphasize all of our key competitive strengths.

        Leverage Fixed Expenses.    As we add more stores to existing markets, we expect to leverage fixed market expenses such as advertising, distribution, information systems and management over a larger sales base. By achieving further economies of scale and leveraging our fixed expenses we expect to increase our corporate operating margins.

        Expand our Store Base.    We believe the differentiation of our retail concept, our proven market-level economic model and the fragmentation of our industry provide us significant opportunities to continue new store expansion in existing markets and enter new markets. While our growth strategy will continue to be through organic growth, we would consider, under certain circumstances, acquiring specialty bedding store competitors, in either existing or new markets, or our own franchise operations.

  •
  Existing markets.  Our goal is to strengthen our market share relative to our competitors and achieve the leading share position in each of our existing markets. With respect to company-owned stores, we believe our existing markets could support an additional 65 to 70 new stores, net of closings. In fiscal 2005, we plan to open 34 stores and close 33 stores. In fiscal 2006, we plan to open 34 stores and close 18 stores.

  •
  New markets.  Beginning in fiscal 2007, we plan to enter new markets where we believe we can achieve a leadership position within 24 to 36 months. Markets will be identified based on the availability of attractive and affordable real estate, current competition and overall market characteristics. Generally, we plan to open company-owned stores in markets larger than 1.5 million people or with major growth potential, and new franchises in smaller markets.

        Continue Company-Owned Store Renovation and Relocation Program.    Four years ago, we launched a major renovation program to upgrade our stores to our new design format. These renovations include new display fixtures, wood, carpet and ceramic tile flooring, paint and improved signage. Since the beginning of fiscal 2001, we have opened 100 new stores and we have renovated a total of 32 company-owned stores, with over half of our company-owned stores now reflecting our new efficient and attractive design format.

        We also plan to continue our strategy of relocating our company-owned stores in situations where a better location becomes available in terms of store visibility, competitive position and changing shopping patterns and demographics. Since the beginning of fiscal 2001, we or Elite have relocated 24 stores that are currently company-owned. Both the relocation and renovation of our stores have had a significant positive impact on average store sales productivity and market profitability. In fiscal 2005, we plan to relocate or renovate or plan to relocate or renovate 24 company-owned stores and in fiscal 2006, we plan to relocate or renovate 22 company-owned stores.

Industry and Competition

        Overview.    The United States bedding industry is a large, stable growth industry. According to the International Sleep Products Association, or ISPA, total United States wholesale bedding shipments, including mattresses and foundations, grew approximately 11% to $5.6 billion in 2004, representing the largest growth in the past 20 years. Over the past 20 years, the industry has grown at an average of approximately 6% per year in terms of wholesale shipments, despite several economic downturns. In recent years, the average size and prices of mattresses sold in the United States have increased, according to ISPA.

        We believe that several current trends support the outlook for continued long-term growth in the United States bedding industry. First, as "baby boomers" (people born between 1946 to 1964) reach their peak earnings years they will generally have more discretionary income to spend on both bedding products and vacation and second homes relative to the general public. Second, industry advertising initiatives and studies conducted by the Better Sleep Council have increased consumer awareness of the health benefits of a good night's sleep. A third factor driving the demand for bedding includes the historical trend to larger average-sized homes and an increasing number of bedrooms per house. We believe that all of these trends have contributed to the bedding industry's growth and stability.

        Bedding Manufacturers.    The bedding industry is comprised of nearly 600 manufacturers with Sealy, Simmons, Serta and Spring Air, the four largest manufacturers in the world, accounting for approximately $3.2 billion in wholesale shipments, or approximately 57% of the total shipments, in 2004. Sealy, our largest supplier, is the largest and most recognized bedding brand in the world, accounting for approximately 21% of all wholesale bedding shipments in the United States last year. In general, the bedding industry has faced little competition from imported products as a result of the short lead times required by mattress retailers, high shipping costs and relatively low direct labor expenses in mattress manufacturing. While conventional mattresses still accounted for approximately 84% of total bedding sales in the United States in 2004, specialty bedding products, such as foam and air bedding, have experienced significant growth in recent years. In 2004, specialty bedding producers Tempur-Pedic and Select Comfort combined to account for an approximate 10% market share and experienced approximately 51% growth in wholesale bedding shipments.

        Bedding Retailers.    According to Furniture/Today, the $10.7 billion United States retail bedding market is highly fragmented with the top ten retailers accounting for only approximately 23% of total sales in 2004. Within this market, retailers, such as Mattress Firm, primarily compete based on store location, service, price, product selection, brand name recognition and advertising.

        Bedding in the United States is sold through the following channels:

  •
  Specialty bedding stores. These stores focus exclusively on mattresses and bedding related products. The specialty bedding store channel has gained market share in recent years relative to traditional furniture stores and department stores. We are a leading specialty retailer of conventional mattresses by sales and number of stores.

  •
  Traditional furniture stores. The stores included in this category generally dedicate a majority of their retail floor space to home furnishings other than bedding. While this channel has historically dominated the United States retail bedding industry, it has lost market share in recent years.

  •
  Department stores. This channel includes many of the larger national chains selling a variety of products from clothing to home furnishings. Like traditional furniture stores, department stores have lost market share in the bedding category in recent years.

  •
  Warehouse clubs. These large membership clubs sell a wide variety of food and non-food merchandise at relatively low prices and are particularly attractive for consumers seeking one-stop shopping. Generally, the warehouse clubs carry a limited bedding selection.

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  Other. This category includes catalogs, telemarketing, direct marketing, internet, discount department stores, furniture rental stores and factory direct operators.

Merchandising

        We believe our destination store retail concept provides our customers with a distinctive shopping experience, by offering an extensive assortment of mattresses and bedding related products, featuring the best-known national brands, a strong value proposition and superior service in a conveniently located, comfortable store environment.

Products

        We carry over 50 different models and styles of conventional and specialty mattresses and bedding related products across a wide range of price points. We focus on the best-known national brands but also offer our customers our own line of private label mattresses. Because of our strong relationships with our key suppliers, we are able to offer our customers many exclusive products, which are available only to us in our markets which also adds to our competitive differentiation. Periodically, we also carry limited quantities of special/opportunistic buys and our SuperCenter stores carry additional special buys as well as refurbished and marked-down merchandise. All of our mattresses are manufactured in the United States, and certain bedding related furniture products are sourced from Asia.

        Conventional Mattresses.    Conventional mattresses, such as those of Sealy (including Sealy Posturepedic and Stearns & Foster) and Simmons (including Simmons Beautyrest), utilize steel-coil innersprings to provide comfort and support. These conventional mattresses represented approximately 84% of industry sales in the United States and approximately 95% of our total bedding sales in fiscal 2004. In addition to the best-known national brands, we also offer our "Mattress Firm Direct" private label mattresses to provide our customers a greater choice of values among conventional mattresses.

        Specialty Mattresses.    In recent years, specialty mattresses, such as those manufactured by Tempur-Pedic and Select Comfort, which utilize materials other than steel-coil innersprings to provide comfort and support, have grown at a much faster rate than the industry as a whole. In response to this industry trend, we are expanding our assortment in the following categories:

  •
  Visco-elastic Foam Mattresses. Visco-elastic foam, also referred to as memory foam or polyurethane foam, features a high-density, temperature-sensitive foam core that reduces pressure points and tossing and turning by contouring to one's body. Tempur-Pedic introduced visco-elastic beds in the United States in 1992 and is the leader in the United States market for visco-elastic foam mattresses, with an estimated 70% market share.

  •
  Airbeds. Airbeds feature a core of air-filled chambers that can be adjusted to meet the user's personal comfort preferences. The Sleep Number bed manufactured by Select Comfort leads the airbed market with an approximately 80% market share.

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  Latex Foam. Latex foam mattresses feature a core of foam made from natural rubber. Like visco-elastic, latex foam conforms to one's body shape. Latex foam has become popular for its hypoallergenic nature and is viewed as anti-microbial and mite resistant.

        Furniture, Futons and Accessories.    As one of our new merchandising initiatives, we are in the process of offering bedding related furniture and futons, which complement our current bedding products. We plan to offer an assortment of these products in most of our markets primarily to attract additional customer traffic. In addition, all of our stores also carry an assortment of bedding related accessories, including bed frames, mattress pads and pillows. Bedding related products and accessories represented less than 10% of our sales from company-owned stores in fiscal 2004.

Pricing Strategy

        Our strong price and value proposition is a critical element of our merchandise strategy. We strive to provide customers the best possible value in our markets, supported by event-driven print and radio and television advertising and promotions and offer our customers a low price guarantee whereby we will refund 110% of the price difference on comparable products at any time up to three months after purchase. In addition, we supplement our regular merchandise line-up with special buys and refurbished and clearance products at our SuperCenter stores to reinforce our value proposition and strong price image. By offering a wide range of price points from promotional products (such as a $59 twin bed) to premium products (such as a $4,400 king bed), we believe we cover over 90% of the industry's retail price points.

Customer Service

        We enhance our customers' shopping experience with a superior level of service. Our sales associates are well trained in our products and unique comfort testing process, and empowered to satisfy our customers' comfort, value and service requirements consistent with established company guidelines. Their goal is to simplify the buying process and narrow customer choices to the one that meets his or her comfort and price needs. They are also trained to explain our comfort satisfaction and price guarantees as well as our third-party deferred financing programs and product warranties. We clearly price all of our merchandise and provide our customers with a clear and concise product and pricing-guide.

        After-sale service also is an important part of our overall customer service offering. We believe our "Red Carpet" delivery service, under which we provide same day delivery service approximately 25% of the time, is distinctive in the industry. We also provide our customers with comfort satisfaction and price guarantees, and a manufacturer's warranty for product defects.

Store Design and Layout

        Our stores are designed to be comfortable and easy-to-shop. We utilize two store prototypes: our traditional store format, which averages approximately 4,000 square feet, and our larger SuperCenter store format which averages approximately 6,500 square feet. Our traditional stores are bright and open and have a warm, contemporary feel. We use wood, ceramic tile and carpet flooring and natural wood fixtures and shutters to create a comfortable, home-like look and feel. By offering over 50 different models and styles of conventional and specialty mattresses and bedding related products across a wide range of price points in each of our stores, we convey category dominance. We utilize a standardized chain-wide layout that incorporates our racetrack floor plan. We display our merchandise first by comfort level (pillowtop, plush, firm) and then by price. Our store layout and merchandise display techniques are designed to make it easy for our customers to shop and easy for our sales associates to sell our products and services.

        All of our stores feature a Value Center display area that focuses on a value-priced/promotional assortment of conventional bedding priced under $600. Our SuperCenter stores incorporate all of the design elements of our traditional stores and also have a specially-merchandised warehouse rack area to display our clearance, overstock and refurbished products. The warehouse rack merchandise display and signage reinforce our value proposition.

        Our interior and exterior signage is an important element of our store design and selling strategy. We utilize bright banners, signs and lifestyle photographs to highlight the important features of each of our products as well as promotional pricing information. We display light boxes and neon signs in our windows to convey our national brand focus and value proposition. Through signage and other promotional materials, we continue to emphasize our relationship with Sealy and capitalize upon Sealy's brand recognition.

Marketing and Advertising

        Historically, only 10-15% of our marketing and advertising program consisted of radio and television, with the balance being print and other media. Beginning in early fiscal 2003, however, we initiated a major change in our marketing and advertising strategy. The objective of the change was to shift from a print-based program focused primarily on price, to a radio and television program designed to build greater recognition of the Mattress Firm brand and emphasize all of our key competitive strengths.

        Our new radio and television program is an integral part of our overall growth and branding strategy, along with our standardized store design, our proprietary logo and interior and exterior signage and our point of purchase materials. Our growth strategy of clustering stores in our key markets in order to achieve a leading market share position enables us to employ this aggressive radio and television strategy on a cost-effective basis.

        The results of our marketing and advertising strategy have been positive, generally increasing same store sales, gross margin and market share. Based on these results, we plan to continue to roll out this strategy on a market-by-market basis. In addition, we are developing the Mattress Firm in-store television network, which will air in over 100 of our stores and serve as an additional marketing and advertising vehicle. We have produced specially-created television programs for our customers to view in our stores, which highlight our product features and our Mattress Firm guarantees.

        To maximize the efficiencies of our advertising efforts and expense, we utilize ShopperTrak, a nationally recognized company that monitors store traffic patterns and sales efficiency, to measure advertising effectiveness. We believe that this outsourcing is important in light of the significance of our advertising programs and the multiple market nature of our business.

Purchasing and Distribution

        Our merchandising team is responsible for all product selection, supplier negotiations, procurement, initial pricing determinations, product marketing plans and promotions, and coordination with local store and distribution center managers to implement our merchandise programs. Our merchandising team also regularly communicates with our field management and franchisees to monitor shifts in consumer preferences and market trends.

        We currently operate 20 distribution centers that service all of our company-owned markets. In substantially all of our markets, a single distribution center serves all of the stores in that market. Our two major suppliers ship mattresses to each of our distribution centers within 48 hours of order, up to seven days per week. We replenish our distribution centers based on the rate of sales, promotions and predetermined stocking levels. Our merchandise is received, inspected and processed at our distribution centers and then delivered to our customers' homes or to our stores. Approximately 25% of the time, we deliver to our customers' homes on a same-day basis, which we believe is a key competitive strength. In approximately 73% of our markets, we utilize multiple contracted services for the delivery of merchandise to our customers and in the balance, we utilize our own fleet and delivery services.

        Over the past 18 months, we expanded six of our 20 distribution centers and we continue to invest in and upgrade our distribution centers to improve efficiency and increase our capacity for growth.

Retail Store Operations

        The principal objective of our store operations program is to provide our customers with a superior level of customer service by staffing our stores with enthusiastic sales associates and training those associates to satisfy customers' needs, while achieving store performance objectives.

        Field Management Organization and Store Staffing.    Our store operations are centralized, with corporate-level guidelines providing chain-wide consistency while permitting store level flexibility to meet our customers' value and service requirements. We employ three regional sales managers, 24 district managers and 41 area managers, who, in conjunction with our corporate recruiting and training department, are responsible for the hiring and training of store associates, assistant managers and store managers. Our training and communications program is designed to ensure chain-wide consistency of merchandise presentation, communicating corporate information to stores and monitoring sales and profit performance. In addition, our district and area managers are primarily responsible for developing store managers, assistant managers and sales associates for succession and career development purposes. We recently increased the number of our district managers by approximately 10% in order to provide greater management supervision and control. We also recently enhanced our area manager program by increasing the total number of area managers, expanding their managerial roles, and enhancing their continuing in-house education program.

        Each store is staffed with one store manager and one to four sales associates, depending on the sales volume of the store. Store managers are responsible for maintaining visual merchandise presentations, ensuring the cleanliness and orderliness of the store and monitoring store performance.

        Recruiting and Training.    We attempt to recruit sales associates who are motivated and seeking to take advantage of the career opportunities that we offer. We recruit at select colleges and also among those who have relevant retail or consumer product experience. All of our sales associates attend our extensive in-house national training program, as well as product training sessions provided by vendors. This training emphasizes product knowledge and selling skills. Our sales associates are also trained to explain our comfort satisfaction and price guarantees as well as our third-party deferred financing programs and product warranties and empowered to satisfy our customers' comfort, value and service requirements consistent with established company guidelines. Our corporate recruiting and training department is responsible for developing and providing new-hire training, advanced training and in-store new product training, and ensuring the implementation of our newly implemented store assessment program, which is conducted by an independent third-party to measure and ensure the effectiveness and consistency of our selling process, in-store promotions, cleanliness and overall customer experience and also serves as an additional educational tool for our sales associates.

        We are developing the Mattress Firm in-store television network, designed as an additional training and in-store advertising and marketing tool to connect certain stores in all of our markets via a closed-circuit network. We have produced specially-created television programs to highlight product features and our Mattress Firm guarantees for our customers to view in-store. In addition, we plan to develop unique training modules, which our sales associates can view before the store opens and during our weekly sales meetings. To enhance our sales performance, we utilize ShopperTrak to determine staffing and training needs as well as to measure advertising effectiveness. We currently utilize ShopperTrak's technology and analysis tools in approximately half of our stores.

        Compensation.    Our store associate compensation system is competitive and designed to create an incentive and urgency to sell. In addition to a base salary drawn against commissions, our sales associates can earn incentive bonuses based on store performance. All of our field management (regional managers, district managers and distribution center managers) earn a base salary and are eligible for incentive bonuses based on certain individual performance criteria.

Franchise Operations

        As of May 3, 2005, our five franchisees operated 50 stores in 9 markets. In fiscal 2004, excluding amounts received from Elite, we received $1.5 million in franchise fees and royalty income from our franchisees. We grant franchises by market, and have granted more than one franchise to some of our franchisees. Although we have franchises in the Denver and St. Louis markets, most of our current franchises are located in markets with a population of less than 1.5 million people.

        The following summarizes certain of the standard terms of our typical existing franchise agreements:

        Our outstanding franchise agreements typically give franchisees the exclusive right to operate Mattress Firm stores in a specified territory for a 30-year term, are renewable at the option of the franchisee for an additional ten-year period and are subject to certain conditions. The agreements require franchisees to operate their businesses in accordance with our standard operating procedures, including specifications for the appearance, floor plans, signage, fixtures, displays, staffing and operations of stores. The agreements also require franchisees to provide us with quarterly profit and loss statements, so we can monitor their ongoing performance and proactively identify any trouble areas, and give us the right to inspect and audit their books and records at any time during business hours. During the term of the franchise agreement and, subject to certain geographic limitations, for three years thereafter, franchisees may not operate, directly or indirectly, any other business selling bedding products or furniture.

        In addition to an initial fee of $9,000 payable upon grant of the franchise, each franchisee also pays an additional $9,000 fee each time it opens an additional store, the location of which must be approved by us. Our franchisees also pay us bi-monthly continuing fees, or royalties, equal to 3.0% of their gross sales. In exchange, we provide franchisees with our standard operations manual, sales training, print advertising materials, and assistance in selecting store sites. We also have a right of first refusal on the sale of each franchise and/or its equipment and inventory.

        In June 2004, we revised our standard form of franchise agreement to provide for an initial term of 20 years and a fee of $20,000 payable upon the grant of the franchise and each time the franchisee opens an additional store in that market. To date, only one franchisee has entered into this new standard franchise agreement.

Retail Stores and Markets

        The following illustrates all of the markets by state in which our company-owned and franchised stores were operated and the number of stores per state and market as of July 31, 2005.

Site Selection

        Our site selection strategy is to select or develop premium locations, which maximize our sales per store. We select geographic markets and store sites on the basis of demographics, quality of neighboring tenants, store visibility and signage opportunities, accessibility and lease economics. Key demographics include population density, household income and growth rates. We also utilize relative market share analyses to determine the likelihood of becoming the market leader in each market we serve within a certain period of time.

        We have an internal real estate group, which identifies opportunities for new and relocated stores with the involvement of our senior executives. We also contract with third party real estate brokers in each of our markets to identify sites and negotiate lease details. We prefer to develop freestanding units located in power strip centers with major retailers, such as Target, or other specialty and home furnishings retailers, such as Pier One, The Home Depot, Bed Bath & Beyond and Best Buy. If a free-standing unit or site is unavailable, we prefer to locate our in-line stores on the end cap of the strip center for greater visibility.

Hours

        Our stores are open 362 days a year, seven days a week, generally from 10:00 a.m. to 9:00 p.m. Monday through Friday, 10:00 a.m. to 8:00 p.m. on Saturday and 12:00 p.m. to 6:00 p.m. on Sunday.

Seasonality

        Our business is subject to seasonal fluctuation, with the highest sales activity normally occurring during the second and third quarters of our fiscal year.

Properties

        Our corporate headquarters are located in Houston, Texas and adjoin one of our retail stores. We are in the process of redeveloping our headquarters and expanding our adjoining store into a SuperCenter, which we expect to complete by the end of the year.

        We lease all of our company-owned stores, which are located in various cities in Texas, Florida, Georgia, North Carolina, Arizona, Kansas, Tennessee, South Carolina, Oklahoma, Missouri, Ohio, Indiana, Louisiana, Mississippi and Kentucky. Initial lease terms are generally for five to ten years, and most leases contain multiple five-year renewal options and rent escalation provisions. We have historically been able to renew or extend leases for our company-owned stores. Our franchisees also lease their own space. As of May 3, 2005, we leased 261 company-owned stores and our franchisees leased 50 stores. On May 3, 2005, our leases for company-owned stores had initial terms expiring as follows:

Fiscal Year During Which Initial Lease Term Expires	Stores
2005	36
2006	51
2007	31
2008	41
2009	47
2010 and thereafter	55

Total	261

        We also lease all the distribution centers that serve our company-owned stores, generally subject to five-year leases, most of which contain renewal options ranging from two to ten years. As we expand our operations, we may need to find additional distribution center locations. We believe that we would not have any difficulty replacing these facilities if we were required to do so. The following chart illustrates the locations of the 20 distribution centers that currently serve our company-owned stores, the lease termination date (assuming no exercise of renewal options, if any) and square footage:

Location	Lease Termination Date	Square Footage
Atlanta, Georgia	2/28/2011	59,607
Austin, Texas	3/31/2006	20,400
Blue Ash, Ohio	(1)	9,065
Charleston, South Carolina	12/31/2011	10,000
Charlotte, North Carolina	7/31/2008	17,600
Dallas, Texas	6/30/2013	58,290	(2)
Dublin, Ohio	8/31/2007	9,816
Greenville, South Carolina	12/31/2006	10,000
Houston, Texas	(3)	35,772
Houston, Texas	12/31/2014	55,381	(4)
Indianapolis, Indiana	10/31/2006	12,626	(2)
Jacksonville, Florida	10/15/2006	16,200	(2)
Memphis, Tennessee	6/30/2008	14,299	(2)
Mebane, North Carolina	10/31/2011	57,500
Nashville, Tennessee	9/30/2006	15,000	(2)
New Orleans, Louisiana	12/31/2005	13,154	(2)
Oklahoma City, Oklahoma	8/31/2005	10,000
Overland Park, Kansas	(1)	18,303
Phoenix, Arizona	8/31/2009	29,672	(2)
St. Petersburg, Florida	3/31/2009	34,500	(2)
San Antonio, Texas	7/31/2015	32,000

(1)
The lease for this facility has expired and is on a month-to-month basis pending a decision on renovation or relocation of the facility. Upon such decision, we will enter into a new lease agreement.
(2)
This facility includes both a distribution center and a retail store.
(3)
The lease for this facility is on a month-to-month basis pending availability of our proposed new facility referenced in footnote (4) below.
(4)
This new facility is under construction and occupancy is expected in late 2005.

Information Systems

        In May of 2005 we completed the implementation of a new, fully integrated point-of-sale system from GERS Retail Systems in all of our company-owned markets, including all stores acquired in the Elite acquisition. This system provides sales, inventory and financial information and allows us to review and adjust sales and inventory levels as necessary. In addition, we now utilize an electronic data interchange system (EDI), which allows us to interface electronically with our largest supplier. We plan to add our other key suppliers to our EDI system by year end 2005.

        Our stores, distribution centers and corporate office are connected by a Virtual Private Network (VPN), which enables us to take advantage of the cost efficiencies of the Internet without compromising data security. The server and communication hardware that facilitates our VPN are housed in a secure, off site location. We leverage our VPN to route our bankcard and third-party financing authorization and funding through its server. We believe our management information systems efficiently support our current operations and provide the foundation for future growth.

Employees

        As of July 31, 2005, we had approximately 970 employees, substantially all of whom were employed by us on a full-time basis. None of our employees is covered by a collective bargaining agreement. We have not experienced any work stoppages and we consider our relations with our employees to be good.

Supply Agreements

        Sealy.    We have a strategic merchandise supply agreement with Sealy, pursuant to which we are obligated to purchase and display a minimum percentage of Sealy products in our stores. This obligation is conditioned upon the sales performance of Sealy's products in our stores, among other things. The agreement requires that we spend more than a majority of our total dollars spent on wholesale new mattresses on Sealy products, including a minimum amount on premium products. Our minimum obligations to purchase Sealy products are measured in successive six-month periods, corresponding to each half of our fiscal year. During each six-month period, the agreement also requires us, under certain circumstances, to maintain a minimum stock keeping unit count of Sealy's products in each store exceeding a specified square footage and limit the number of other brands that we may sell. We are also obligated to treat Sealy products fairly in terms of merchandising and marketing and at least as favorably as other products in terms of advertising, promotion and sales commissions. Sealy, in turn, is obligated to provide competitive products to enable us to satisfy our minimum obligations to purchase Sealy products. The agreement terminates in 2009, unless automatically extended as the result of a breach by us of our minimum purchase obligations or as otherwise agreed by the parties.

        As a result of our recent expansion of product offerings from other suppliers, we expect to fail to meet our obligation to spend more than a majority of the amount we spend on new wholesale mattresses on Sealy-branded products in 2005. To the extent we fail to meet this obligation in a given six month measuring period, the supply agreement provides for a cure period of an additional six months during which we may cure this default by restoring our purchases of Sealy-branded new wholesale mattresses to the requisite level. For each six month cure period in which we fail to meet this obligation, the term of the supply agreement will be extended by six months, up to a total extension of three years.

        The Sealy agreement also provides us co-op advertising and purchase subsidies, point of purchase materials, certain discounts on the purchase of floor samples and new store opening funds. The agreement also covers certain pricing and payment terms as well as return and delivery policies.

        Simmons.    We recently entered into a new dealer incentive agreement with Simmons, for which we received an incentive fee. In connection with this agreement we also entered into authorized dealer and co-op advertising agreements with Simmons. The new dealer incentive agreement requires us to display a minimum number of certain Simmons products in our stores and to promote a reasonable and proportionate share of Simmons products in the media where we advertise.

        Simmons also provides us with co-op advertising and purchase subsidies, certain discounts on the purchase of floor samples and new store opening funds. In addition, the agreement covers certain pricing and payment terms as well as delivery policies.

        The agreement expires in June 2010 unless otherwise agreed by the parties. Either party may also terminate the agreement early after giving notice of default to the other party, which default is not cured within 30 days. We have a refund arrangement with Simmons that provides that if the agreement is terminated for certain reasons within 24 months of the effective date of the agreement we are obligated to return the incentive fee in full within 30 days of termination of the agreement. If the agreement is terminated for certain reasons during the final 36 months of the term of the agreement we will be required to return a portion of the incentive fee prorated based on the number of partial and full months in the remaining term of the agreement, which would have an adverse effect on our cash flow and results of operations.

Government Regulation

        We believe that we are in compliance in all material respects with the laws to which we are subject. In particular, our business subjects us to regulation in the following areas:

  •
  Regulations relating to consumer protection and the bedding industry.  Our operations are subject to state and local consumer protection regulations and other regulations relating specifically to the bedding industry. These regulations vary among the states where we operate, but generally impose requirements as to the proper labeling of bedding merchandise, restrictions regarding the identification of merchandise as "new" or otherwise, controls as to hygiene and other aspects of product handling and sale and penalties for violations. Although we believe that we are in substantial compliance with these regulations and although we currently are implementing a variety of measures to promote continuing compliance, we may be required in the future to incur expense and/or modify our operations in order to ensure such compliance.

  •
  Franchise laws and regulations.  We are also subject to Federal Trade Commission regulations and various state laws regulating the offer and sale of franchises. The FTC and various state laws require us to furnish to prospective franchisees a franchise offering circular containing prescribed information. We are currently registered to offer and sell franchises in seven states and are currently exempt from the franchise registration requirements in five states based upon "large franchisor" exemptions because of our experience and size, which exemptions generally require a net worth of at least $5 million to $15 million (depending on the state). The states in which we are registered, and a number of states in which we may franchise, require registration of a franchise offering circular or a filing with state authorities. Substantive state laws that regulate the franchisor-franchisee relationship presently exist in a substantial number of states, and bills have been introduced in Congress from time to time which provide for federal regulation of the franchisor-franchisee relationship in certain respects. The state laws often limit, among other things, the duration and scope of non-competition provisions and the ability of a franchisor to terminate or refuse to renew a franchise. The failure to comply with these laws and regulations in any jurisdiction or to obtain required government approvals could result in a ban or temporary suspension on future franchise sales, fines or other penalties or require us to make offers of rescission or restitution, any of which could adversely affect our business and operating results.

Litigation

        From time to time, we are involved in legal proceedings in the ordinary course of our business. We are not currently involved in any pending legal proceedings that we believe could have a material adverse effect on our financial position or results of operations.

MANAGEMENT

        The following table sets forth our executive officers, key employees, directors and director nominees and their ages as of July 31, 2005:

Name	Age	Position
Gary T. Fazio	54	Chairman of the Board, President and Chief Executive Officer
R. Stephen Stagner	36	Senior Vice President and Chief Operating Officer
James R. Black	46	Executive Vice President and Chief Financial Officer
Daniel J. McGuire	44	Executive Vice President—Sales
Michael P. Cannizzaro	50	Vice President—Operations
Jeffrey T. Quinn	33	Vice President—Stores
Karrie D. Forbes	29	Director of Merchandising
Kenneth E. Murphy	29	Director of Training and Recruiting
Leslie K. Shaunty	36	Director of Human Resources
Michael E. Shaw	45	Director of Advertising
Gary D. White	48	Director of Real Estate
Gilbert W. Harrison	64	Director
C. Daryl Hollis	61	Director Nominee
T. Scott King	53	Director
Rodger R. Krouse	43	Director
Marc J. Leder	43	Director
George R. Rea	67	Director Nominee
Patrick J. Sullivan	50	Director Nominee

        Gary T. Fazio became our Chairman of the Board, President and Chief Executive Officer in January 2001. Prior to that, Mr. Fazio was employed by Sealy, a mattress manufacturer, for 20 years, most recently serving as the General Manager of its domestic bedding group from April 1998 until January 2001 and as the Vice President of Sales from July 1990 until April 1998.

        R. Stephen Stagner became our Senior Vice President and Chief Operating Officer in January 2005 as a result of the merger between Mattress Firm and Elite. From 1996 to 2005, Mr. Stagner was the Chief Executive Officer of Elite. Mr. Stagner has 14 years of experience in the bedding industry, including employment with Sealy and Simmons.

        James R. Black became our Executive Vice President and Chief Financial Officer in September 2000. From April 1994 until September 2000, Mr. Black was a senior audit manager at PricewaterhouseCoopers LLP, where he served as the lead auditor of our fiscal 1998 and fiscal 1999 audits. He is a CPA and member of the American Institute of Certified Public Accountants and the Texas Society of CPAs.

        Daniel J. McGuire joined Mattress Firm in 1996 to manage our Houston and Dallas operations. Since August 1998, he has served as Executive Vice President—Sales. Prior to 1996, Mr. McGuire managed his own bedding inspection service company and acted as vice president of operations for Phoenix Engineering Corporation. Mr. McGuire has over 20 years of experience in the retail bedding industry.

        Michael P. Cannizzaro joined Mattress Firm in January 2005 as the Vice President—Operations as the result of the merger between Mattress Firm and Elite. Mr. Cannizzaro joined Elite in September 2000, as Vice President of Operations. Mr. Cannizzaro has over 24 years of retail and wholesale experience in both sales and operations, including employment with Simmons from 1997 to 2000 and nine years with the retailer Sleep Country in Dallas and in Seattle where he held the positions of store manager, operations manager, and Vice President of Operations.

        Jeffrey T. Quinn became the Vice President—Stores in January 2005 as a result of the merger of Mattress Firm and Elite. From 2000 to 2004, Mr. Quinn served as the President and Vice President of Stores for Elite. Mr. Quinn has 10 years of experience in the retail bedding industry.

        Karrie D. Forbes joined Mattress Firm as the Director of Merchandising as a result of the merger between Mattress Firm and Elite. Ms. Forbes began her career in the bedding industry at Elite in 1997 in sales, advancing to sales management in Atlanta. In 2001, Ms. Forbes became the Vice President of Marketing for Elite.

        Kenneth E. Murphy became our Director of Training and Recruiting in January 2005. From 2003 to 2005, Mr. Murphy worked for Sealy as an account manager on its National Accounts team. From 2000 to 2001, Mr. Murphy was the Director of Management Development for Elite, and from 2001 to 2003 was one of Elite's District Managers.

        Leslie K. Shaunty joined Mattress Firm as Director of Human Resources in December 2004. From 2000 to 2004, Ms. Shaunty was the Assistant Vice President—Legal and Assistant Vice President—Human Resources for Houston Casualty Company, a specialty lines insurance company. Prior to working in the human resources field, Ms. Shaunty practiced law for nine years, including serving as in-house counsel for Houston Casualty Company and Service Corporation International, a provider of funeral, cremation and cemetery services. Ms. Shaunty has her PHR and J.D. and is a licensed attorney in the State of Texas.

        Michael E. Shaw joined Mattress Firm in February 1999. Mr. Shaw first became involved with Mattress Firm in December 1998 as the owner of our Hartford market franchise. From February 1996 through November 1998, Mr. Shaw worked in sales and marketing for Northwest Airlines.

        Gary D. White has been Director of Real Estate since February 2003. From January 2000 to February 2003, Mr. White was Vice President of Henry S. Miller Commercial. From 1988 through 1999, Mr. White was a retail site selection specialist for Fred Arnold Company, which from 1990 through 1999 was affiliated with Phillips Smith Specialty Retail Group, a venture capital company specializing in start up and emerging growth retail companies. During this time, Mr. White and his associates developed and managed brokerage networks securing locations for retail clients, including Mattress Firm, La Madeline French Bakery and Café, A Pea in the Pod, Ulta Cosmetics, and Bookstop Bookstores.

        Gilbert W. Harrison has been a director since January 2005. Since 1971, Mr. Harrison has served as the Chairman and Chief Executive Officer of Financo, Inc., an investment banking firm which he founded, specializing in financial advisory services to retailers, apparel manufacturers and other merchandizing companies. Mr. Harrison is on the Board of the Educational Foundation of the Fashion Institute of Technology and The Peggy Guggenheim Collection of the Solomon Guggenheim Foundation.

        C. Daryl Hollis will serve as a director upon or shortly after consummation of the offering. Mr. Hollis has been an independent business consultant since September 1998. From May 1996 to August 1998, Mr. Hollis served as the Executive Vice President and Chief Financial Officer of The Panda Project, Inc., a developer, manufacturer and marketer of proprietary semiconductor packaging and interconnect devices. Mr. Hollis is a director of Catalina Lighting, Inc., LOUD Technologies, Inc., Medical Staffing Network Holdings, Inc., Northland Cranberries, Inc. and SAN Holdings, Inc., each of which, with the exception of Medical Staffing Network Holdings, Inc., is an affiliate of Sun Capital.

        T. Scott King has been a director since January 5, 2004. Mr. King has served as Managing Director of Sun Capital since June 2003, and he has more than 27 years of operating experience in the consumer, industrial and municipal marketplace. Prior to joining Sun Capital, Mr. King was CEO of Waterlink, Inc., and previously was President of the Consumer Division for The Sherwin Williams

Company. Mr. King is also a director of LOUD Technologies, Inc., Northland Cranberries, Inc., and a number of private companies.

        Rodger R. Krouse has been a director since October 2002. Since August 2004, Mr. Krouse has served as Co-CEO of Sun Capital, a private investment firm which he co-founded, and from 1995 to September 2004, he served as Managing Director of Sun Capital. Prior to forming Sun Capital in 1995, Mr. Krouse was a Senior Vice President of Lehman Brothers in New York. Mr. Krouse is a director of Catalina Lighting, Inc., LOUD Technologies, Inc., Northland Cranberries, Inc. and SAN Holdings, Inc., each of which is an affiliate of Sun Capital.

        Marc J. Leder has been a director since October 2002. Since August 2004, Mr. Leder has served as Co-CEO of Sun Capital, a private investment firm which he co-founded, and from 1995 to September 2004, he served as Managing Director of Sun Capital. Mr. Leder is a director of Northland Cranberries, Inc., LOUD Technologies, Inc., One Price Clothing Stores, Inc., SAN Holdings, Inc., Catalina Lighting, Inc., each of which is an affiliate of Sun Capital.

        George R. Rea will serve as a director upon or shortly after consummation of the offering. Mr. Rea has held various senior management positions in several high technology companies, retiring as Executive Vice President of Conner Peripherals, Inc., a designer and manufacturer of computer storage products, in 1994. Since retiring, Mr. Rea has been an independent business consultant. Mr. Rea is a director of Catalina Lighting, Inc., LOUD Technologies, Inc., Northland Cranberries, Inc. and SAN Holdings, Inc., each of which is an affiliate of Sun Capital.

        Patrick J. Sullivan will serve as a director upon or shortly after consummation of the offering. Mr. Sullivan has been a retired business executive since 1999. From 1993 to 1999, Mr. Sullivan served as Vice President of Merchandising for the Components and Peripherals Division of Digital Equipment Corporation, a computer company. Mr. Sullivan is a director of Catalina Lighting, Inc. and Northland Cranberries, Inc., each of which is an affiliate of Sun Capital.

        Our board of directors currently consists of five members. We expect our board, upon or shortly after the consummation of the offering, to consist of eight individuals. Our board of directors is elected annually. Effective upon this offering, our board of directors will be divided into three classes, with each director serving a three-year term and one class being elected at each year's annual meeting of stockholders. Class I directors will serve for a term ending upon the annual meeting of stockholders held in 2006, Class II directors will serve for a term ending upon the annual meeting of stockholders held in 2007 and Class III directors will serve for a term ending upon the annual meeting of stockholders held in 2008. At each succeeding annual meeting of stockholders beginning with the annual meeting of stockholders held in 2006, successors to the class of directors whose term expires at such annual meeting shall be elected for a three-year term. No directors serve as such pursuant to any arrangement or understanding between him and any other person.

        Our executive officers are elected by the board of directors and serve until their successors have been duly elected and qualified or until their earlier resignation or removal. There are no family relationships among any of our directors or officers.

Committees of the Board of Directors

        Upon the consummation of this offering, our board of directors will have an audit committee, a compensation committee and a corporate governance and nominating committee. Our board of directors may from time to time establish other committees.

        Audit Committee.    Our audit committee will consist of              , each of whom, upon the consummation of this offering, will be an independent director as defined under The Nasdaq National Market listing standards and applicable securities laws.              satisfies the "audit committee financial expert" criteria established by the Securities and Exchange Commission. We intend to comply with current and future requirements of the Nasdaq and SEC rules and regulations pertaining to audit committees, to the extent that they become applicable to us.

        The primary responsibilities of the audit committee will be for:

  •
  the appointment, compensation, retention and oversight of the work of the independent auditors engaged for the purpose of preparing and issuing an audit report;

  •
  reviewing the independence of the independent auditors and taking, or recommending that our board of directors take, appropriate action to oversee their independence;

  •
  approving, in advance, all audit and non-audit services to be performed by the independent auditors;

  •
  overseeing our accounting and financial reporting processes and the audits of our financial statements;

  •
  establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal control or auditing matters and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;

  •
  engaging independent counsel and other advisers as the audit committee deems necessary;

  •
  determining compensation of the independent auditors, compensation of advisors hired by the audit committee and ordinary administrative expenses;

  •
  reviewing and assessing the adequacy of our formal written charter on an annual basis; and

  •
  handling such other matters that are specifically delegated to the audit committee by our board of directors from time to time. Our board of directors adopted a written charter for our audit committee, which will be posted on our web site.

        Compensation Committee.    Our compensation committee will consist of              , each of whom will be an independent director as defined under The Nasdaq National Market listing standards. The compensation committee will approve, administer and interpret our compensation and benefit policies, and will provide a general review of our compensation plans to ensure that they meet corporate objectives. The compensation committee will be responsible for establishing our chief executive officer's compensation and recommending to the board or establishing compensation for our other executive officers.

        Corporate Governance and Nominating Committee.    Our corporate governance and nominating committee will consist of               , each of whom will be an independent director as defined under The Nasdaq National Market listing standards. Our corporate governance and nominating committee will be responsible for, among other things:

  •
  reviewing board structure, composition and practices and making recommendations on these matters to our board of directors;

  •
  reviewing, soliciting and making recommendations to our board and stockholders with respect to candidates for election to the board of directors; and

  •
  overseeing compliance by our employees with our code of conduct and ethics.

Compensation Committee Interlocks and Insider Participation

        None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

Director Compensation

        We expect that each of our non-employee directors will receive cash compensation of $25,000 per year for their services as directors, with the chairman of our audit committee to receive additional compensation of $12,500 per year for serving in that capacity. Non-employee directors will have the opportunity under our 2005 Equity Compensation Plan to receive their compensation in the form of shares of our common stock, instead of cash, if they choose to do so. Except for reimbursement for reasonable travel expenses relating to attendance at board and committee meetings, employee directors are not compensated for their services as directors.

Executive Compensation

        The following table sets forth the compensation earned by our Chief Executive Officer and our four other most highly compensated executive officers, who we refer to as our Named Executive Officers, during fiscal 2004.

Summary Compensation Table

			Long-Term Compensation Awards
	Annual Compensation		Number of Securities Underlying Options
				All Other Compensation
	Salary	Bonus
Gary T. Fazio Chairman of the Board, President and Chief Executive Officer	$300,000	$216,000		$6,355	(1)
James R. Black Executive Vice President and Chief Financial Officer	186,000	23,000		4,334	(1)
Daniel J. McGuire Executive Vice President—Sales Operations	214,200	5,000		4,933	(1)
Michael E. Shaw Director of Advertising	99,500	7,500		1,600	(2)
Gary D. White Director of Real Estate	124,958	7,500		—

(1)
Consists of premiums ($4,755 for Mr. Fazio, $1,735 for Mr. Black and $3,600 for Mr. McGuire) on life insurance and long term disability insurance and amounts ($1,600 for Mr. Fazio, $1,600 for Mr. Black and $1,334 for Mr. McGuire) contributed by us to our 401(k) plan.
(2)
Consists of amount contributed by us to our 401(k) plan.

Option Grants in Fiscal 2004

        There were no grants of stock options to the Named Executive Officers during our 2004 fiscal year.

Option Values as of February 1, 2005

        The following table provides summary information concerning stock options held as of February 1, 2005 by the Named Executives Officers. The value of in-the-money options represents the difference

between the exercise price of the option and the assumed initial public offering price of $                  per share.

Number of Securities Underlying Unexercised Options as of February 1, 2005
Value of Unexercised In-the-Money Options as of February 1, 2005
Name	Shares Acquired On Exercise	Value Realized
			Exercisable	Unexercisable	Exercisable	Unexercisable
Gary T. Fazio	—	—
James R. Black	—	—
Daniel J. McGuire	—	—
Michael E. Shaw	—	—
Gary D. White	—	—

2003 Stock Option Plan

        Introduction.    In March 2003, we adopted our 2003 Stock Option Plan, which we amended and restated in December 2004. The purpose of our 2003 Stock Option Plan was to provide an incentive to our key employees, including managers and officers who are key employees, key employees of our subsidiaries, and consultants and board members who are not our employees, and to offer an additional inducement in obtaining the services of such persons. Following consummation of this offering, no further options may be granted under the 2003 Stock Option Plan.

        Shares Reserved.    Our 2003 Stock Option Plan authorized the issuance of options to acquire up to            shares of our non-voting common stock. In connection with the conversion of all of our non-voting common stock into voting common stock immediately prior to completion of this offering and the            -for-one stock split, our board of directors or the board committee responsible for administration of our 2003 Stock Option Plan will be required pursuant to the provisions of the plan to appropriately adjust the number and kind of shares subject to each outstanding option and the exercise price thereof.

        Administration.    Our 2003 Stock Option Plan is administered by our board of directors or a committee of the board of directors.

        Specific Terms of Options.    As of the date hereof, options to purchase an aggregate of            shares of common stock under the plan are outstanding at exercise prices ranging from $            per share to $            per share. No option term exceeds ten years. An option, or any part or installment thereof, may be exercised by giving written notice to us, accompanied by payment in full of the aggregate exercise price in cash or by certified check or in such other form as our board of directors or the board committee responsible for administration of our 2003 Stock Option Plan may approve. Our board of directors or the board committee responsible for administration of our 2003 Stock Option Plan may accelerate the date of exercise of any option.

        When an optionee's relationship with us as an employee, consultant or board member has terminated for any reason (other than death or disability), the optionee may exercise his options, to the extent exercisable on the date of such termination, at any time within 30 days after the date of termination, but not thereafter and not after the option would otherwise have expired. If the relationship is terminated for cause, the option shall terminate on the day immediately before the date of such termination. If the relationship is terminated without our consent, the option terminates on the day of the termination. If the relationship is terminated as a result of death or disability, the options may be exercised, to the extent exercisable on the date of such termination, at any time within 30 days after the date of termination, but not thereafter and in no event after the date the option would otherwise have expired.

        Adjustment Provisions.    Upon a dividend, recapitalization, spin-off, split-up, combination or exchange of shares, our board of directors or the committee responsible for administration of our 2003 Stock Option Plan shall appropriately adjust the number and kind of shares of common stock subject to the plan, the number and kind of shares subject to each outstanding option and the exercise price thereof.

        Upon a merger or consolidation in which Mattress Firm is not the surviving corporation, or upon a sale by us of all or substantially all of our assets, except as set forth below or in the grant agreement, the options granted under our 2003 Stock Option Plan as of the date of such event shall continue to be outstanding and the optionee shall be entitled to receive in exchange for the old option an option in the surviving corporation for the same number of shares of our common stock as he or she would have been entitled to receive if he or she had exercised the options granted under our 2003 Stock Option Plan immediately prior to the transaction and actually owned the shares of our common stock subject to the option. The exercise price of the option in the surviving corporation shall be such that the aggregate consideration for the shares of our common stock subject to the option in the surviving corporation shall be equal to the aggregate consideration payable with respect to the option granted under our 2003 Stock Option Plan.

        However, we reserve the right, by written notice provided to an optionee at least five days prior to the proposed sale of assets, merger or consolidation or by inclusion in the applicable grant agreement, to advise the optionee that upon consummation of the transaction all options granted to any optionee under our 2003 Stock Option Plan and not exercised (or which are not then currently exercisable) shall terminate. The optionee will then have the right to exercise all options then currently exercisable in accordance with the terms of the applicable grant agreement within two days after the notice from us or as otherwise provided in the applicable grant agreement.

        Change of Control.    As set forth in the option grant agreements, upon the occurrence of a change in control (as defined below) involving primarily cash consideration:

  •
  in addition to shares that have vested and become exercisable, an additional amount equal to the number of vested shares as of immediately prior to the occurrence of the change in control shall become fully vested and exercisable immediately prior to such change in control;

  •
  each optionee shall have the right to exercise the vested portion of his or her option immediately prior to the change in control; and

  •
  upon the consummation of the change in control, each option terminates and becomes null and void.

        A "change in control" shall mean (1) any consolidation or merger in which Mattress Firm is not the surviving entity or which results in the acquisition of substantially all of our outstanding shares of common stock by a single person or entity or by a group of persons or entities acting in concert or (2) any sale or transfer of all or substantially all of our assets.

        However, a "change in control" shall not include transactions either (1) with our affiliates or affiliates of Sun Capital or (2) pursuant to which more than fifty percent of the shares of voting stock of the surviving or acquiring entity is held, directly or indirectly, by Sun Capital or its affiliates.

        Transferability.    Options are generally not transferable by the optionee, except in the event of an optionee's death.

        Amendment and Termination of our 2003 Stock Option Plan.    Our board of directors may at any time amend, suspend or terminate the plan, in whole or in part. However, no termination, suspension or amendment of the plan shall, without the consent of the optionee, adversely affect his rights under any option granted under the plan. We intend that, following consummation of this offering, no further options will be granted under the plan.

2005 Equity Compensation Plan

        Introduction.    We expect our 2005 Equity Compensation Plan, which we refer to as our 2005 Plan, to be adopted by our board and approved by our stockholders prior to this offering. The purpose of our 2005 Plan is to provide our designated employees, key advisors and non-employee directors with the opportunity to receive grants of incentive stock options, nonqualified stock options, stock appreciation rights, stock awards, stock units, dividend equivalents and other stock-based grants. We believe that our 2005 Plan will encourage the recipients of these grants to contribute materially to the growth of our company, thereby benefiting our stockholders.

        Shares Reserved.    A maximum of            shares of our common stock will be authorized for issuance under our 2005 Plan. The maximum number of shares of common stock for which any individual may receive grants in any calendar year is            shares. Shares of our common stock that relate to expired, terminated or forfeited grants, that are surrendered to pay for the exercise of an option or that are subject to a grant that is paid in cash will again be available for grant under our 2005 Plan.

        Administration.    Our 2005 Plan will be administered by the compensation committee of our board. This committee will determine which individuals are eligible to receive grants under our 2005 Plan, the timing of when such grants are to be made and the material terms of the grants. These material terms will include the number of shares of common stock subject to each grant, the vesting schedule for each grant, the maximum term for which any granted option or stock appreciation right is to remain outstanding, the type and duration of restrictions that will apply to stock awards, stock units or other stock-based awards, whether grants will automatically vest in the event of a change of control, the objective criteria that will apply to performance-based grants and any other terms identified by the committee.

        Eligibility for Participation.    Grants may be made to any of our employees, non-employee members of our board of directors or key advisors who perform services for us. The compensation committee may grant options to anyone eligible to participate in our 2005 Plan. The exercise price for options granted under our 2005 Plan will be determined by the committee and may be less than, equal to or greater than the fair market value of our stock on the date of the option grant, except that the exercise price for incentive stock options may not be less than the fair market value of our stock on the date of the option grant.

        Stock Appreciation Rights.    The compensation committee may grant stock appreciation rights, or SARs, to anyone eligible to participate in our 2005 Plan. SARs may be granted in connection with, or independently of, any option granted under our 2005 Plan. Upon exercise of a SAR, the grantee will receive an amount equal to the excess of the fair market value of our common stock on the date of exercise over the base amount set forth in the grant instrument. The payment of this amount to the grantee will be in cash, in shares of our common stock or a combination of cash and stock, as determined by the compensation committee.

        Stock Awards.    The compensation committee may grant awards of shares of our common stock to anyone eligible to participate in our 2005 Plan. The compensation committee may require that grantees pay consideration for the restricted shares and may establish conditions under which restrictions on the shares will lapse. Unless the compensation committee determines otherwise, during the restriction period, the grantee will have the right to vote the shares of our common stock underlying his or her grant and to receive any dividends or other distributions paid on such shares, subject to any restrictions imposed by the compensation committee. Our non-employee directors may elect to receive a stock award under our 2005 Plan in lieu of cash compensation that would otherwise be paid for service as a member of our board. Any such election and the resulting award would be subject to the terms imposed by the compensation committee, but would not be subject to restrictions requiring future service as a member of the board.

        Stock Units and Other Stock-Based Awards.    The compensation committee may make grants of stock units or other stock-based awards to anyone eligible to participate in the 2005 Plan. Stock units may be payable in cash or in shares of our common stock. The compensation committee may establish conditions under which restrictions on the grants will lapse. The measure of a stock unit will be equal to the fair market value of a share of our common stock.

        Section 162(m) and Performance-Based Compensation.    Under Section 162(m) of the Internal Revenue Code, a public company generally may not deduct compensation in excess of $1.0 million paid to each of its chief executive officer and its next four most highly compensated executive officers. Until the annual meeting of our stockholders in 2009, or until our 2005 Plan is materially amended, if earlier, awards granted under the plan will be exempt from the deduction limits of Section 162(m). To the extent necessary for awards granted after the expiration of such grace period to be exempt, the plan may be amended to comply with the exemption conditions and resubmitted for approval by our stockholders.

        Change of Control.    In the event of a change of control, as defined below, unless our board determines otherwise, all outstanding options and SARs shall be assumed and replaced by the acquiring company with comparable options or rights and other outstanding stock grants shall be converted into equivalent grants of the acquiring company's stock. In addition, upon a change of control, our board of directors may:

  •
  determine that all outstanding options and SARs shall accelerate and become fully vested and exercisable;

  •
  determine that restrictions on stock awards shall lapse in whole or in part;

  •
  require that grantees surrender their outstanding options or SARs in exchange for payment, in cash or stock, of an amount equal to the amount by which the fair market value of the shares of common stock subject to the option exceeds the exercise price;

  •
  determine that grantees holding stock units or other stock-based awards will receive a payment in settlement of the stock units or other stock-based awards; or

  •
  after giving grantees an opportunity to exercise their outstanding options, terminate unexercised options or SARs.

        If a grantee is terminated without cause within the one-year period following a change of control, any outstanding grants that were assumed or replaced by the acquiror shall be, as applicable, fully vested and exercisable, free from restrictions or paid to the grantee in full.

        A "change of control" is defined to include the following events:

  •
  any person becomes a beneficial owner, directly or indirectly, of stock representing more than 50% of the voting power of the then-outstanding shares of our stock;

  •
  a reorganization, merger, consolidation or recapitalization with another corporation where our stockholders immediately before the transaction will not beneficially own, immediately after the transaction, shares entitling the stockholders to more than 50% of the voting power of the then-outstanding shares of our stock;

  •
  a liquidation or dissolution or a sale or other disposition of all or substantially all of our assets; and

  •
  incumbent board members cease to constitute at least a majority of the board (excluding changes in board membership that are approved by the incumbent board).

        Transferability.    Grants are generally not transferable by the grantee, except in the event of a grantee's death. However, the compensation committee may permit grantees to transfer nonqualified stock options in connection with a domestic relations court proceeding.

        Amendment and Termination of our 2005 Plan.    Our board of directors may amend or terminate our 2005 Plan at any time. However, stockholder approval is required for any change that is required to be approved by the stockholders under Section 162(m) or Section 422 of the Internal Revenue Code or by an applicable stock exchange. Our 2005 Plan will terminate ten years after its effective date, unless our board of directors earlier terminates or extends it with approval of our stockholders.

Nonqualified Deferred Compensation

        Our Nonqualified Deferred Compensation Plan was adopted by our Board of Directors, effective as of July 29, 2005. The plan provides a means by which certain management employees may elect to defer receipt of current compensation. The plan is intended to be a nonqualified deferred compensation plan that complies with Section 409A of the Code and is intended to be an unfunded plan maintained primarily for the purpose of providing deferred compensation benefits for a select group of management or highly compensated employees.

Employment Arrangements

Gary T. Fazio

        On January 23, 2001, we entered into an employment agreement with Gary T. Fazio, our Chairman of the Board, President, and Chief Executive Officer. Pursuant to the employment agreement, Mr. Fazio is entitled to receive an annual base salary of at least $300,000. He is also entitled to a bonus, depending upon the achievement of financial targets, of between 0% and 120% of his annual base salary. Additionally, he is entitled to receive certain executive benefits, including term life insurance and a vehicle allowance.

        The employment term under Mr. Fazio's employment agreement was initially two years from January 25, 2001 but is automatically extended by one calendar day for each calendar day that Mr. Fazio is employed by us. Therefore, the remaining term of employment is always two years.

        If Mr. Fazio is terminated other than for cause (as defined in the agreement), Mr. Fazio will receive the following severance pay and benefits for two years following termination: his annual base salary payable in regular installments, a bonus of 60% of his annual base salary at the time of termination payable on the date bonuses are normally paid to other senior executives, continuation of medical and dental coverage, disability protection, life insurance protection and car allowance and executive outplacement services. At Mr. Fazio's request, the salary and bonus payments may be paid out in one lump sum within 45 days following termination. If Mr. Fazio's employment is terminated due to death or disability or if he terminates the agreement for good reason, no further compensation or benefits will be provided to Mr. Fazio following termination, other than payment of compensation earned to the date of termination.

        In the employment agreement, Mr. Fazio agreed that while he is employed by us and for one year afterwards, he shall not act as a proprietor, investor, director, officer, employee, substantial stockholder, consultant, or partner in any business in direct competition with us engaged to a material extent in the sale of (1) mattresses or other bedding products or (2) any other products which constitute more than ten percent of our revenues at the time.

        On March 23, 2003, as additional employment compensation, we granted Mr. Fazio options to purchase            shares of our common stock at an exercise price of $            per share. On January 31, 2004, 25% of those options vested and, on February 1, 2005, an additional 20% of those options vested. An additional 20% of the options will vest on each of our next two successive fiscal year end dates and the remaining 15% of the options will vest thereafter on our next succeeding year end date, in each case provided that Mr. Fazio is employed by us on that date. On August     , 2005, as additional employment compensation, we granted Mr. Fazio options to purchase            shares of our common stock at an exercise price per share equal to the offering price per share.

James R. Black

        On August     , 2005, as additional employment compensation, we granted Mr. Black options to purchase            shares of our common stock at an exercise price per share equal to the offering price per share.

Limitations on Liability

        In connection with this offering, we plan to amend and restate our certificate of incorporation to provide that none of the directors shall be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except liability for:

  •
  any breach of the director's duty of loyalty to us or our stockholders;

  •
  acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  •
  the payment of unlawful dividends and certain other actions prohibited by the Delaware General Corporation Law; and

  •
  any transaction from which the director derived any improper personal benefits.

        The effect of this provision of our certificate of incorporation is to eliminate our rights and the rights of our stockholders to recover monetary damages against a director for breach of the fiduciary duty of care as a director, including breaches resulting from negligent or grossly negligent behavior, except in the situations described above. This provision does not limit or eliminate our rights or the rights of any stockholder to seek non-monetary relief, such as an injunction or rescission in the event of a breach of a director's duty of care.

Indemnification of Directors and Officers

        In connection with this offering we plan to amend and restate our certificate of incorporation and bylaws to provide each of our directors and officers a right to indemnification to the fullest extent permitted by law for expenses, attorneys' fees, judgments, fines and amounts paid in settlement that are actually and reasonably incurred by such person, whether the indemnified liability arises from any threatened, pending or completed action, suit or proceeding to which such person is made a party by reason of the fact that he or she is or was our director or officer, or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests. Our certificate of incorporation and bylaws will also permit the advancement of expenses to an indemnified party. Additionally, we may indemnify any employee or agent of ours to the fullest extent permitted by law. In addition, we intend to enter into indemnification agreements with our directors and our executive officers pursuant to which each of them will be contractually entitled to such indemnification and advancement of expenses. Our bylaws will authorize us to take steps to ensure that all persons entitled to this indemnification are properly indemnified, including, if our board of directors so determines, purchasing and maintaining insurance.

RELATED PARTY TRANSACTIONS

Relationship with Sun Capital

        Many of the agreements described below resulted from negotiations between Sun Capital and its affiliates and our management. While the terms and conditions of the agreements may not be identical to those that would have been obtained from negotiations between unaffiliated third parties, we believe that the terms and conditions set forth in the agreements are customary for these types of transactions entered into under similar circumstances.

2004 Subordinated Promissory Note and 2004 Refinancing

        On October 18, 2002, in connection with the acquisition from MHI, our predecessor issued a $17.5 million subordinated promissory note to MHI as consideration for the discharge of $22.8 million of accounts payable owed by it to Sealy, an affiliate of MHI. As a result, cancellation of $5.3 million of indebtedness was recognized as a contribution to additional paid-in capital in the financial statements of our predecessor. The subordinated promissory note, under its original terms, matured in June 2009, required no principal payments prior to maturity and was secured by substantially all of our assets.

        On March 31, 2004, we refinanced our 2003 credit facility, our 2002 senior credit facility and our 2002 unsecured credit facility, and replaced it with our 2004 credit facility. In connection with this refinancing, SLN Finance, LLC, an affiliate of us by virtue of its being under common control with us by Sun Capital, acquired the subordinated promissory note from MHI at a discount and agreed to amend and restate the note, referred to as our "2004 subordinated promissory note", to provide for (1) forgiveness of $500,000 of indebtedness and a corresponding reduction in principal amount to $17.0 million; (2) interest at the greater of (a) 8.75% or (b) the prime rate plus 4.75% through March 31, 2007 and no interest from April 1, 2007 through maturity; and (3) an anniversary fee of $303,646 payable on March 31, 2005 and March 31, 2006. On July 1, 2005, we repaid in full all amounts due under the 2004 subordinated promissory note with the proceeds of an additional term loan under our 2004 credit facility as described under "Liquidity and Capital Resources—2004 Credit Facility".

Participation Agreement

        On October 18, 2004, concurrently with the first amendment to our 2004 credit facility, SCSF Mattress Firm II, LLC (SCSF), an affiliate of Sun Capital, acquired from Ableco Finance LLC, a $3.0 million undivided participation interest in our Term Loan B under our 2004 credit facility. On December 31, 2004, concurrently with the second amendment to our 2004 credit facility, SCSF increased that participation amount to a total of approximately $4.5 million. On July 1, 2005, concurrently with the fourth amendment to our 2004 credit facility, SCSF increased that participation amount to a total of approximately $10.5 million in the combined Term Loan A as described under "Liquidity and Capital Resources—2004 Credit Facility".

Management Services Agreement

        Sun Capital Partners Management, LLC, an affiliate of Sun Capital, performs certain management and investment banking services for us pursuant to the terms of a management services agreement. Under this agreement, we pay an annual management fee in an amount equal to the greater of $400,000 and 5.0% of our annual earnings before interest, taxes, depreciation and amortization. We also reimburse Sun Capital for the reasonable out-of-pocket costs and expenses that it incurs in providing these services and indemnify it and its agents and affiliates for damages that they suffer in connection with providing these services. Furthermore, we also pay a separate, transaction-based fee for investment banking services that Sun Capital provides in connection with debt refinancings, debt restructurings, debt offerings and acquisitions. The transaction-based fee, plus expenses, was $355,000 with respect to the 2002 acquisition and $86,000 with respect to the Elite acquisition. All fees and expense reimbursements incurred under the management agreement have been billed and paid each fiscal quarter and are included in general and administrative expenses in our results of operations. We have incurred fees, including investment banking fees, and expense reimbursements under the management agreement of $551,000 in fiscal 2002, $484,000 in fiscal 2003, $611,000 in fiscal 2004 and $203,000 in fiscal 2005 through the 13 weeks ended May 3, 2005. Sun Capital has agreed to terminate this agreement in exchange for a one-time cash payment of $2.45 million upon the closing of this offering and we intend to use proceeds of the offering to fund this payment. This payment will be expensed in our results of operations in the period in which it is paid and could result in a reduction of earnings in that period in comparison to the prior year period.

Registration Agreement

        Each of our stockholders immediately prior to this offering is a party to a registration agreement with us. Sun Mattress, who owns an aggregate of              shares of our common stock, have the right to require us to register their shares under the Securities Act after expiration of the "lock-up" agreements described under "Shares Eligible for Future Sale." The holders of all of the remaining shares of our outstanding common stock who are parties to the registration agreement are entitled to include their shares of common stock in any such registrations, subject to the ability of the underwriters to limit the number of shares included under certain circumstances. We will pay all fees, costs and expenses of any such registration, other than underwriting discounts and commissions.

Future Relationship

        Upon completion of this offering, Sun Mattress will own    % of our outstanding common stock. For as long as Sun Mattress continues to beneficially own shares of common stock representing more than 50% of the voting power of our common stock, Sun Mattress, and indirectly, Sun Capital, will be able to direct the election of all of the members of our board of directors and could exercise a controlling influence over our business and affairs, including any determinations with respect to mergers or other business combinations, the acquisition or disposition of assets, the incurrence of indebtedness, the issuance of any additional common stock or other equity securities, the repurchase or redemption of common stock and the payment of dividends. Similarly, these entities will have the power to determine matters submitted to a vote of our stockholders without the consent of our other stockholders, will have the power to prevent a change in our control and could take other actions that might be favorable to them.

        Sun Mattress is not subject to any contractual obligations to retain its controlling interest, except that it has agreed, subject to certain exceptions, not to sell or otherwise dispose of any shares of our common stock or other capital stock or other securities exercisable or convertible therefor for a period of at least 180 days after the date of this prospectus without the prior written consent of William Blair & Company, L.L.C. Except for this brief period, there can be no assurance as to the period of time during which Sun Mattress will maintain its ownership of our common stock following the offering.

Elite Acquisition

        On December 31, 2004, in connection with our acquisition of Elite we issued to Elite's former shareholders an aggregate of            shares of our common stock and granted to Elite's former shareholders warrants to purchase an aggregate of            shares of our common stock at a nominal exercise price per share (however, these shares are only exercisable to the extent that options to purchase            shares of common stock issued under our 2003 Stock Option Plan are actually exercised). R. Stephen Stagner, our Chief Operating Officer and a former Elite shareholder, was issued            of those shares of our common stock and a warrant to purchase            shares of our common

stock in connection with the Elite acquisition. Similarly, Jeff Quinn, our Vice President—Stores and also a former Elite shareholder, was issued            of shares of our common stock and a warrant to purchase            shares of our common stock.

        In connection with that acquisition, we also agreed to an earnout arrangement pursuant to which we will issue to certain of Elite's former shareholders up to an aggregate of             shares of common stock and warrants to purchase (on the same terms as above) up to            shares of common stock if certain performance targets are met with respect to the former Elite business during the three years ended December 31, 2007. In addition, as a result of the completion of this offering, if the results of operations of the most recent trailing 12-month period at the offering completion date exceeds the current year performance target, all of the shares of our common stock and associated warrants that are issuable pursuant to the earnout arrangement will be issued to Elite's former shareholders. Mr. Stagner may receive up to            shares of our common stock and may be issued warrants to purchase up to             additional shares of our common stock pursuant to the earnout arrangement. Similarly, Mr. Quinn may receive up to            shares of our common stock and may be issued warrants to purchase up to            additional shares of our common stock.

        In addition, in connection with the Elite acquisition, we also assumed three-year promissory notes in the aggregate principal amount of $1.5 million payable to certain of Elite's former shareholders and funded certain existing bonus and stock redemption obligations of Elite to certain of its former shareholders. Mr. Stagner is owed $800,000 by Elite and Mr. Quinn is owed $200,000 by Elite, in each case pursuant to one of the Elite subordinated promissory notes.

Directed Share Program

        At our request, the underwriters have reserved for sale to certain of our employees at the initial public offering price up to 3% of the shares being offered by this prospectus. The sale of the reserved shares to these purchasers will be made by William Blair & Company, L.L.C. Those receiving these reserved shares will not be subject to lock-up agreements by virtue of their having purchased such shares (though an employee could otherwise be subject to a lock-up agreement as an executive officer). Purchases of the reserved shares will reduce the number of shares available for sale to the general public. The underwriters will offer any reserved shares which are not so purchased to the general public on the same terms as the other shares offered by this prospectus.

PRINCIPAL AND SELLING STOCKHOLDERS

        The following table sets forth information regarding the beneficial ownership of our common stock as of July 31, 2005 by:

  •
  each person or group of affiliated persons that beneficially owns more than 5% of our outstanding common stock;

  •
  the selling stockholders;

  •
  each of our directors and director nominees;

  •
  the Named Executive Officers; and

  •
  all of our directors, director nominees and executive officers as a group.

        Unless otherwise indicated below, the address for each listed director, officer and stockholder is Mattress Holding Corp., 5815 Gulf Freeway, Houston, TX 77023. Beneficial ownership has been determined in accordance with the applicable rules and regulations promulgated under the Securities and Exchange Act of 1934 (the "Exchange Act"). To our knowledge, except under applicable community property laws or as otherwise indicated, the persons named in the table have sole voting and sole investment control with respect to all shares shown as beneficially owned. For more information regarding the terms of our common stock, see "Description of Capital Stock." For more information regarding our relationship with certain of the persons named below, see "Related Party Transactions."

	Shares Owned Before the Offering			Shares to be Sold in the Offering	Shares Owned After the Offering
5% and Non-Employee Selling Stockholders:
Sun Mattress, LLC	(1)%					%
H.I.G. Sun Partners, Inc.	(2)		*		*
Geoffrey S. Rehnert	(3)		*		*
Bernadette T. Rehnert	(4)		*		*
James Gerard Ruehlmann	(5)		*		*
Marc B. Wolpow	(6)		*		*
Non-Employee Directors and Director Nominees:
Gilbert W. Harrison	—		—		—
C. Daryl Hollis	—		—		—
T. Scott King	—		—		—
Rodger R. Krouse	(1)%					%
Marc J. Leder	(1)%					%
George R. Rea	—		—		—
Patrick J. Sullivan	—		—		—
Named Executive Officers:
James R. Black	(7	)(8)	*		*
Gary T. Fazio	(9	)(10)%				%
Daniel J. McGuire	(11)		*		*
Michael E. Shaw	—		—		—
Gary D. White	(12)		*		*
All directors and executive officers as a group (12 persons)

*
Represents less than 1% of our outstanding common stock.

(1)
Includes            shares acquired in connection with our acquisition by Sun Mattress on October 18, 2002, which may be deemed beneficially owned within the meaning of Rule 13d-3 of the Exchange Act by Messrs. Leder and Krouse and also by Sun Mattress, LLC, Sun Capital Partners II, L.P., a Delaware limited partnership ("Partners LP"), Sun Capital Advisors II, LP, a Delaware limited partnership ("Advisors"), and Sun Capital Partners, LLC, a Delaware limited liability company ("Partners LLC"). Messrs. Leder and Krouse may each be deemed to control Sun Mattress, LLC, Partners LP, Advisors and Partners LLC, as Messrs. Leder and Krouse each own 50% of the membership interests in Partners LLC, which in turn is the general partner of Advisors, which in turn is the general partner of Partners LP, which in turn owns 100% of the membership interests of Sun Mattress LLC. Partners LP, Advisors, Partners LLC, and Messrs. Leder and Krouse have shared voting and investment power over these shares.

(2)
Includes            shares acquired from Sun Mattress in connection with its acquisition of us on October 18, 2002.

(3)
Includes            shares acquired from Sun Mattress in connection with its acquisition of us on October 18, 2002.

(4)
Includes            shares acquired from Geoffrey S. Rehnert.

(5)
Includes            shares acquired upon the exercise of stock options in connection with his departure from us in February 2004.

(6)
Includes            shares acquired from Sun Mattress in connection with its acquisition of us on October 18, 2002.

(7)
Includes            shares underlying options that are currently exercisable.

(8)
Includes            shares acquired from Sun Mattress in connection with its acquisition of us on October 18, 2002.

(9)
Includes            shares underlying options that are currently exercisable.

(10)
Includes            shares acquired from Sun Mattress in connection with its acquisition of us on October 18, 2002.

(11)
Consists of            shares underlying options that are currently exercisable.

(12)
Consists of            shares underlying options that are currently exercisable.

DESCRIPTION OF CAPITAL STOCK

General

        Our authorized capital stock currently consists of 1,200,000 shares of voting common stock, par value $0.001 per share, 1,720,000 shares of non-voting common stock, par value $0.001 per share, and 100,000 shares of preferred stock, par value $0.001 per share. In connection with this offering, we intend to convert our two existing classes of common stock into a single class of voting common stock and effect a            -to-one stock split. As of July 31, 2005, without giving effect to the stock split, there were 1,090,700 shares of common stock outstanding held of record by 15 stockholders and zero shares of preferred stock outstanding.

        Upon completion of this offering, our total amount of authorized capital stock will be                        shares of common stock, par value $0.001 per share, and                        shares of preferred stock, par value $.001 per share. Upon completion of this offering and after giving effect to the reclassification and stock split described above,            shares of common stock will be issued and outstanding and no shares of preferred stock will be issued or outstanding. The discussion set forth below describes our capital stock, certificate of incorporation and by-laws as will be in effect upon consummation of this offering. The following summary of certain provisions of our capital stock describes all material provisions of, but does not purport to be complete and is subject to, and is qualified in its entirety by, our certificate of incorporation and by-laws and by the provisions of applicable law. Our certificate of incorporation and by-laws, as will be in effect upon completion of this offering, are included as exhibits to the registration statement of which this prospectus forms a part.

Common Stock

        Dividend Rights.    Subject to preferences that may apply to shares of preferred stock outstanding at the time, holders of outstanding shares of common stock will be entitled to receive dividends out of assets legally available at the times and in the amounts as the board of directors may from time to time determine.

        Voting Rights.    Each outstanding share of common stock will be entitled to one vote on all matters submitted to a vote of stockholders. Holders of shares of our common stock shall have no cumulative voting rights.

        Preemptive Rights.    Our common stock will not be entitled to preemptive or other similar subscription rights to purchase any of our securities.

        Conversion or Redemption Rights.    Our common stock will be neither convertible nor redeemable.

        Liquidation Rights.    Upon our liquidation, the holders of our common stock will be entitled to receive pro rata our assets which are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of preferred stock then outstanding.

        Nasdaq Listing.    We intend to list our common stock on The Nasdaq National Market under the symbol "MFRM."

Preferred Stock

        Our board of directors may, without further action by our stockholders, from time to time, direct the issuance of shares of preferred stock in series and may, at the time of issuance, determine the designations, powers, preferences, privileges, and relative participating, optional or special rights as well as the qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the common stock. Satisfaction of any dividend preferences of outstanding shares of preferred stock would reduce the amount of funds available for the payment of dividends on shares of our common stock. Holders of shares of preferred stock may be entitled to receive a preference payment in the event of our liquidation before any payment is made to the holders of shares of our common stock. Under specified circumstances, the issuance of shares of preferred stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management. Upon the affirmative vote of a majority of the total number of directors then in office, our board of directors, without stockholder approval, may issue shares of preferred stock with voting and conversion rights which could adversely affect the holders of shares of our common stock and the market value of our common stock. Upon consummation of this offering, there will be no shares of preferred stock outstanding, and we have no present intention to issue any shares of preferred stock.

Anti-takeover Effects of our Certificate of Incorporation and By-laws

        Our certificate of incorporation and by-laws will contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and which may have the effect of delaying, deferring or preventing a future takeover or change in control of the company unless such takeover or change in control is approved by the board of directors.

        These provisions include:

        Classified Board.    Our certificate of incorporation will provide that our board of directors will be divided into three classes of directors, with the classes as nearly equal in number as possible. As a result, approximately one-third of our board of directors will be elected each year. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of our board. Our certificate of incorporation will also provide that, subject to any rights of holders of preferred stock to elect additional directors under specified circumstances, the number of directors will be fixed in the manner provided in the by-laws. Our certificate of incorporation and by-laws will provide that the number of directors will be fixed from time to time solely pursuant to a resolution adopted by two-thirds of our directors then in office. Upon completion of this offering, our board of directors will have eight members.

        Action by Written Consent; Special Meetings of Stockholders.    Our certificate of incorporation will provide that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting. Our certificate of incorporation and the by-laws will also provide that, except as otherwise required by law, special meetings of the stockholders can only be called by the chairman of the board, or pursuant to a resolution adopted by a majority of the board of directors. Stockholders will not be permitted to call a special meeting or to require the board of directors to call a special meeting.

        Advance Notice Procedures.    Our by-laws will establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to the board of directors. Stockholders at an annual meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given our Secretary timely written notice, in proper form, of the stockholder's intention to bring that business before the meeting. Although the by-laws will not give the board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, the by-laws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquiror from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the company.

        Super Majority Approval Requirements.    The Delaware General Corporation Law generally provides that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or by-laws, unless either a corporation's certificate of incorporation or by-laws require a greater percentage. Our certificate of incorporation and by-laws will provide that the affirmative vote of holders of at least 66 2/3% of the total votes eligible to be cast in the election of directors will be required to amend, alter, change or repeal specified provisions. This requirement of a supermajority vote to approve amendments to our certificate of incorporation and by-laws could enable a minority of our stockholders to exercise veto power over any such amendments.

        Authorized but Unissued Shares.    Our authorized but unissued shares of common stock and preferred stock will be available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of a majority of our common stock by means of a proxy contest, tender offer, merger or otherwise.

Anti-takeover Effects of Delaware Law

        Section 203 of the Delaware General Corporation Law provides that, subject to exceptions specified therein, an "interested stockholder" of a Delaware corporation shall not engage in any "business combination," including general mergers or consolidations or acquisitions of additional shares of the corporation, with the corporation for a three-year period following the time that such stockholder becomes an interested stockholder unless:

  •
  prior to such time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

  •
  upon consummation of the transaction which resulted in the stockholder becoming an "interested stockholder," the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding specified shares); or

  •
  at or subsequent to such time, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder.

        Under Section 203, the restrictions described above also do not apply to specified business combinations proposed by an interested stockholder following the announcement or notification of one of specified transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation's directors, if such transaction is approved or not opposed by a majority of the directors who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors.

        Except as otherwise specified in Section 203, an "interested stockholder" is deemed to include:

  •
  any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the date of determination; and

  •
  the affiliates and associates of any such person.

        Under some circumstances, Section 203 makes it more difficult for a person who is an interested stockholder to effect various business combinations with a corporation for a three-year period. We have not elected to be exempt from the restrictions imposed under Section 203.

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock will be SunTrust Bank. Its address is SunTrust Bank, Stock Transfer Department, P.O. Box 4625, Atlanta, Georgia 30302. Its telephone number is (404) 581-1579.

SHARES ELIGIBLE FOR FUTURE SALE

        Immediately prior to this offering, there was no public market for our common stock, and we cannot predict what effect, if any, market sales of shares of common stock or the availability of shares of common stock for sale will have on the market price of our common stock prevailing from time to time. Nevertheless, sales of substantial amounts of common stock, including shares issued upon the exercise of outstanding options and warrants, in the public market, or the perception that such sales could occur, could materially and adversely affect the market price of our common stock and could impair our future ability to raise capital through the sale of our equity or equity-related securities at a time and price that we deem appropriate.

        Upon the closing of this offering, we will have outstanding an aggregate of approximately             shares of common stock. In addition, options and warrants to purchase an aggregate of approximately             shares of our common stock will be outstanding as of the closing of this offering. Of the outstanding shares, the shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except any shares purchased by "affiliates" of Mattress Firm, as that term is defined in Rule 144 under the Securities Act, may be sold only in compliance with the limitations described below. The remaining outstanding shares of common stock will be deemed restricted securities, as defined under Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144 or 701 under the Securities Act, which we summarize below. All of these shares will be subject to lock-up agreements described below.

        Taking into account the lock-up agreements described below, and assuming William Blair & Company, L.L.C. does not release stockholders from these agreements, the following shares will be eligible for sale in the public market at the following times:

Date Available for Resale	Shares Eligible For Sale	Comment
180 days ( , 2006), as such period may be extended as described below		Lock-up released, shares eligible for sale under Rule 144 (subject, in some instances, to volume limitations) and Rule 701
Various dates beginning in , 2006		Shares eligible for sale under Rule 144 (subject, in some instances, to volume limitations) and Rule 701

Rule 144

        In general, under Rule 144 as currently in effect, after the lock-up period described below, a person who has beneficially owned shares of our common stock for at least one year from the later of the date these shares were acquired from us or from one or our affiliates would be entitled to sell in "broker's transactions" or to market makers, within any three-month period, a number of shares that does not exceed the greater of:

  •
  1% of the number of shares of our common stock then outstanding, which will equal approximately             shares immediately after this offering; or

  •
  the average weekly trading volume of our common stock as reported through Nasdaq's automated quotation system during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

        Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us. A stockholder who is deemed not to have been an "affiliate" of ours at any time during the three months preceding a sale, and who has beneficially owned restricted shares for at least two years, would be entitled to sell such shares under Rule 144(k) without regard to the volume limitations, manner of sale provisions, notice or public information requirements.

Rule 701

        In general, under Rule 701 as currently in effect, any of our employees, directors, officers, consultants or advisors who purchase shares from us in connection with a compensatory stock or option plan or other written agreement before the effective date of this offering is entitled to sell such shares 90 days after the effective date of this offering in reliance on Rule 144, in the case of affiliates, without having to comply with the holding period requirements of Rule 144 and, in the case of non-affiliates, without having to comply with the public information, holding period, volume limitation or notice filing requirements of Rule 144.

Lock-Up Agreements

        We, each of our directors, director nominees, executive officers and stockholders have agreed that, without the prior written consent of William Blair & Company, L.L.C., we and they will not, for a period of 180 days from the date of this prospectus, directly or indirectly:

  •
  offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of any shares of our common stock or other capital stock or any securities convertible into or exercisable or exchangeable for our common stock or other capital stock,

  •
  enter into or establish any arrangement constituting a "put equivalent position," as defined by Rule 16a-1(h) promulgated under the Exchange Act,

  •
  enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our common stock or other capital stock, or

  •
  file or cause the filing of any registration statement under the Securities Act with respect to any shares of our common stock or other capital stock or any securities convertible into or exercisable or exchangeable for our common stock or other capital stock (other than, in the case of us, registration statements on Form S-8 to register common stock or options to purchase common stock pursuant to stock option plans described in clause (1) of the immediately following paragraph), whether any transaction described in any of the foregoing bullet points is to be settled by delivery of our common stock or other capital stock, other securities, in cash or otherwise. Moreover, if:

  •
  during the last 17 days of the 180-day restricted period referred to above we issue an earnings release or material news or a material event relating to us occurs, or

  •
  prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period,

the restrictions described in the immediately preceding sentence will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event, as the case may be.

        The restrictions described in the immediately preceding paragraph do not apply to: (1) the issuance by us of shares, or options to purchase shares, of our common stock pursuant to stock option plans described in this prospectus, as those plans are in effect on the date of this prospectus; (2) the issuance by us of shares of common stock upon the exercise of stock options outstanding on the date of this prospectus or issued after the date of this prospectus under stock option plans referred to in clause (1) above, as those stock options and plans are in effect on the date of this prospectus; (3) in the case of any director, officer or stockholder who is a natural person, transfers of common stock or other securities by gift, will or intestate succession to the immediate family of such officer, director or stockholders or to a trust the beneficiaries of which are exclusively such officer, director or stockholder and/or a member or members of such officer's, director's or stockholder's immediate family; (4) in the case of stockholders who are entities, transfers to another corporation, partnership or other business entity if the transferee is an affiliate of the stockholder; provided that, in the case of any transfer or gift described in clause (3) or (4) above, the transferee or donee as the case may be, executes and delivers to William Blair & Company, L.L.C., not later than one business day prior to such transfer or gift, a written agreement wherein it agrees to be subject to the restrictions described in the immediately preceding paragraph, subject to the applicable exceptions described above in this paragraph.

Registration Statements on Form S-8

        Immediately after the completion of this offering, we intend to file a registration statement on Form S-8 under the Securities Act to register all of the shares of common stock issued or reserved for future issuance under our 2003 Stock Option Plan and our 2005 Equity Compensation Plan. Based upon the number of shares subject to outstanding options as of            , 2005 and currently reserved for issuance under our stock plans, this registration statement would cover approximately            shares. Shares registered under the registration statement will generally be available for sale in the open market after the 180-day lock-up period immediately following the date of this prospectus (as such period may be extended in certain circumstances).

Registration Rights

        Beginning 180 days after the date of this prospectus, subject to certain exceptions and automatic extensions in certain circumstances, holders of              shares of our common stock will be entitled to the rights described under "Related Party Transactions—Registration Agreement." Registration of these shares under the Securities Act would result in these shares becoming freely tradable without restriction under the Securities Act immediately upon effectiveness of the registration.

UNDERWRITING

        The underwriters named below, for which William Blair & Company, L.L.C., SunTrust Capital Markets, Inc. and BB&T Capital Markets, a division of Scott & Stringfellow, Inc., are acting as representatives, have severally agreed, subject to the terms and conditions set forth in the underwriting agreement by and among the underwriters, the selling stockholders and us to purchase from the selling stockholders and us the respective number of shares of common stock set forth opposite each underwriter's name in the table below.

Underwriter	Number of Shares
William Blair & Company, L.L.C.
SunTrust Capital Markets, Inc.
BB&T Capital Markets, a division of Scott & Stringfellow, Inc.

Total

        This offering will be underwritten on a firm commitment basis. In the underwriting agreement, the underwriters have agreed, subject to the terms and conditions set forth therein, to purchase the shares of common stock being sold pursuant to this prospectus at a price per share equal to the public offering price less the underwriting discounts and commissions specified on the cover page of this prospectus. According to the terms of the underwriting agreement, the underwriters either will purchase all of the shares or none of them. In the event of default by any underwriter, in certain circumstances, the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated. In the underwriting agreement, we and the selling stockholders have made certain representations and warranties to the underwriters and we, our two operating subsidiaries and the selling stockholders have agreed to indemnify the underwriters and their controlling persons against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect thereof.

        The representatives of the underwriters have advised us and the selling stockholders that the underwriters propose to offer the common stock to the public initially at the public offering price set forth on the cover page of this prospectus and to selected dealers at such price less a concession of not more than $                   per share. The underwriters may allow, and such dealers may re-allow, a concession not in excess of $                   per share to certain other dealers. The underwriters will offer the shares subject to prior sale and subject to receipt and acceptance of the shares by the underwriters. The underwriters may reject any order to purchase shares in whole or in part. The underwriters expect that we and the selling stockholders will deliver the shares to the underwriters through the facilities of The Depository Trust Company in New York, New York on or about            , 2005. At that time, the underwriters will pay us and the selling stockholders for the shares in immediately available funds. After commencement of the public offering, the representatives may change the public offering price and other selling terms.

        The selling stockholders have granted the underwriters an option, exercisable within 30 days after the date of this prospectus, to purchase up to            additional shares of common stock at the same price per share to be paid by the underwriters for the other shares offered hereby solely for the purpose of covering over-allotments. If the underwriters purchase additional shares pursuant to the over-allotment option, each of the underwriters would be committed to purchase such additional shares in approximately the same proportion as set forth in the table above. The underwriters may exercise the option only for the purpose of covering excess sales, if any, made in connection with the distribution of the shares of common stock offered hereby. The underwriters will offer any additional shares that they purchase on the terms described in the preceding paragraph.

        At our request, the underwriters have reserved for sale to certain of our employees at the initial public offering price up to 3% of the shares being offered by this prospectus. The sale of the reserved shares to these purchasers will be made by William Blair & Company, L.L.C. Those receiving these reserved shares will not be subject to lock-up agreements by virtue of their having purchased such shares (though an employee could otherwise be subject to a lock-up agreement as an executive officer). Purchases of the reserved shares will reduce the number of shares available for sale to the general public. The underwriters will offer any reserved shares which are not so purchased to the general public on the same terms as the other shares offered by this prospectus.

        The following table summarizes the compensation to be paid by us and the selling stockholders to the underwriters. This information assumes either no exercise or full exercise by the underwriters of their over-allotment option:

	Per Share	Without Over-Allotment	With Over-Allotment
Public offering price	$	$	$
Underwriting discount paid by us
Underwriting discount paid by the selling stockholders
Proceeds, before expenses, to us

        We estimate that our total expenses for this offering, excluding the underwriting discount, will be approximately $            .

        We, each of our directors, director nominees, executive officers and stockholders have agreed that, without the prior written consent of William Blair & Company, L.L.C. we and they will not, for a period of 180 days from the date of this prospectus, directly or indirectly:

  •
  offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of any shares of our common stock or other capital stock or any securities convertible into or exercisable or exchangeable for our common stock or other capital stock,

  •
  enter into or establish any arrangement constituting a "put equivalent position," as defined by Rule 16a-1(h) promulgated under the Exchange Act,

  •
  enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our common stock or other capital stock, or

  •
  file or cause the filing of any registration statement under the Securities Act of 1933 with respect to any shares of our common stock or other capital stock or any securities convertible into or exercisable or exchangeable for our common stock or other capital stock (other than, in the case of us, registration statements on Form S-8 to register common stock or options to purchase common stock pursuant to stock option plans described in clause (1) of the immediately following paragraph), whether any transaction described in any of the foregoing bullet points is to be settled by delivery of our common stock or other capital stock, other securities, in cash or otherwise. Moreover, if:

  •
  during the last 17 days of the 180-day restricted period referred to above we issue an earnings release or material news or a material event relating to us occurs, or

  •
  prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period,

the restrictions described in the immediately preceding sentence will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event, as the case may be.

        The restrictions described in the immediately preceding paragraph do not apply to:

  (1)
  the issuance by us of shares, or options to purchase shares, of our common stock pursuant to stock option plans described in this prospectus, as those plans are in effect on the date of this prospectus;

  (2)
  the issuance by us of shares of common stock upon the exercise of stock options outstanding on the date of this prospectus or issued after the date of this prospectus under stock option plans referred to in clause (1) above, as those stock options and plans are in effect on the date of this prospectus;

  (3)
  in the case of any director, officer or stockholder who is a natural person, transfers of common stock or other securities by gift, will or intestate succession to the immediate family of such officer, director or stockholders or to a trust the beneficiaries of which are exclusively such officer, director or stockholder and/or a member or members of such officer's, director's or stockholder's immediate family;

  (4)
  in the case of stockholders who are entities, transfers to another corporation, partnership or other business entity if the transferee is an affiliate of the stockholder;

provided that, in the case of any transfer or gift described in clause (3) or (4) above, the transferee or donee as the case may be, executes and delivers to the underwriter, not later than one business day prior to such transfer or gift, a written agreement wherein it agrees to be subject to the restrictions described in the immediately preceding paragraph, subject to the applicable exceptions described above in this paragraph.

        In determining whether to consent to a transaction prohibited by these restrictions, the underwriters will take into account various factors, including the length of time before the lock-up expires, the number of shares requested to be sold, the anticipated manner and timing of sale, the potential impact of the sale on the market for the common stock, market conditions generally, the reason for the requested release, and whether the person requesting the release is one of our affiliates, executive officers or directors. For additional information, please see "Shares Eligible for Future Sale."

        The representatives have informed us that the underwriters will not confirm, without client authorization, sales to their client accounts as to which they have discretionary authority. The representatives have also informed us that the underwriters intend to deliver all copies of this prospectus via hand delivery or through mail or courier services and only printed forms of the prospectus are intended to be used.

        In connection with this offering, the underwriters and other persons participating in this offering may engage in transactions which affect the market price of the common stock. These may include stabilizing and over-allotment transactions and purchases to cover syndicate short positions. Stabilizing transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock. An over-allotment involves selling more shares in this offering than are specified on the cover page of this prospectus, which results in a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-alloted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares over-alloted is greater than the number of shares in the over-allotment option. The underwriters may cover this short position by purchasing shares in the open market or by exercising all or part of their over-allotment option.

        In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which it may purchase shares through the over-allotment option. If underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

        In addition, the representatives may impose a penalty bid. This allows the representative to reclaim the selling concession allowed to an underwriter or selling group member if common stock sold by such underwriter or selling group member in this offering is repurchased by the representative in stabilizing or syndicate short covering transactions. These transactions, which may be effected on The Nasdaq National Market or otherwise, may stabilize, maintain or otherwise affect the market price of the common stock and could cause the price to be higher than it would be without these transactions. The underwriters and other participants in this offering are not required to engage in any of these activities and may discontinue any of these activities at any time without notice. Neither we, the selling stockholders nor the underwriters make any representation or prediction as to whether the underwriters will engage in such transactions or choose to discontinue any transactions engaged in or as to the direction or magnitude of any effect that these transactions may have on the price of the common stock.

        Prior to this offering, there has been no public market for our common stock. Consequently, we, the selling stockholders and representatives of the underwriters have negotiated to determine the initial public offering price. We and they considered current market conditions, our operating results in recent periods, the market capitalization of other companies in our industry and estimates of our potential.

        In the ordinary course of business, some of the underwriters and their affiliates may in the future provide investment banking, commercial banking and other services to us or the selling stockholders for which they may in the future receive customary fees or other compensation.

LEGAL MATTERS

        The validity of the common stock offered by this prospectus will be passed upon for Mattress Firm by Hughes Hubbard & Reed LLP, New York, New York. The underwriters are represented by Kirkland & Ellis LLP, Chicago, Illinois (a limited liability partnership which includes professional corporations). Certain partners of Kirkland & Ellis LLP are members of a limited liability company that is an investor in Sun Capital Partners II, LP. Kirkland & Ellis LLP has, from time to time, represented and may continue to represent, Sun Capital Partners II, LP and some of its affiliates in connection with various legal matters.

EXPERTS

        The (a) consolidated financial statements and financial statement schedule of us and our predecessor at February 1, 2005 and February 3, 2004 and for the fiscal years ended February 1, 2005 and February 3, 2004 and for the periods from October 19, 2002 to January 28, 2003 and January 30, 2002 to October 18, 2002; and (b) the financial statements of Elite as of December 31, 2004 and for each of the three years in the period ended December 31, 2004, included in this registration statement have been audited by Crowe Chizek and Company LLC, independent registered public accounting firm, as stated in their reports and have been included in reliance upon the reports of such firm given their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to us and our common stock, reference is made to the Registration Statement and the exhibits and schedules filed as a part thereof. You should read the documents filed with the SEC as exhibits to the registration statement for a more complete description of the matters involved.

        We will be filing quarterly and annual reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the public reference facilities of the SEC at 100 F Street, N. E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov.

 Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of
Mattress Holding Corp.

        We have audited the accompanying consolidated balance sheets of Mattress Holding Corp. ("the Company") as of February 1, 2005 and February 3, 2004, and the related statements of operations, stockholders' equity and cash flows for the fiscal years ended February 1, 2005 ("Fiscal 2004") and February 3, 2004 ("Fiscal 2003") and the periods from October 19, 2002 to January 28, 2003 ("Successor Period") and January 30, 2002 to October 18, 2002 ("Predecessor Period"). In connection with our audits of the consolidated financial statements, we have also audited the consolidated financial statement schedule listed in the accompanying index. These consolidated financial statements and consolidated financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and consolidated financial statement schedule based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board of America (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Mattress Holding Corp. as of February 1, 2005 and February 3, 2004, and the results of its operations and its cash flows for the fiscal years ended February 1, 2005 ("Fiscal 2004") and February 3, 2004 ("Fiscal 2003") and the periods from October 19, 2002 to January 28, 2003 ("Successor Period") and January 30, 2002 to October 18, 2002 ("Predecessor Period") in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

        As discussed in Note 1 to the consolidated financial statements, prior to October 19, 2002, the Company's business was operated through a predecessor entity. On October 18, 2002, a series of related transactions occurred whereby the Company acquired the common stock of the predecessor entity. The Company was formed for the purpose of the purchase transaction and had no previous business operations. The purchase price was allocated to the assets and liabilities of the predecessor entity based upon fair values at October 18, 2002. Accordingly, the information in the accompanying financial statements for the period from January 30, 2002 to October 18, 2002 ("Predecessor Period") is not comparable with the information for subsequent periods.

        As discussed in Note 3 to the consolidated financial statements, the financial statements as of February 3, 2004 and for the year ended February 3, 2004 and the periods from October 19, 2002 to January 28, 2003 ("Successor Period") and January 30, 2002, to October 18, 2002 ("Predecessor Period") have been restated to reflect changes in accounting for leasehold improvements, straight-line rent expense and lease inducements.

/s/ Crowe Chizek and Company LLC

Oak Brook, Illinois
September 1, 2005

 Mattress Holding Corp.

Consolidated Balance Sheets

	February 3, 2004	February 1, 2005	May 3, 2005
	(restated)		(unaudited)
Assets
Current assets:
Cash and cash equivalents	$1,908,606	$3,141,468	$2,401,197
Accounts receivable, net:
Retail and franchise operations	1,227,332	2,777,013	3,786,619
Tenant allowance reimbursements and other	277,075	1,211,459	1,461,148
Inventories	8,394,582	14,264,915	13,268,130
Deferred income taxes	968,650	1,031,270	957,066
Prepaid expenses and other current assets	3,227,656	4,217,297	4,687,641

Total current assets	16,003,901	26,643,422	26,561,801
Property and equipment, net	16,931,726	31,585,609	32,237,078
Acquired intangible assets	4,816,613	7,453,625	7,418,448
Goodwill	25,726,017	28,816,212	28,816,212
Debt issue costs and other assets, net	1,442,672	2,222,425	1,934,876

Total assets	$64,920,929	$96,721,293	$96,968,415

Liabilities and Stockholders' Equity
Current liabilities:
Notes payable and current maturities of long-term debt	4,189,303	2,888,767	2,680,041
Accounts payable	12,687,829	25,088,135	22,764,396
Checks written in excess of bank balance	1,883,102	755,748	—
Accrued liabilities	8,020,840	8,929,198	11,487,890
Customer deposits	1,452,161	2,360,631	2,685,307

Total current liabilities	28,233,235	40,022,479	39,617,634
Long-term debt, net of current maturities	20,937,966	30,054,135	29,551,848
Deferred income taxes	811,824	911,621	1,082,707
Other noncurrent liabilities	8,201,690	17,493,484	18,029,632

Total liabilities	58,184,715	88,481,719	88,281,821

Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.001 par value, 100,000 shares authorized, no shares issued and outstanding	—	—	—
Common stock, $0.001 par value, 2,900,000 shares authorized, 1,000,000, 1,090,720 and 1,090,720 shares issued and outstanding, respectively, and additional paid-in capital	5,000,000	7,606,432	7,606,432
Retained earnings	1,736,214	633,142	1,080,162

Total stockholders' equity	6,736,214	8,239,574	8,686,594

Total liabilities and stockholders' equity	$64,920,929	$96,721,293	$96,968,415

The accompanying notes are an integral part of these financial statements.

 Mattress Holding Corp. and Predecessor

Consolidated Statements of Operations

	Predecessor	Mattress Holding Corp.
	Fiscal 2002				13 Weeks Ended
	January 30, 2002 to October 18, 2002	October 19, 2002 to January 28, 2003	Fiscal 2003	Fiscal 2004	May 4, 2004	May 3, 2005
	(restated)	(restated)	(restated)		(restated)
					(unaudited)
Net sales	$102,848,611	$39,037,061	$158,426,031	$180,271,310	$41,058,562	$66,232,681
Cost of sales, including store occupancy, warehouse and delivery expenses	62,247,805	23,610,876	91,409,527	108,833,429	24,550,192	40,779,164

Gross profit from retail operations	40,600,806	15,426,185	67,016,504	71,437,881	16,508,370	25,453,517
Franchise fees and royalty income	3,869,546	1,299,150	3,743,707	3,254,642	775,417	409,376

	44,470,352	16,725,335	70,760,211	74,692,523	17,283,787	25,862,893

Operating expenses
Selling and advertising	31,168,709	11,430,998	51,266,809	56,932,920	13,253,863	18,500,852
General and administrative	10,118,735	4,244,137	13,671,713	15,612,279	4,013,715	5,707,392

Total operating expenses	41,287,444	15,675,135	64,938,522	72,545,199	17,267,578	24,208,244

Income from operations	3,182,908	1,050,200	5,821,689	2,147,324	16,209	1,654,649

Other income (expense)
Interest income	70,364	17,003	39,664	15,589	3,972	1,469
Interest expense	(1,838,036)	(579,726)	(1,946,944)	(2,106,611)	(400,038)	(943,808)

	(1,767,672)	(562,723)	(1,907,280)	(2,091,022)	(396,066)	(942,339)

Income (loss) from continuing operations before provision for income taxes	1,415,236	487,477	3,914,409	56,302	(379,857)	712,310
Provision (benefit) for income taxes	437,520	220,044	1,425,093	523,857	(95,103)	265,290

Income (loss) from continuing operations	977,716	267,433	2,489,316	(467,555)	(284,754)	447,020
Loss from discontinued operations, net of income taxes	(684,029)	(374,685)	(645,850)	(635,517)	(75,440)	—

Net income (loss)	$293,687	$(107,252)	$1,843,466	$(1,103,072)	$(360,194)	$447,020

The accompanying notes are an integral part of these financial statements.

 Mattress Holding Corp. and Predecessor

Consolidated Statements of Stockholders' Equity

	Preferred Stock			Common Stock
							Retained Earnings (Accumulated Deficit)
	Shares	Par Value	Additional Paid-In Capital	Shares	Par Value	Additional Paid-In Capital		Total Stockholders' Equity
Predecessor
Balances at January 29, 2002, as previously reported	550,000	$5,500	$5,494,500	10,107,135	$101,071	$42,207,606	$(30,778,017)	$17,030,660
Prior period adjustment, net of tax (see Note 3)	—	—	—	—	—	—	(1,031,092)	1,031,092

Balances at January 29, 2002, as restated (see Note 3)	550,000	5,500	5,494,500	10,107,135	101,071	42,207,606	(31,809,109)	15,999,568
Preferred dividends paid in-kind	15,000	150	149,850	—	—	—	(150,000)	—
Accrued liability to shareholder contributed to additional paid-in capital	—	—	—	—	—	700,000	—	700,000
Cancellation of indebtedness to affiliated supplier contributed to additional paid-in capital	—	—	—	—	—	5,285,000	—	5,285,000
Net income	—	—	—	—	—	—	293,687	293,687

Balances at October 18, 2002, as restated (see Note 3)	565,000	$5,650	$5,644,350	10,107,135	$101,071	$48,192,606	$(31,665,422)	$22,278,255

Mattress Holding Corp.
Issuance of common stock and contribution of cash on October 18, 2002	—	$—	$—	1,000,000	$10	$4,999,990	$—	$5,000,000
Net loss, as restated (see Note 3)	—	—	—	—	—	—	(107,252)	(107,252)

Balances at January 28, 2003, as restated (see Note 3)	—	—	—	1,000,000	10	4,999,990	(107,252)	4,892,748
Net income, as restated (see Note 3)	—	—	—	—	—	—	1,843,466	1,843,466

Balances at February 3, 2004, as restated (see Note 3)	—	$—	$—	1,000,000	$10	$4,999,990	$1,736,214	$6,736,214
Common stock issued in business acquisition	—	—	—	88,220	88	2,397,494	—	2,397,582
Warrants issued in business acquisiton	—	—	—	—	—	173,391	—	173,391
Common stock issued for exercised stock options				2,500	3	12,497		12,500
Income tax benefit from exercised stock options						22,959	—	22,959
Net loss	—	—	—	—	—	—	(1,103,072)	(1,103,072)

Balances at February 1, 2005	—	$—	$—	1,090,720	$101	$7,606,331	$633,142	$8,239,574

Net income (unaudited)	—	—	—	—	—	—	447,020	447,020

Balances at May 3, 2005 (unaudited)	—	$—	$—	1,090,720	$101	$7,606,331	$1,080,162	$8,686,594

The accompanying notes are an integral part of these financial statements.

 Mattress Holding Corp. and Predecessor

Consolidated Statements of Cash Flows

	Predecessor	Mattress Holding Corp.
	Fiscal 2002
					13 Weeks Ended
	January 30, 2002 to October 18, 2002	October 19, 2002 to January 28, 2003
			Fiscal 2003	Fiscal 2004	May 4, 2004	May 3, 2005
					(unaudited)
	(restated)	(restated)	(restated)		(restated)
Cash flows from operating activities
Net income (loss)	$293,687	$(107,252)	$1,843,466	$(1,103,072)	$(360,194)	$447,020
Adjustments to reconcile net income (loss) to cash flows provided by (used in) operating activities:
Depreciation and amortization of property and equipment	1,015,988	959,057	2,598,494	4,341,741	869,718	1,303,210
Other amortization	541,199	131,960	450,079	594,660	129,274	395,457
Loss from early debt retirement	—	168,547	71,061	338,501	338,128	—
Provision (benefit) for deferred income taxes	—	41,106	907,327	135,127	(136,572)	245,290
Loss on store closings	767,149	479,760	783,077	648,167	10,119	213,541
Effects of changes in operating assets and liabilities, excluding business acquisitions:
Account receivable	382,644	1,062,891	139,950	(579,364)	(109,905)	(1,009,606)
Income taxes receivable and payable	658,542	5,513	59,373	8,147	(4,580)	(13,520)
Inventories	(1,337,585)	1,700,030	(256,672)	(1,916,664)	(1,042,255)	996,785
Prepaid expenses and other current assets	(226,819)	(1,689,348)	(250,778)	(449,347)	151,017	(590,352)
Accounts payable and checks written in excess of bank balance	(340,117)	(5,613,591)	6,572,757	7,454,924	823,753	(3,079,487)
Accrued liabilities and other current liabilities	(292,057)	(979,679)	(351,597)	(874,292)	(1,596,728)	2,896,888
Lease inducements	318,625	42,647	1,105,454	2,868,832	(26,254)	(136,513)
Other noncurrent liabilities	537,992	27,987	3,015,597	532,636	17,558	542,980

Net cash provided by (used in) operating activities	2,319,248	(3,770,372)	16,687,588	11,999,996	(936,921)	2,211,693

Cash flows from investing activities
Additions to property and equipment	(1,914,364)	(713,456)	(8,052,284)	(15,042,410)	(2,441,646)	(2,385,630)
Business acquisitions, net of cash acquired	—	(1,506,009)	(526,609)	49,754	—	—
Collections on notes receivable, net	194,646	201,884	44,000	20,000	35,932	48,612
Increase (decrease) in other assets	61,659	(43,959)	(122,324)	(320,986)	(105,157)	138,392

Net cash used in investing activities	(1,658,059)	(2,061,540)	(8,657,217)	(15,293,642)	(2,510,871)	(2,198,626)

Cash flows from financing activities
Proceeds from issuance of debt	128,657	6,132,346	13,868,690	23,991,313	10,105,000	—
Principal payments of debt	(3,362,481)	(7,333,547)	(19,580,430)	(18,480,416)	(6,489,513)	(753,338)
Debt issuance costs	—	—	(487,954)	(996,889)	(725,963)	—
Exercise of stock options	—	—	—	12,500	12,500	—
Issuance of common stock for cash	—	5,000,000	—	—	—	—

Net cash (used in) provided by financing activities	(3,233,824)	3,798,799	(6,199,694)	4,526,508	2,902,024	(753,338)

Net (decrease) increase in cash and cash equivalents	(2,572,635)	(2,033,113)	1,830,677	1,232,862	(545,768)	(740,271)
Cash and cash equivalents, beginning of period	4,683,677	2,111,042	77,929	1,908,606	1,908,606	3,141,468

Cash and cash equivalents, end of period	$2,111,042	$77,929	$1,908,606	$3,141,468	$1,362,838	$2,401,197

The accompanying notes are an integral part of these financial statements.

 Mattress Holding Corp. and Predecessor

Notes to Consolidated Financial Statements

1. Operations, Formation, Basis of Presentation and Fiscal Year

        Operations—Mattress Holding Corp. ("Mattress Holding"), through its subsidiaries (collectively the "Company") is engaged in the retail sale of mattresses and bedding-related products in various metropolitan markets in the United States through company-owned and franchisee-owned locations that operate under the name "Mattress Firm".

        Formation—Mattress Holding is majority owned by a holding company that is wholly-owned by Sun Capital Partners, II, LP ("Sun Capital"). Mattress Holding was incorporated for the purpose of acquiring the common stock of a predecessor entity from Mattress Holdings International, LLC ("MHI") on October 18, 2002. On the acquisition date, MHI was an affiliate of the Company's sole mattress merchandise supplier (the "Mattress Supplier") and, as a condition to the acquisition, a series of inter-related and mutually-dependent transactions were concurrently affected by and among Mattress Holding, MHI, and the Mattress Supplier. As a result of the acquisition and these related transactions: a) effective October 18, 2002, the exclusive supply agreement between Mattress Holding and the Mattress Supplier was replaced by an agreement that extended the term to 2009, while allowing Mattress Holding to purchase a minority portion of its mattress merchandise inventory from other suppliers; b) related party accounts payable owed by Mattress Holding to the Mattress Supplier on October 18, 2002, in the total amount of $22.8 million, were partially forgiven and partially restructured as a note payable to MHI in the principal amount of $17.5 million; and c) Mattress Holding agreed to reduce the franchise fees charged to its franchisees from 5% of sales to 3% of sales beginning in Fiscal 2003 to strengthen the financial condition of the franchisees, which also purchase the majority of their mattress merchandise inventories from the Mattress Supplier. The acquisition of the predecessor entity and the related transactions were accounted for as an integrated acquisition transaction as described in Note 3.

        Basis of Presentation—The accompanying financial statements present the consolidated balance sheets, statements of operations and cash flows of (a) Mattress Holding and its subsidiaries as of February 3, 2004 and February 1, 2005, and for the period from October 19, 2002 to January 28, 2003 ("Successor Period") and for the fiscal years ended February 3, 2004 and February 1, 2005, after giving effect to the purchase transaction on October 18, 2002, which includes the revaluation of the acquired assets and liabilities to their estimated fair values as described in Note 3; and (b) the consolidated statements of operations and cash flows of the predecessor entity to Mattress Holding under its prior ownership for the period from January 29, 2002 to October 18, 2002 ("Predecessor Period"). The Predecessor Period financial statements are presented on the historical cost basis, which does not give effect to the acquisition and the information in the accompanying financial statements for the Predecessor Period is not comparable with the information for the Successor Period. All significant intercompany accounts and transactions have been eliminated. References to the Company prior to October 18, 2002 are references to the predecessor entity to Mattress Holding under its prior ownership.

        Fiscal Year—The Company's fiscal years consists of 52 or 53 weeks ending on the Tuesday closest to January 31. The fiscal year ended January 28, 2003 ("Fiscal 2002") consisted of 52 weeks and is comprised of the Predecessor Period and Successor Period. The fiscal years ended February 3, 2004 ("Fiscal 2003") and February 1, 2005 ("Fiscal 2004") consisted of 53 weeks and 52 weeks, respectively. The notes to the consolidated financial statements include certain disclosures of subsequent events that have occurred during the Company's fiscal year ending January 31, 2006 ("Fiscal 2005").

2. Summary of Significant Accounting Policies

        Interim Financial Information—The financial information as of May 3, 2005 and for the 13 weeks ended May 4, 2004 and May 3, 2005 is unaudited but includes all adjustments, consisting only of normal recurring adjustments, that in the opinion of management are necessary for a fair presentation of the Company's financial position, results of operations and cash flows for such periods. Operating results for the 13 weeks ended May 3, 2005 are not necessarily indicative of results to be expected for Fiscal 2005 or any future period.

        Accounting Estimates—The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Estimates that are more susceptible to change in the near term are the allowance for doubtful accounts and accruals for product warranty costs and lease termination costs resulting from store closings.

        Fair Value of Financial Instruments—The amounts reported in the consolidated balance sheets for cash and cash equivalents and accounts receivable, accounts payable and accrued liabilities approximate their respective fair values because of the short-term maturity of these instruments. The carrying amounts of notes payable and long-term debt at fixed interest rates approximate their respective fair values due to the comparability of fixed interest rates for the same or similar issues that are available.

        Net Sales and Cost of Sales—Sales revenue, including fees collected for delivery services, is recognized upon delivery and acceptance of mattresses and bedding products by the Company's customers and are recorded net of returns. Customer deposits collected prior to the delivery of merchandise are recorded as a liability.

        Although sales returns have historically not been significant in relation to sales, the Company provides a liability for estimated returns in the period that the related sales are recorded.

        The Company provides customers with a 90-day comfort satisfaction guarantee whereby from 30 days to 90 days from the date of original purchase, if the new mattress is uncomfortable, it may be exchanged for a mattress of equal or similar quality, subject to an exchange fee. Mattresses received back on exchange are reconditioned and resold through the Company's clearance center stores as used merchandise. Such comfort-related exchanges are not accounted for as sales returns; however, the Company establishes a reserve for the estimated costs, net of estimated exchange fees, related to the diminishment in value of the returned merchandise. The Company accrues for the estimated cost of comfort-related exchanges at the time the sale is recorded based upon historical experience. The comfort-related exchange liability is included in other accrued liabilities.

        Cost of sales consists of merchandise costs, net of vendor incentives, and includes store occupancy and warehouse expenses and the expense to deliver products to customers. Cash payments received from vendors as incentives to enter into or to maintain long-term supply arrangements are deferred and amortized as a reduction of cost of sales using a systematic approach. Vendor incentives that are based on a percentage of the cost of purchased merchandise, such as cooperative advertising funds and customer return funds, are accounted for as a reduction of the prices of the vendor's products and result in a reduction of cost of sales when the merchandise is sold. Vendor incentives that are direct reimbursements of costs incurred by the Company to sell the vendor's products are accounted for as a reduction of the related costs when recognized in the Company's results of operations, although the amounts received were insignificant for each period presented in the accompanying statements of operations.

        Franchise Fees and Royalty Income—The Company has typically granted franchise rights to private operators for a term of 30 years on a market-by-market basis. The Company provides standard operating procedure manuals, the right to use systems and trademarks, assistance in site locations of stores and warehouses, training and support services, advertising materials and management and accounting software to its franchisees. Generally, the Company is entitled to a nonrefundable initial franchise fee of $9,000 per store location which is recognized in income when all material services have been substantially performed, which generally is upon the opening of a new store. Franchise royalties are generally earned in an amount equal to a stated percentage of gross franchisee sales, payable twice a month, and are recognized in income during the period that sales are recognized by the franchisees. Prior to Fiscal 2003, the franchise fee percentage was 5% for the majority of franchisees. During Fiscal 2003, the Company and its franchisees amended the franchise agreements to reduce the franchise fee percentage to 3% effective at various dates during Fiscal 2003, to satisfy a condition to the October 18, 2002 acquisition as described in Note 1.

        Pre-opening Expense—Store pre-opening expenses, which consist primarily of payroll and occupancy costs, are expensed as incurred.

        Advertising Expense—Advertising costs are expensed in the period in which the advertising occurs. Advertising expense was $16,776,391, $5,192,930, $27,346,394 and $30,195,667 during the Predecessor Period, the Successor Period, Fiscal 2003 and Fiscal 2004, respectively.

        Product Warranties—The warranty policy for most mattress products sold by the Company provides a manufacturer's 10-year non-prorated manufacturer warranty service period ("basic warranty"), as well as, for no additional cost to the customer, an additional five-year warranty on certain mattress products that is provided by the Company ("extended warranty"). Prior to October 18, 2002, the Mattress Supplier was financially responsible for basic warranty returns. Under the terms of the Company's current supply agreements with certain mattress suppliers, the Company is financially responsible for basic warranty. The Company accrues for the estimated cost of warranty coverage at the time the sale is recorded. Based upon the Company's historical warranty claim experience, as well as recent trends that might suggest that past experience may differ from future claims, management periodically reviews and adjusts, if necessary, the liability for product warranty returns.

        The change in the liability for product warranties was as follows:

	Fiscal 2002
	Predecessor Period	Successor Period	Fiscal 2003	Fiscal 2004
Balance at beginning of period	$—	$423,000	$423,000	$1,009,000
Purchase price allocation effects	—	—	512,000	420,255
Accruals for warranties issued	—	16,906	416,675	375,998
Settlements made (in cash or in kind)	—	(16,906)	(342,675)	(304,599)

Balance at the end of the period	—	423,000	1,009,000	1,500,654
Current portion included in accrued liabilities	—	(354,000)	(354,000)	(534,399)

Noncurrent portion included in other liabilities	$—	$69,000	$655,000	$966,255

        During Fiscal 2003, the liability for product warranty returns, initially established in the amount of $423,000 as of the October 18, 2002 acquisition of the predecessor entity, was revised based on actual warranty experience information that was not available to the Company at the acquisition date, although the Company was in the process of accumulating the data for the purpose of preparing a warranty experience study, and which resulted in an increase in the allocation of purchase price to the product warrant liability of $512,000 with a corresponding increase in goodwill.

        Income Taxes—Deferred income taxes are recognized for the tax consequences in future years for differences between the tax bases of assets and liabilities and their financial reporting amounts at each period ended based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

        Stock-Based Compensation—Mattress Holding has established a stock option plan for the granting of options to its employees and to the employees of subsidiaries for the purchase of Mattress Holding common stock. Compensation expense related to stock-based employee compensation plans is measured using the intrinsic value method as prescribed in Accounting Principles Board Opinion No. 25 ("APB 25"), Accounting for Stock Issued to Employees. Accordingly, compensation cost for stock-based awards is measured as the excess, if any, of the fair market value of Mattress Holding's stock at the date of grant over the exercise price of the award. Compensation cost determined at the grant date is recognized as expense over the related vesting period.

        The Company has adopted the disclosure requirements of SFAS 148, Accounting for Stock-Based Compensation-Transition and Disclosure, an Amendment of SFAS 123, "Accounting for Stock Based Compensation. The pro forma impact on the Company's net income closed is as follows:

Pro forma net income (loss)	Fiscal 2003	Fiscal 2004
Net income (loss) as reported	$1,843,466	$(1,103,072)
Stock based compensation expense determined under the fair value method, net of tax	(14,054)	(17,008)

Pro forma net income (loss)	$1,829,412	$(1,120,080)

Estimated fair value of options granted	$1.63	$5.70

        The fair value of options granted during Fiscal 2003 and Fiscal 2004 was estimated using the minimum value method allowed by SFAS 123 for nonpublic companies with the following assumptions:

	Fiscal 2003	Fiscal 2004
Risk free interest rate	2.98%	3.50%
Expected life	6.00	6.00
Expected volatility	0.00%	0.00%
Expected dividend yield	0.00%	0.00%

        Cash and Cash Equivalents—Cash and cash equivalents include cash and highly liquid investments that are readily convertible into cash and have a maturity of three months or less when purchased. Restricted cash and cash equivalents are included in other assets.

        Accounts Receivable—The Company offers financing to customers by utilizing the services of independent, third party financing companies that extend credit directly to the Company's customers with no recourse to the Company for credit-related losses. Accounts receivable represent sales proceeds of financed sales, net of related fees, which are in the course of funding by the financing companies. The Company reviews the financial condition of its finance providers and has experienced only minimal losses on the collection of accounts receivables. Accordingly, an allowance for doubtful accounts has been provided.

        Inventories—Inventories are valued at the lower of cost or market. Cost is determined by the first-in, first-out method and includes the effect of vendor incentives that are based on a percentage of the cost of purchased merchandise.

        The Company does not purchase or hold inventories on behalf of franchisees.

        Property and Equipment—Property and equipment are stated at cost. Improvements to leased property are amortized over the shorter of their estimated useful lives or lease periods (including expected renewal periods). Normal repairs and maintenance are expensed as incurred. Expenditures which significantly extend asset useful lives are capitalized. Depreciation is provided on the straight-line method at rates based on the estimated useful lives of individual assets or classes of assets as follows:

Years
Equipment, computers and software	3-5
Furniture and fixtures	7
Store signs	7
Vehicles	5

        The Company accounts for costs of software developed or obtained for internal use in accordance with Statement of Position 98-1 ("SOP 98-1"), Accounting For the Costs of Computer Software Developed or Obtained For Internal Use. SOP 98-1 requires certain software development costs to be capitalized. Generally, once the capitalization criteria have been met, external direct costs of materials and services used in development of internal-use software, payroll and payroll-related costs for employees directly involved in the development of internal-use software, and interest costs incurred when developing software for internal use are capitalized. These capitalized costs are amortized over the useful life of the software on a straight-line basis.

        The cost and accumulated depreciation of assets sold or otherwise disposed of are removed from the accounts and any gain or loss thereon is included in the results of operations.

        Goodwill and Intangible Assets—The Company accounts for business acquisitions using the purchase method under the provisions of Statement of Financial Accounting Standards No. 141 ("SFAS 141") Business Combinations. Under SFAS 141, assets acquired and liabilities assumed are recorded at their fair value on the date of the acquisition. Purchase consideration in excess of the aggregate fair value of acquired net assets is allocated to identifiable intangible assets, to the extent of their fair value, and any remaining excess purchase consideration is allocated to goodwill. As described in Notes 3 and 6, the Company has recognized goodwill and acquired intangible assets as a result of business acquisitions.

        Effective as of the beginning of Fiscal 2002, the Company adopted Statement of Financial Accounting Standards No. 142 ("SFAS 142"), Goodwill and Other Intangible Assets. The Company tests goodwill and other indefinite-lived intangible assets for impairment at least annually and more often if events and circumstances indicate that impairment may exist. The Company assigns the carrying value of these intangible assets to its "reporting units" and applies the test for impairment at the reporting unit level. A "reporting unit" is defined as an operating segment or one level below a segment if discrete information is prepared and reviewed regularly by management, although segments are required to be aggregated if they have similar economic characteristics. The Company prepares and reviews information about company-owned operating results at the market level. Company-owned markets are aggregated for the SFAS 142 impairment test since they have similar economic characteristics. The results of franchisee operations are considered a reporting unit separate of company-owned markets for the SFAS 142 impairment test since information on franchisee operating results is submitted by the franchisees and is substantially less detailed than the information reviewed for company-owned markets. The test for impairment involves (1) comparing the fair value of a reporting unit with the carrying value of its net assets and (2) if the carrying value exceeds fair value, the separate fair values of goodwill and indefinite lived intangible assets are compared with their respective carrying values and an impairment loss is recognized for excess of carrying values over fair values. No impairments were determined to exist with the tests that have been performed subsequent to the adoption of SFAS 142.

        Long-Lived Assets—The Company tests its long-lived assets, consisting primarily of property and equipment, for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. This assessment is performed on groupings of assets at the lowest level for which cash flows are identifiable and largely independent of the cash flows of other assets and liabilities. As previously explained in the "Goodwill and Intangible Assets" disclosure, results of operations for a group of stores in a metropolitan market, including related market-level advertising, warehousing, distribution and market overhead expenses, is the lowest level at which full operating results can be measured. Accordingly, long-lived assets are grouped at the market level and the Company will recognize an impairment loss when it concludes that the sum of undiscounted expected future cash flows from a group of assets is less than the carrying amount of such assets. The measurement for such an impairment loss is then based on the fair values of the asset group as determined by discounted cash flows or appraisals, if available. The Company has reviewed the long-lived assets in certain markets for potential impairment, although no impairment was deemed to exist for any periods included in the accompanying financial statements based on the expected undiscounted cash flows from future operations.

        Debt Issue Costs and Other Assets—Significant components of other assets include debt issue costs, lease deposits and other assets. Debt issue costs are amortized to interest expense over the term of the related debt instruments. Other assets are amortized over their estimated useful lives. Debt issue costs and other assets are stated net of accumulated amortization of $179,150 at February 3, 2004 and $428,827 at February 1, 2005.

        Lease Inducements and Deferred Rent—Lease inducements, consist of reimbursements by landlords for improvements made by the Company to leased properties that are deferred and accounted for as a reduction of rent expense on a straight-line basis over the term of the related leases (including expected renewal periods). The Company recognizes total rental payments to be incurred over the term of a lease on a straight line basis, which term includes, if applicable, free-rent periods and periods prior to lease commencement when the Company takes possession in advance, typically to construct leasehold improvements. The cumulative difference between rent expense recognized on a straight-line basis, and rental payments are recorded as a deferred rent liability. The liabilities for deferred lease inducements and deferred rent are included in other noncurrent liabilities.

        Recent Accounting Pronouncements—In November 2004, the Emerging Issues Task Force ("EITF") reached a consensus on Issue No. 03-13 ("EITF 03-13"), Applying the Conditions in Paragraph 42 of FASB Statement No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets in Determining Whether to Report Discontinued Operations". Paragraph 42 of Financial Accounting Standards Board ("FASB") Statement No. 144 states that the operations of a component of an entity that has been disposed of or is classified as held for sale shall be reported in discontinued operations if both of the following criteria are met: (a) the operations and cash flows of the component have been (or will be) eliminated from the ongoing operations of the entity as a result of the disposal transaction and (b) the entity will not have any significant continuing involvement in the operations of the component after the disposal. The EITF determined in EITF 03-13 that the evaluation of whether the operations and cash flows of a disposed component have been or will be eliminated from the ongoing operations of the entity depends on whether continuing cash flows have been or are expected to be generated and, if so, whether those continuing cash flows are direct or indirect. Cash flows of the component would not be eliminated if the continuing cash flows to the entity are considered direct cash flows. The consensus should be applied to a component of an enterprise that is either disposed of or classified as held for sale in fiscal periods beginning after December 15, 2004. The Company has reported markets that were closed during Fiscal 2004 as discontinued operations, in accordance with EITF 03-13. See Note 10, "Store Closings" for further discussion.

        In December 2004, the FASB issued Statement of Financial Accounting Standards No. 123 (revised 2004) ("SFAS 123R"), Share-Based Payment, which will require the cost of employee compensation paid with equity instruments to be measured based on grant date fair values and recognized over the vesting period. In April 2005, the Securities and Exchange Commission announced the adoption of a new rule that amends the required implementation dates of SFAS 123R. The new rule allows companies to implement SFAS 123R at the beginning of their fiscal year that begins after June 15, 2005. Under the new rule, SFAS 123R will become effective for the Company in the first quarter of 2006. The Company has not yet determined the effect SFAS 123R will have on the consolidated financial statements, as it has not yet completed its analysis; however, the Company expects the adoption to result in a reduction of net income.

        In December 2004, the FASB issued SFAS No. 153 ("SFAS 153"), Exchanges of Nonmonetary Assets—An Amendment of APB Opinion No. 29. Accounting Principles Board Opinion No. 29 ("APB 29), Accounting for Nonmonetary Transactions, provided an exception to the basic measurement principle (fair value) for exchanges of similar assets, requiring that some nonmonetary exchanges be recorded on a carryover basis. SFAS 153 eliminates the exception to fair value for exchanges of similar productive assets and replaces it with a general exception for exchange transactions that do not have commercial substance; that is, transactions that are not expected to result in significant changes in the cash flows of the reporting entity. The provisions of SFAS 153 will become effective for the Company for exchanges of nonmonetary assets occurring in fiscal periods beginning after June 15, 2005. The Company does not expect SFAS 153 to have a material impact on its results of operations or financial condition.

        In March 2005, the FASB issued FASB Interpretation No. 47 ("FIN 47"), Accounting for Conditional Asset Retirement Obligations. FIN 47 clarifies that the term conditional asset retirement obligation as used in SFAS No. 143, Accounting for Asset Retirement Obligations, refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the company. FIN 47 is effective for the Company no later than the fiscal year ending after December 15, 2005. The Company is currently evaluating the impact of FIN 47 on its financial statements and does not expect the new standard to have a material impact on its results of operations or financial condition.

        In May 2005, the FASB issued SFAS No. 154 ("SFAS 154"), Accounting Changes and Error Corrections—A Replacement of APB Opinion No. 20 and FASB Statement No. 3. SFAS 154 requires retrospective application to prior periods' financial statements for changes in accounting principles unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Company will adopt the provisions of SFAS 154, as applicable, beginning in Fiscal 2005.

        In June 2005, the EITF reached a consensus on Issue No. 05-06 ("EITF 05-06"), Determining the Amortization Period for Leasehold Improvements. The guidance requires that leasehold improvements acquired in a business combination or purchased subsequent to the inception of a lease be amortized over the lesser of the useful life of the assets or a term that includes renewals that are reasonably assured at the date of the business combination or purchase. EITF 05-06 is effective for periods beginning after June 29, 2005. The Company does not believe that the adoption of EITF 05-06 will have a material impact on its financial position, results of operations or cash flows, since our current accounting treatment for leasehold improvements follows the guidance in this consensus.

        Reclassifications—Certain reclassifications have been made in prior periods' financial statements to conform to classifications used in the current year. In addition, the results of operations of prior periods have been restated to report the operations of markets exited during Fiscal 2004 as discontinued operations.

3. Restatement of Prior Period Financial Statements Pertaining to Lease Accounting

        In recognition of announcements made by a number of public companies regarding lease accounting and a recently issued clarification on lease accounting matters issued by the Securities and Exchange Commission, the Company conducted a detailed review of its accounting policies with respect to leases and determined to restate prior financial statements to correct errors relating to the depreciation of leasehold improvements, calculation of straight-line rent expense and the amortization of unearned lease inducements. As a result, the Company has restated is Consolidated Financial Statements for the Predecessor Period, Successor Period, Fiscal 2003 and for the 13 weeks ended May 4, 2004 (the "Restatement").

        Historically, the Company depreciated leasehold improvements for the majority of its leased properties over ten years, which was a consistent approximation of the lease terms. Funds received in advance from landlords as inducements to enter into long-term leases for certain leased properties were historically recorded as a liability and amortized over the same period that leasehold improvements were depreciated, and the collection of lease inducement funds were classified as investing activities in the statement of cash flows. Straight-line rent expense was historically calculated over the base term of the lease which ranged from five to ten years.

        As a result of the Restatement, the accompanying consolidated financial statements of the Company have been restated to correct the depreciable life for leasehold improvements and the amortization period of unearned lease inducements to be equal to the lesser of the economic useful life of the asset or the term of the lease (including expected renewal periods). In most instances, the Company takes possession and has the right to control the use of the leased premises prior to the commencement of the lease term to construct leasehold improvements. The calculation of straight-line rent expense was also corrected to a) commence as of the date of possession in instances when such date preceded the lease commencement date and b) include expected renewal dates. In addition, the collection of lease inducement funds has been classified as a component of operating cash flows in the statements of cash flows.

        The following is a summary of the impact of the Restatement on the Company's consolidated balance sheet at February 3, 2004 and the consolidated statements of operations and cash flows for Fiscal 2003.

	Fiscal 2003
Consolidated Balance Sheet (at February 3, 2004)	As Previously Reported (a)	Adjustment	As Restated
Property and equipment, net	$17,103,703	(171,977)	$16,931,726
Total assets	65,463,938	(543,009)	64,920,929
Deferred income tax liabilities	1,078,973	(267,149)	811,824
Deferred income tax assets	929,127	27,939	957,066
Goodwill	29,210,846	(394,634)	28,816,212
Other noncurrent liabilities	7,899,020	302,670	8,201,690
Total liabilities	58,149,194	35,521	58,184,715
Retained earnings	2,314,744	(578,530)	1,736,214
Total stockholders' equity	7,314,744	(578,530)	6,736,214
Consolidated Statement of Operations:
Costs of sales (includes occupancy expenses)	$90,737,391	672,136	$91,409,527
Gross profit from retail operations	67,688,640	(672,136)	67,016,504
Income from operations	6,493,825	(672,136)	5,821,689
Income (loss) from continuing operations before provision for income taxes	4,586,545	(672,136)	3,914,409
Provision (benefit) for income taxes	1,741,013	(315,920)	1,425,093
Income (loss) from continuing operations	2,845,532	(356,216)	2,489,316
Net income (loss)	2,199,682	(356,216)	1,843,466
Consolidated Statement of Cash Flows:
Net income (loss)	$2,199,682	(356,216)	$1,843,466
Depreciation and amortization of property and equipment	2,535,665	62,829	2,598,494
Effect of changes in operating assets and liabilities:
Lease inducements	—	1,105,454	1,105,454
Other noncurrent liabilities	2,408,900	606,697	3,015,597
Net cash provided by (used in) operating activities	15,584,744	1,102,844	16,687,588
Lease inducements included in investing cash flows	1,102,844	(1,102,844)	—
Net cash used in investing activities	(7,554,373)	(1,102,844)	(8,657,217)

        The following is a summary of the impact of the Restatement on the Company's consolidated statements of operations and cash flows for the Predecessor Period and the Successor Period.

	Fiscal 2002
	Predecessor Period			Successor Period
Consolidated Statement of Operations:	As Previously Reported (a)	Adjustment	As Restated	As Previously Reported (a)	Adjustment	As Restated
Costs of sales (includes occupancy expenses)	$62,015,853	231,952	$62,247,805	$23,388,562	222,314	$23,610,876
Gross profit from retail operations	40,832,758	(231,952)	40,600,806	15,648,499	(222,314)	15,426,185
Income from operations	3,414,860	(231,952)	3,182,908	1,272,514	(222,314)	1,050,200
Income (loss) from continuing operations before provision for income taxes	1,647,188	(231,952)	1,415,236	709,791	(222,314)	487,477
Provision (benefit) for income taxes	437,520	—	437,520	220,044	—	220,044
Income (loss) from continuing operations	1,209,668	(231,952)	977,716	489,747	(222,314)	267,433
Net income (loss)	525,639	(231,952)	293,687	115,062	(222,314)	(107,252)
Consolidated Statement of Cash Flows:
Net income (loss)	$525,639	(231,952)	$293,687	$115,062	(222,314)	$(107,252)
Depreciation and amortization of property and equipment	1,051,270	(35,282)	1,015,988	849,909	109,148	959,057
Effect of changes in operating assets and liabilities:
Lease inducements	—	318,625	318,625	—	42,647	42,647
Other noncurrent liabilities	273,767	264,225	537,992	(82,313)	110,300	27,987
Net cash provided by (used in) operating activities	2,003,632	315,616	2,319,248	(3,810,153)	39,781	(3,770,372)
Lease inducements included in investing cash flows	315,616	(315,616)	—	39,781	(39,781)	—
Net cash used in investing activities	(1,342,443)	(315,616)	(1,658,059)	(2,021,759)	(39,781)	(2,061,540)

(a)
The amounts for the consolidated statement of operations as previously reported are after the effect of reclassifying to discontinued operations the results of operations of stores in markets closed in Fiscal 2004.

4. Acquisitions

        Acquisition of Predecessor to Mattress Holding—The acquisition of the predecessor to Mattress Holding ("Predecessor") on October 18, 2002 was, as described in Note 1, accounted for as a purchase. The purchase price consisted of direct transaction costs and other cash requirements of the transaction totaling $1,506,009. Other conditions of the acquisition satisfied on or after October 18, 2002, are described in Note 1. The allocation of the purchase price to the assets and liabilities of Mattress Firm at October 18, 2002, based on management's estimate of their fair values (including certain revisions determined in Fiscal 2003), and reconciliation to the cash used for the acquisition is as follows:

	As Previously Reported(a)	Adjustment	As Restated	Fiscal 2003 Revisions	Final Allocation As Restated
Current assets	$16,232,827	$—	$16,232,827	$(315,891)	$15,916,936
Property and equipment	9,905,325	(39,371)	9,865,954	—	9,865,954
Intangible franchise agreement rights	5,143,000	—	5,143,000	—	5,143,000
Goodwill	25,708,582	(419,803)	25,288,779	937,642	26,226,421
Other assets	1,526,129	—	1,526,129	—	1,526,129
Current liabilities	(22,774,441)	—	(22,774,441)	(109,751)	(22,884,192)
Long-term debt	(30,466,184)	—	(30,466,184)	—	(30,466,184)
Other liabilities	(3,769,229)	459,174	(3,310,055)	(512,000)	(3,822,055)

Total allocated purchase price and cash paid	$1,506,009	$—	$1,506,009	$—	$1,506,009

(a)
Reflects the effects of the restatement of prior year financial statements on the allocation of purchase price.

        The subsequent revisions to the allocation of the purchase price to the assets acquired and liabilities assumed consisted of adjustments recorded in fiscal 2003 as the Company completed its valuations of certain acquired assets and liabilities.

        The acquisition of the Predecessor resulted in tax deductible goodwill in the amount of $26.2 million.

        Acquisition of Assets of 5/O Management, Inc.—Effective May 30, 2003, a wholly-owned subsidiary of Mattress Holding acquired the assets of 5/O Management, Inc. ("5/O"), which was a franchisee that owned the franchise rights of Mattress Firm in Phoenix, Arizona and operated 18 retail stores and a warehouse. The total purchase price was $3,202,941, including the assumption of certain liabilities of 5/O. The asset purchase agreement provides for additional cash payments of up to $250,000 in future years if the earnings of the acquired business exceed specified amounts. The future contingent consideration will be recorded as additional goodwill when the contingency is resolved and the additional consideration is payable. The initial contingent payment of $125,000 was not earned based on Fiscal 2004 results and has expired.

        5/O was encountering financial difficulties prior to the acquisition as a result of recent losses and costs incurred to open stores. In connection with the acquisition, 5/O's primary mattress product supplier agreed to discharge substantially all past due accounts payable totaling approximately $4.0 million. Consequently, the Company did not assume such liabilities. However, the Company assumed other past due accounts payable totaling approximately $800,000 and paid all assumed past due liabilities by the end of September 2003. Furthermore, the Company had accounts and notes receivable from 5/O in the aggregate amount of $798,574, which had been fully reserved as explained in Note 4, that were also discharged in connection with the acquisition. Management made the acquisition with the objective to improve the results of operations through improved management of expense synergies available from centralized corporate management.

        The aggregate purchase price (excluding contingent consideration) consists of the following:

Cash paid	$627,490
Fair values of liabilities assumed:
Current liabilities (including past due amounts)	2,374,557
Long-term debt	200,894

Total purchase price	$3,202,941

        The aggregate purchase price was allocated as follows based on management's estimate of asset fair values as of the acquisition date:

Current assets	$743,071
Deferred tax asset	207,897
Property and equipment	1,818,212
Goodwill	355,852
Other assets	77,909

Total allocated purchase price	$3,202,941

        A reconciliation of cash used for the acquisition is as follows:

Cash paid	$627,490
Less: Cash of acquired business	100,881

Cash paid, net of cash acquired	$526,609

        The results of operations of the assets acquired from 5/O are included in the Company's results of operations beginning May 30, 2003. The acquisition of 5/O resulted in tax deductible goodwill in the amount of $661,000.

        Acquisition of Elite Management Team, Inc.—Effective December 31, 2004, all of the common stock of Elite Management Team, Inc. ("Elite") was acquired by Mattress Holding in exchange for the issuance of common stock and warrants. Elite was simultaneously merged with and succeeded by a wholly-owned subsidiary of Mattress Holding. Elite was a franchisee that owned the franchise rights of Mattress Firm in and around Atlanta, Georgia; Charleston, South Carolina; Charlotte, North Carolina; Greensboro, North Carolina; Greenville, South Carolina and Raleigh, North Carolina and operated 51 stores and five warehouses. The purchase price totaled $5,122,632 and consisted of the estimated fair value of equity issued of $2,570,973, the net book value of intangible franchise agreement rights of $2,112,959 (see Note 6) and other direct transaction costs of $438,700. The equity issued as consideration consisted of an aggregate of 88,220 shares of Mattress Holding common stock and warrants to purchase an aggregate of 6,380 shares of Mattress Holding common stock. The purchase agreement provides for additional issuances of 54,906 shares of Mattress Holding common stock and warrants to purchase 3,971 shares of Mattress Holding common stock over the next three years (one-third per year) if the earnings of the acquired business exceed specified amounts. The future contingent consideration will be recorded as additional goodwill when the contingency is resolved and the additional shares of Mattress Holding common stock and warrants to purchase shares of Mattress Holding common stock are issuable.

        Management believes that the profitability of Elite's business and the addition of its key employees to the Company's management team will strengthen the performance of the Company.

        The allocation of the purchase price to the assets and liabilities of Elite at December 31, 2004, based on management's estimate of their fair values and reconciliation to the cash provided by the acquisition is as follows:

Current assets	$5,893,395
Property and equipment	4,116,783
Intangible reacquired franchise rights	5,000,000
Goodwill	3,401,753
Other assets	83,404
Current liabilities	(7,631,891)
Long-term debt	(814,740)
Other liabilities	(4,926,072)

Total assets acquired, net of liabilities assumed	5,122,632
Reconcilation to cash used in (provided by) the acquisition:
Common stock and warrants issued	(2,570,973)
Intangible franchise agreement rights	(2,112,959)
Cash of acquired business (included in current assets)	(488,454)

Cash used in acquisition, net of cash acquired	$(49,754)

        The results of operations of Elite are included in the Company's results of operations beginning January 1, 2005. Following is unaudited pro forma results of operations data for the Predecessor Period, the Successor Period, Fiscal 2003 and Fiscal 2004 as if the acquisition of Elite had occurred at the beginning of each period (unaudited).

	Fiscal 2002
	Predecessor Period	Successor Period	Fiscal 2003	Fiscal 2004
Sales	$134,643,525	$52,837,137	$210,527,436	$242,245,168
Income (loss) from continuing operations	$1,949,047	$(2,404,633)	$4,461,129	$(970,422)
Net income (loss)	$1,265,018	$(2,779,318)	$3,815,279	$(1,633,118)

5. Franchisee Receivables and Guarantees

        Receivables from franchisee operations consist of receivables for franchise royalties, promissory notes and other receivables for pass through costs. The total franchisee receivables included in Accounts Receivable Retail and Franchise Operations in the accompanying balance sheets was $212,473 and $152,872 at February 3, 2004 and February 1, 2005, respectively, and was net of an allowance for doubtful accounts of $556,944 and $79,469 at February 3, 2004 and February 1, 2005, respectively.

        The Company evaluates the credentials, business plans and the financial strength of potential franchisees before entering into franchise agreements and before extending credit. Concentrations of credit risk with respect to accounts receivable and notes receivable with franchisees (Franchisee Receivables), after considering existing allowances for doubtful accounts, are considered by management to be limited as a result of the number of franchisees and their dispersion throughout the United States. The Company has the right, under the terms of its franchise agreements, to assume the operations of franchisees that do not comply with the conditions of the franchise agreement, including a default on the payments owed to the Company. In such instances, the assumption may involve purchase consideration in the form of cash and the assumption of certain franchisee obligations, including obligations to the Company. Management provides an allowance for doubtful accounts on Franchisee Receivables if it is considered probable that the Company will not collect or otherwise recover the total outstanding balance, including accrued interest. At February 3, 2004 and February 1, 2005, an allowance for doubtful accounts was provided to fully reserve the receivable balances owed by franchisees that are encountering financial difficulties. A troubled franchisee filed for bankruptcy during Fiscal 2004 and, accordingly, the related accounts receivable and allowance for doubtful accounts were written off with no impact on Fiscal 2004 results of operations.

        The Company has provided financial guarantees associated with certain real estate leases of franchisees. The contractual amounts of the guarantees, which represent the Company's maximum exposure to credit loss in the event of non-performance by the franchisees, totaled $1.0 million as of February 1, 2005. The guarantees expire in decreasing amounts through 2010. The credit risk associated with these guarantees is essentially the same as that involved in extending loans to the franchisees.

6. Property and Equipment

        Property and equipment consist of the following:

	February 3, 2004	February 1, 2005
Equipment, computers and software	$4,259,500	$5,756,902
Furniture and fixtures	1,221,155	2,663,135
Store signs	2,671,396	4,617,472
Leasehold improvements	11,521,652	24,925,219
Vehicles	320,296	815,515

	19,993,999	38,778,243
Accumulated depreciation	(3,062,273)	(7,192,634)

	$16,931,726	$31,585,609

        Depreciation expense was $1,015,988, $574,805, $2,134,684 and $3,489,208 during the Predecessor Period, the Successor Period, Fiscal 2003 and Fiscal 2004, respectively.

7. Goodwill and Acquired Intangible Assets

        Activity with respect to goodwill was as follows:

	Fiscal 2002
	Predecessor Period	Successor Period	Fiscal 2003	Fiscal 2004
Balance at beginning of period	$51,560,443	$25,288,779	$25,288,779	$25,726,017
Acquisitions and purchase price allocation adjustments:
Acquisition of Predecessor	—	—	937,642	—
Acquisition of 5/O	—	—	355,852	—
Acquisition of Elite	—	—	—	3,401,753
Tax benefits allocated to goodwill			(856,256)
Write-off related to store closings included in loss on discontinued operations	—	—	—	(311,558)

Balance at the end of period	$51,560,443	$25,288,779	$25,726,017	$28,816,212

        Acquired intangible assets consist of the following:

	February 3, 2004	February 1, 2005
Franchise agreement rights	$5,143,000	$2,758,000
Accumulated amortization	(326,387)	(304,375)

	4,816,613	2,453,625
Reacquired franchise rights (not subject to amortization)	—	5,000,000

	$4,816,613	$7,453,625

        The Company has rights to collect future franchise fees pursuant to franchise agreements. As described in Note 3, in connection with the acquisition of the Company by Sun Capital, an intangible asset for the fair value of franchise agreement rights in the amount of $5,143,000 was recognized on the October 18, 2002 acquisition date. Intangible franchise agreement rights are amortized over the estimated remaining term of the franchise agreements of 20 years. Amortization expense included in general and administrative expense was $72,059, $254,328 and $250,029 during the Successor Period, Fiscal 2003 and Fiscal 2004, respectively. Amortization expense for each of the next five years is expected to be approximately $140,000.

        As a result of the acquisition of Elite on December 31, 2004, the franchise agreements between the Company and Elite were effectively settled and the related franchise agreement rights asset in the aggregate amount of $2,385,000, less accumulated amortization of $272,041, was eliminated from intangible assets and included in the total purchase price allocated to the acquired assets and liabilities as required by Emerging Issue Task Force Issue No. 04-01 ("EITF 04-01"), Accounting for Preexisting Relationships between the Parties to a Business Combination. No element of the franchise agreements with Elite was considered to be favorable or unfavorable in comparison to the Company's other franchise agreements or with market terms for similar agreements. Accordingly, no gain or loss was recognized on the effective settlement of the Elite franchise agreements.

        The acquisition of a business by a franchisor that was previously subject to the terms of a franchise agreement results in the reacquisition of the rights previously granted to the franchisee. In accordance with EITF 04-01, purchase price in a business acquisition involving this situation should be allocated to the estimated fair value of the reacquired rights. The fair value of reacquired rights related to the December 31, 2004 Elite acquisition was estimated to be $5,000,000. The fair value of reacquired rights related to the May 30, 2003 acquisition of the operating assets of 5/O were estimated to be zero based on an independent appraisal. Reacquired franchise rights are considered to have indefinite lives since there are no factors that limit their useful lives and, accordingly, no amortization is recognized, although the intangible asset is subject to annual impairment reviews in accordance with SFAS 142.

8. Notes Payable and Long-term Debt

        Notes payable and long-term debt consists of the following:

	February 3, 2004	February 1, 2005
2004 Credit Facility	$—	$14,072,536
2003 Credit Facility	—	—
2002 Credit Facility	3,072,727	—
2004 Subordinated Promissory Note	—	16,700,000
2002 Subordinated Promissory Note	17,500,000	—
Unsecured term credit facility	2,700,000	—
Term notes payable to stockholders, net of discount	—	1,198,840
Seller notes payable, net of discount	524,537	—
Capital lease obligations	382,127	142,149
Equipment financing and other notes payable	947,878	829,377

	25,127,269	32,942,902
Notes payable and current maturities of long-term debt	(4,189,303)	(2,888,767)

Long-term debt, net of current maturities	$20,937,966	$30,054,135

        2004 Credit Facility—On March 31, 2004, the Company entered into a financing agreement with Ableco Finance LLC for a term loan ("Term Loan A") in the aggregate amount of $5,958,333 and a revolving credit facility in an aggregate amount not to exceed $6,000,000 outstanding at any time (the "2004 Credit Facility"). The 2004 Credit Facility consolidated and replaced the 2003 Credit Facility, 2002 Credit Facility and $2,700,000 of outstanding borrowings under an unsecured term credit facility. The amount available for revolving borrowings under the 2004 Credit Facility is based upon the Company's eligible amounts of inventory and funds in the course of settlement from credit card and in-store finance merchant providers, less customer deposits for future delivery of merchandise. At February 1, 2005, the Company had $3,940,000 of available revolving borrowings. The 2004 Credit Facility was amended at various times during Fiscal 2004 to provide for an additional $6,000,000 in term borrowings ("Term Loan B"). On June 30, 2005, the 2004 Credit Facility was amended as described under "June 30, 2005 Refinancing" below to provide for additional borrowings of $16,005,147.

        The outstanding principal balance of Term Loan A and revolving borrowings accrue interest at the greater of (a) the prime rate plus 4.75% or (b) 8.75%, payable monthly. Term Loan B outstanding borrowings accrue interest at 4%, with such accrual added to the outstanding balance of Term Loan B borrowings. In addition, interest at 13% is payable monthly on the Term Loan B outstanding borrowing, including accrued interest added to the outstanding loan balance. The 2004 Credit Facility requires the payment of an anniversary fee in the amount of $163,854 on April 1, 2005 and on April 1, 2006, and a collateral monitoring fee of $2,000 per month.

        Prior to the June 30, 2005 Refinancing, the 2004 Credit Facility was repayable in monthly principal installments commencing on April 1, 2005, consisting of 12 monthly installments of $35,049, followed by 12 monthly installments of $61,336. The June 30, 2005 Refinancing amended the monthly principal repayment terms without changing other principal repayment terms. All principal installments are applied against outstanding Term Loan A borrowings. The remaining amount of outstanding Term Loan A, Term Loan B and revolving borrowings are payable in full on April 1, 2007.

        The 2004 Credit Facility is collateralized by substantially all of the Company's assets and requires the Company to maintain ratios of total debt to earnings before interest, income taxes, depreciation and amortization ("EBITDA"), as defined, measured monthly, not to exceed a maximum ratio, and a fixed charge to EBITDA coverage ratio, as defined, measured monthly, that is in excess of a minimum ratio. In addition, the 2004 Credit Facility contains restrictions, subject to certain exceptions, including, but not limited to engaging in transactions with affiliates; prepaying subordinated debt; incurring indebtedness and liens; declaring dividends or redeeming or repurchasing capital stock; making loans and investments, engaging in mergers, acquisitions, consolidations and asset sales. The Company was not in compliance with certain financial covenants at February 1, 2005 and May 3, 2005. The events of non-compliance subsequently were waived and the covenants were reset based on the Company's financial forecast. Management believes that the Company will stay in compliance with the revised financial covenants.

        2003 Credit Facility—On November 9, 2003, the Company entered into a credit facility with a financial institution that provided up to $6,000,000 in revolving borrowings (the "2003 Credit Facility"). The amount available for revolving borrowings was based upon the Company's eligible amounts of inventory, less customer deposits for future delivery of merchandise. Outstanding borrowings accrued interest at the prime rate plus 0.5%, payable monthly. The 2003 Credit Facility required monthly unused availability and collateral monitoring fees. The 2003 Credit Facility was collateralized by a first lien on substantially all of the Company's assets and was scheduled to mature on November 9, 2006. On February 3, 2004, there were no outstanding borrowings. On March 31, 2004, the 2003 Credit Facility was refinanced and replaced by the 2004 Credit Facility. A loss of $431,502 was recognized in Fiscal 2004 on the early termination of the 2003 Credit Facility, consisting of a noncash charge for unamortized loan fees of $338,501 and an early termination fee of $93,000.

        2002 Credit Facility—On October 18, 2002, in connection with Mattress Holding's acquisition of the Predecessor as described in Note 1, the Company obtained $3,272,728 of senior debt under a senior term credit facility provided by MHI (the "2002 Credit Facility"). The proceeds from the 2002 Credit Facility plus the proceeds from a $2,727,272 unsecured credit facility provided by a bank, as further described below, were utilized to retire the outstanding principal balance at October 18, 2002 of $6,000,000 on a previous facility provided by a financial institution. The 2002 Credit Facility accrued interest at 7%, payable quarterly, was collateralized by substantially all of the Company's assets, and required no principal payments prior to the maturity date in June 2007. In connection with the closing of the 2003 Credit Facility on November 9, 2003 described above, the Company made an early principal payment to MHI in the amount of $200,000 as consideration for MHI's agreement to enter into an intercreditor agreement. On March 31, 2004, the 2002 Credit Facility was refinanced and replaced by the 2004 Credit Facility.

        The Company incurred forbearance fees related to the credit facility in place prior to October 18, 2002 in the amount of $182,500 that were charged to interest expense during the Predecessor Period. General and administrative expense includes $103,137 during the Successor Period related to the loss from early retirement of the previous credit facility.

        Unsecured Term Credit Facility—On October 18, 2002, in connection with Mattress Holding's acquisition of the Predecessor as described in Note 1, the Company borrowed $2,727,272 under a short-term credit facility with a bank that provided up to $4,700,000 in non-revolving borrowings. Outstanding borrowings accrued interest at prime plus 0.5%, payable monthly, and were guaranteed by an affiliate of Sun Capital. The credit facility was scheduled to mature one year after origination under its original terms and was extended until the facility was refinanced and replaced by the 2004 Credit Facility.

        2004 Subordinated Promissory Note—On March 31, 2004, an affiliate of the Company (through common ownership by Sun Capital) acquired the 2002 Subordinated Promissory Note (described below) and amended and restated the note (the "2004 Subordinated Promissory Note") as follows: (a) the note principal balance was reduced to $17,000,000, (b) monthly principal installments commence on April 1, 2005, consisting of 12 monthly installments of $64,951, followed by 12 monthly installments of $113,664, (c) a single principal payment in the amount of $8,898,284 is payable on April 1, 2007, with the remaining outstanding principal payable in full on June 28, 2009, (d) an anniversary fee in the amount of $303,646 is payable on March 31, 2005 and on March 31, 2006, and (e) interest at the greater of (i) 8.75% or (ii) the prime rate plus 4.75% is payable monthly and accrues on an initial notional amount of $11,041,667, with subsequent reductions in the notional amount in amounts equal to principal payments. Effective November 1, 2004, the 2004 Subordinated Promissory Note was amended to temporarily increase the monthly principal payment amount by $100,000 for the period November 2004 through August 2005 with a corresponding reduction of $1,000,000 in the amount of the principal payment on April 1, 2007. The 2004 Subordinated Promissory Note bears no interest from April 1, 2007 through the June 28, 2009 maturity date. The difference between the present values of future cash flows of the amended and restated note payable and the remaining cash flows of the original note, discounted at the effective interest rate of the original note, is less than 10%; accordingly, the effects of the amended and restated note payable are accounted for prospectively as an adjustment to the effective interest rate. As a result, the minimum effective interest rate decreased from 3.89% to 2.93% on March 31, 2004. The actual effective interest rate will be higher in the future if the note payable adjustable interest rate increases above the 8.75% minimum rate. The adjustable interest rate on the 2004 Subordinated Promissory Note was 10% at February 1, 2005. The Company incurred approximately $220,000 of third party costs to amend and restate the 2004 Subordinated Promissory Note, which were expensed in Fiscal 2004. The 2004 Subordinated Promissory Note was refinanced on June 30, 2005 as explained under "June 30, 2005 Refinancing" below.

        2002 Subordinated Promissory Note—On October 18, 2002, the Company issued a promissory note in the principal amount of $17,500,000 to MHI (the "2002 Subordinated Promissory Note"). The

promissory note was scheduled to mature in June 2009 and required no principal payments prior to maturity, except in the event of either a change in control or a public offering of the Company's securities. Under the original terms, the 2002 Subordinated Promissory Note bore no interest for the first two years with the interest rate escalating to 7% by October 2008, with quarterly payments commencing in January 2005. Interest expense was accrued in the amounts of $193,311 and $707,161 during the Successor Period and Fiscal 2003, respectively, at the promissory note's effective interest rate of 3.89%. Other noncurrent liabilities include $900,472 and $1,139,739 of accrued interest expense at February 3, 2004 and February 1, 2005, respectively. The 2002 Subordinated Promissory Note was secured by substantially all of the Company's assets. On March 31, 2004, the 2002 Subordinated Promissory Note was purchased by a related party and the terms were amended and restated as explained under "2004 Subordinated Promissory Note" above.

        Term Notes Payable to Stockholders—In conjunction with the acquisition of Elite on December 31, 2004, the Company acquired demand and term notes in the aggregate principal amount of $2,894,076, payable to certain individuals who were employees and stockholders of Elite. Demand notes in the principal amount of $1,394,076 were paid in full concurrent with the acquisition on December 31, 2004. The remaining terms notes are uncollateralized and non-interest bearing and are payable in three equal annual installments of $500,000 on December 31, 2005, 2006 and 2007. The term notes are reported net of a debt discount of $301,160 at February 1, 2005. The discount is amortized over the term of the notes with a corresponding charge to interest expense. Amortization expense results in an effective interest rate of 12%. The term note holders became stockholders of Mattress Holding as a result of the December 31, 2004 Elite acquisition.

        Seller Notes Payable—At February 3, 2004, the Company had outstanding uncollateralized notes payable to the sellers of previously franchised markets acquired in 1999. The seller notes accrued interest at 8.125% and principal and interest were payable in equal monthly installments through August 2004. The seller notes were issued in Fiscal 1999 at interest rates below the interest rates of other comparable debt instruments issued by the Company and were carried net of the related debt discount, which was amortized to interest expense over the related debt term, resulting in a 14% effective interest rate. The aggregate outstanding principal balance of the seller notes was $532,328 at February 3, 2004 and was reported net of a debt discount of $7,791 at February 3, 2004. The seller notes were paid in full during Fiscal 2004.

        Capital Lease Obligations—The Company financed certain computer equipment, software and software development costs related to internally-developed and purchased software with capital leases provided by financial institutions at interest rates of 12.2% to 35.0%, with monthly principal and interest installments through October 2005.

        Equipment Financing and Other Short-Term Notes Payable—The Company has various outstanding notes payable related to the purchase of equipment and other uncollateralized notes payable at interest rates ranging from 6.0% to 16.9%, with monthly principal and interest payments of various amounts through February 2009. Equipment financing notes payable are collateralized by certain equipment with carrying values that approximate the outstanding principal balances of the related notes payable.

        June 30, 2005 Refinancing—On June 30, 2005, the 2004 Credit Facility was amended to provide for an additional $16,005,147 of Term Loan A borrowings. In addition, the Term Loan B facility was terminated and the outstanding principal balance of $6,135,330, including accrued paid-in-kind interest, was added to the Term Loan A facility. The amendment increased total Term Loan A borrowings to $28,098,810. No changes were made to the Term Loan A interest provisions, although the anniversary fee payable on April 1, 2006 was amended to an amount equal to 2% of the Term Loan A outstanding balance on the date such fee is payable. As amended, outstanding Term Loan A borrowings are payable in 21 monthly installments beginning on July 1, 2005, consisting of two equal monthly installments of $200,000, followed by seven equal monthly installments of $100,000, and followed by 12 equal monthly installments of $175,000. All unpaid principal on Term Loan A, as well as all outstanding revolving loan borrowings are payable in March 2007, at which time the 2004 Credit Facility terminates. Proceeds of the additional Term Loan A borrowings were used to repay the outstanding balance of the 2004 Subordinated Promissory Note in the amount of $16,005,147 on June 30, 2005. The June 30, 2005 refinancing did not alter the amounts of future maturities of debt and, therefore, did not effect the classification of debt at February 1, 2005 and May 3, 2005.

        Future Maturities of Notes Payable and Long-Term Debt—The aggregate maturities of notes payable and long-term debt at February 1, 2005 are as follows (the amounts below reflect the payments due excluding the discount recorded):

Fiscal year ending on or about January 31:
2006	$2,888,767
2007	2,690,260
2008	27,605,396
2009	33,349
2010	25,310
Thereafter	980

$33,244,062

9. Income Taxes

        The provision for income taxes on income from continuing operations consists of the following:

	Fiscal 2002				13 Weeks Ended
	Predecessor Period	Successor Period	Fiscal 2003	Fiscal 2004	May 4, 2004	May 3, 2005
					(unaudited)
Current:
Federal	$—	$(42,517)	$3,698	$—	$(16,851)	$—
State	36,305	1,686	163,946	41,692	(343)	20,000

	36,305	(40,831)	167,644	41,692	(17,194)	20,000

Deferred:
Federal	834,508	96,902	1,459,364	472,826	(73,497)	244,171
State	48,836	26,750	13,830	9,339	(4,412)	1,119
Change in valuation allowance	(482,129)	137,223	(1,072,001)	—	—	—

	401,215	260,875	401,193	482,165	(77,909)	245,290

Benefit applied to reduce goodwill	—	—	856,256	—	—	—

Total provision for income taxes	$437,520	$220,044	$1,425,093	$523,857	$(95,103)	$265,290

        The Company recognized deferred tax benefits of $401,215, $219,769, $350,121 and $347,039 during the Predecessor Period, the Successor Period, Fiscal 2003 and Fiscal 2004, respectively, on losses from discontinued operations resulting from store closings.

        The differences between the effective tax rate reflected in the total provision for income taxes on income from continuing operations and the statutory federal rate of 34% is as follows:

	Fiscal 2002				13 Weeks Ended
	Predecessor Period	Successor Period	Fiscal 2003	Fiscal 2004	May 4, 2004	May 3, 2005
					(unaudited)
Provision (benefit) for U.S. federal income taxes at the 34% statutory rate	$481,180	$165,742	$1,330,899	$19,143	$(129,151)	$242,185
State income taxes, net of federal income tax benefit	94,926	11,046	93,694	48,179	12,045	17,939
Excess tax basis goodwill deduction	—	(164,289)	(6,233)	(6,918)	(1,729)	(1,729)
Nondeductible delayed public offering and acquisition transaction costs				372,714	—	—
Change in valuation allowance for deferred tax assets	(400,204)	215,744	(1,072,000)	—	—	—
Benefit applied to reduce goodwill	—	—	856,256	—	—	—
Other	261,618	(8,199)	222,477	90,739	23,732	6,895

Total provision for income taxes	$437,520	$220,044	$1,425,093	$523,857	$(95,103)	$265,290

Effective income tax rate	30.9%	45.1%	36.4%	930.4%	25.0%	37.2%

        Significant components of deferred income tax assets and liabilities consist of the following:

	February 3, 2004		February 1, 2005
	Current	Noncurrent	Current	Noncurrent
Deferred income tax assets:
Allowance for doubtful accounts	$203,303	$—	$39,699	$—
Inventories	218,899	—	250,051	—
Property and equipment	—	762,578	—	—
Other assets	—	50,675	—	58,861
Accrued liabilities	814,886	—	1,072,197	51,556
Noncurrent liabilities	—	133,534	—	1,264,597
Charitable contribution carryover	—	47,087	—	6,130
Net operating loss carryovers	—	1,557,639	—	4,435,952

	1,237,088	2,551,513	1,361,947	5,817,096

Deferred income tax liabilities:
Intangible franchise agreement rights and goodwill	—	(3,363,337)	—	(3,907,425)
Other current assets	(268,438)	—	(330,677)	—
Property and equipment	—	—	—	(2,821,292)

	(268,438)	(3,363,337)	(330,677)	(6,728,717)

Net deferred income tax assets (liabilities)	$968,650	$(811,824)	$1,031,270	$(911,621)

        At February 1, 2005, the Company had net operating loss carryovers of approximately $11.7 million that arose subsequent to October 18, 2002 and are available to offset future taxable income. The net operating losses are scheduled to expire in varying amounts during 2023 through 2025, if not previously utilized. The net operating loss carryovers at February 1, 2005, include bonus depreciation deductions on property and equipment additions placed in service in Fiscal 2003 and Fiscal 2004 totaling approximately $4.5 million as provided by the "Job Creation and Worker Assistance Act of 2002" and the "Jobs and Growth Tax Relief Reconciliation Act of 2003". The bonus depreciation deductions are no longer available for property and equipment additions placed in service on and after January 1, 2005. The magnitude of tax losses that have occurred in recent years establishes a presumption that future taxable income may not be sufficient to recover net operating loss carryovers and other deductible temporary differences that result in deferred tax assets. Deferred tax assets are considered realizable to the extent that future taxable income will result from the reversal of temporary differences for which deferred tax liabilities are recognized. A valuation allowance of $1,018,648 was recognized at January 28, 2003, to reduce deferred tax assets to the amount expected to be realized. The valuation allowance was reversed in Fiscal 2003 and no valuation allowance was deemed necessary at February 3, 2004 and February 1, 2005, as a result of the expectation that taxable income from the reversal of temporary differences for which deferred tax liabilities have been recognized and other taxable income in future periods will provide sufficient taxable income to utilize the net operating loss carryovers and other deferred tax assets existing at each balance sheet date. The valuation allowance reversed in Fiscal 2003 included $881,425 that existed at October 18, 2002, which is the date that Mattress Holdings acquired the predecessor entity, and, therefore, the tax benefit from the reversal of this portion of the valuation allowance was recorded as a reduction of goodwill.

10. Accrued Liabilities and Other Noncurrent Liabilities

        Accrued liabilities consist of the following:

	February 3, 2004	February 1, 2005
Employee wages, payroll taxes and withholdings	$1,892,141	$1,895,744
Lease termination and other store closing costs	1,315,285	978,998
Unbilled advertising	1,204,902	520,145
Sales tax	1,159,116	1,348,390
Accrued employee compensated absences	761,766	1,139,953
Accrued construction in-progress costs	362,655	509,755
Product warranty returns	354,000	534,399
Accrued professional fees	147,000	666,063
Other	823,975	1,335,751

	$8,020,840	$8,929,198

        Other noncurrent liabilities consist of the following:

	February 3, 2004	February 1, 2005
Deferred lease inducements	$4,083,220	$8,695,405
Deferred vendor incentives	1,348,747	4,401,191
Accrued interest	900,472	1,085,536
Product warranty returns, less current portion	655,000	966,255
Deferred rent liability	964,251	2,174,045
Other	250,000	171,052

	$8,201,690	$17,493,484

11. Store Closings

        Management reviews the performance of individual stores to determine whether to renew or extend leases or to close a store at or prior to the lease termination date. Results of operations and losses from individual store closings are included in continuing operations. Management also reviews retail operating results at the market level in deciding whether to close all stores in a market based on an evaluation of the investment required to improve market results to an acceptable level and the estimated costs to discontinue operations. Operations and cash flows can be clearly distinguished for store groups at the market level. Accordingly, operating results of stores closed for an entire market and the related loss from closing are reported as discontinued operations in accordance with Statement of Financial Accounting Standards No. 144, Accounting for Impairment or Disposal of Long-Lived Assets.

        The results from discontinued operations are summarized as follows:

	Fiscal 2002
	Predecessor Period	Successor Period	Fiscal 2003	Fiscal 2004
Loss from operations of closed stores	$318,095	$114,694	$212,895	$334,389
Loss on store closings	767,149	479,760	783,076	648,167

Loss before benefit for income taxes	1,085,244	594,454	995,971	982,556
Deferred tax benefit	(401,215)	(219,769)	(350,121)	(347,039)

Loss from discontinued operations	$684,029	$374,685	$645,850	$635,517

        The consolidated statement of cash flows reports the results of continuing and discontinued operations together.

        Market-Level Store Closings—During Fiscal Year 2004, the Company exited three markets located in and around Louisville, Kentucky; Tulsa, Oklahoma and Daytona Beach, Florida. The discontinued retail operations consisted of ten leased stores and two leased warehouses. All leases for the Louisville stores were assigned to Sleep Outfitters of Kentucky, LLC. Consideration received by the Company for these stores totaled $100,000, consisting of cash of $25,000 and an unsecured and non-interest bearing promissory note in the principal amount of $75,000, payable in two equal annual principal installments on June 4, 2005 and June 4, 2006. The Company recorded charges to expense totaling $648,167 during Fiscal 2004 for the write-off of improvements of leased property, other related assets, unamortized lease inducements and as a provision for the estimated future closing costs.

        During Fiscal 2003, the Company revised the estimates of the future costs to assign, sublease or terminate leases in markets closed in prior years and recorded an additional charge to expense of $783,077, of which $663,554 relates to one lease in the Miami, Florida area that the Company has been unable to assign, sublease or terminate.

        In September 2002, the Company shut down retail operations consisting of five leased stores and a leased warehouse in and around Norfolk, Virginia. The Company recorded a charge to expense of $291,150 during the Predecessor Period for the write-off of improvements of leased property, other related assets, unamortized lease inducements and as a provision for the estimated future costs to assign, sublease or terminate leases and other closing costs.

        In October 2002, the Company shut down retail operations consisting of seven leased stores and a leased warehouse in and around Hartford, Connecticut. Effective in November 2002, the leases of all properties were assigned to an unaffiliated mattress retailer. The Company recorded charges to expense totaling $61,125 during the Predecessor Period for the write-off of improvements of leased property, other related assets, unamortized lease inducements and as a provision for the estimated future closing costs.

        The Company recognized sales from markets closed in Fiscal 2002 in the aggregate amount of $5,932,520 during the Predecessor Period and $164,026 during the Successor Period. The Company recognized operating losses before income taxes from markets closed in Fiscal 2002 in the aggregate amount of $424,853 during the Predecessor Period and $79,529 during the Successor Period. No markets were closed during Fiscal 2003.

        The results of discontinued operations include sales in the aggregate amounts of $4,922,436, $1,420,038, $5,843,894 and $2,423,064 during the Predecessor Period, Successor Period, Fiscal 2003 and Fiscal 2004, respectively. The Company recognized an operating gain before income taxes of $71,593 during the Successor Period and operating losses before income taxes in the aggregate amounts of $212,895 and $334,389 during Fiscal 2003 and Fiscal 2004, respectively, from markets closed in Fiscal 2004.

        The Company remains directly liable for future lease obligations for closed store and warehouse locations and contingently liable for locations that are assigned to third parties. The Company may enter into sublease agreements with third parties for certain closed locations while retaining the primary lease obligation with landlords. The provision for estimated future costs recorded with respect to store closings includes, as applicable, the difference between future sublease rentals to be received by the Company over the rentals payable to the lease landlords. Future contingent lease commitments related to assigned and subleased properties are disclosed in Note 12.

        Accrued liabilities at February 3, 2004 and February 1, 2005, includes $1,315,285 and $978,998, respectively, as an estimate of the future cost to assign, sublease or otherwise terminate leases related to closed properties where the Company continues to be directly obligated under the related lease agreements. It is reasonably possible that the Company's actual future cost to sublease or otherwise terminate leases related to closed properties could be different than the estimate as a result of economic conditions outside the control of the Company and that the effects could be material to the Company's consolidated financial statements.

        The change in the liability for market closings included in accrued liabilities is as follows:

	Fiscal 2002
	Predecessor Period	Successor Period	Fiscal 2003	Fiscal 2004
Balance at beginning of period	$1,015,985	$1,663,603	$1,214,375	$1,315,285
Accruals for market closings	1,285,629	—	1,319,645	400,180
Payments	(638,011)	(449,228)	(1,218,735)	(736,467)

Included in accrued liabilities	$1,663,603	$1,214,375	$1,315,285	$978,998

12. Stockholders' Equity

        In connection with the acquisition of the Predecessor on October 18, 2002, as described in Note 1, the following transactions were reflected in the Predecessor stockholder equity accounts:

  •
  The Mattress Supplier, an affiliate of MHI, discharged accounts payable obligations of the Predecessor in the amount of $5.3 million. The obligations discharged were recorded as a contribution to additional paid-in capital.

  •
  In fiscal 2001, the Predecessor accrued a liability in the amount of $700,000 for its obligation to indemnify a former stockholder and member of the board of directors as a result of litigation brought against the former stockholder. The Predecessor obtained a release from the indemnification obligation prior to the October 18, 2002 acquisition, and accordingly, the liability was released and transferred to additional paid-in capital.

        Warrants were issued on December 31, 2004 for the purchase of 6,380 shares of Mattress Holding common stock. The warrants are exercisable for $.01 per share of common stock, and shares under the warrants vest in proportion to the vesting of common stock options outstanding at December 31, 2004. The warrants were valued at $173,391 and were recorded to additional paid in capital during Fiscal 2004.

13. Lease Commitments

        The Company conducts all of its operations from leased store and warehouse facilities pursuant to noncancellable lease agreements with initial terms ranging from one to 15 years. Certain leases include renewal options generally ranging from one to five years. Most leases require the Company to pay its proportionate share of the property tax, insurance and maintenance expenses of the property. Certain leases provide for contingent rentals based on sales volumes; however, incremental rent expense resulting from such arrangements was immaterial during all periods presented in the accompanying financial statements.

        Total rent expense under operating leases (including property tax, insurance and maintenance expenses) was $13,171,736, $5,466,888, $23,099,995 and $27,122,574 during the Predecessor Period, the Successor Period, Fiscal 2003 and Fiscal 2004, respectively.

        Future minimum lease payments under operating leases as of February 1, 2005 are as follows:

        Fiscal year ending on or about January 31:

2006	$25,339,923
2007	20,291,699
2008	17,285,550
2009	13,736,107
2010	9,450,307
Thereafter	11,967,482

$98,071,068

        The minimum lease rentals above exclude rentals related to stores closed as of February 1, 2005, as described in Note 10, where the Company continues to be directly and contingently obligated under lease agreements. In some instances, the Company has entered into assignment and sublease agreements with third parties for certain locations, although the Company remains contingently liable for future rentals and other related lease expenses with respect to such locations if the third parties default on their commitments. Future minimum rents associated with properties closed as of February 1, 2005, and the related future sublease rentals are as follows:

        Fiscal year ending on or about January 31:

	Company's Commitment	Sublease Rentals
2006	$664,332	$465,921
2007	574,532	395,756
2008	576,000	399,510
2009	484,809	373,562
2010	393,154	331,014
Thereafter	341,716	294,453

	$3,034,543	$2,260,216

        The Company maintains a reserve for the estimate of the future cost to assign, sublease or otherwise terminate leases related to closed properties when the Company remains directly obligated under the related lease agreement. See Note 10 for further discussion.

        In March 2002, the Company entered into an agreement with Mattress Discounters for the exchange and assignment of certain operating leases. Pursuant to the terms of the agreement, the Company assumed leases for eight stores in the Tampa, Florida market in exchange for Mattress Discounters assumption of leases for four stores in the Richmond, Virginia market. The Company has a continuing liability under the Richmond leases in the event Mattress Discounters defaults on its commitment under these lease assignments. Mattress Discounters retained the obligations for the Richmond leases and reorganized and emerged from bankruptcy in April 2003. Future minimum rents associated with the four Richmond leases as of February 1, 2005, for which the Company is contingently liable, are $140,133 in Fiscal 2005, $88,128 in Fiscal 2006, $91,392 in Fiscal 2007, $91,392 in Fiscal 2008, $91,392 in Fiscal 2009 and $121,856 thereafter.

14. Concentration Risk

        Financial instruments that potentially subject the Company to concentrations of risk are primarily cash and cash equivalents, accounts receivable and notes receivable. Information with respect to the credit risk associated with accounts and notes receivable from franchisees is described in Note 4.

        The Company places its cash deposits with financial institutions. At times, such amounts may be in excess of the federally insured limits. Management believes the financial strength of the financial institutions minimizes the credit risk related to the Company's deposits.

        The Company purchases a significant portion of its mattresses and bedding related products from three manufacturers. A loss of any one of these suppliers, or a disruption in their operations, could have an adverse effect on the Company.

15. Related Party Transactions

        The Mattress Supplier is the Company's primary supplier of mattress merchandise and was an affiliate of MHI. The Mattress Supplier was a related party until the October 18, 2002 transaction described in Note 1.

        The Company incurs annual management fees from Sun Capital in the amount equal to the lesser of $400,000 or 5% of annual EBITDA, billed quarterly. In addition, the Company incurred a one time fee and other acquisition costs totaling $355,000 related to Sun Capital's acquisition of the Company on October 18, 2002, which were charged to expense during the Successor Period. The Company reimburses Sun Capital from time-to-time for other direct costs. The Company incurred fees and expenses from Sun Capital totaling $550,699, $484,365 and $611,287 during the Successor Period, Fiscal 2003 and Fiscal 2004, respectively.

        The 2004 Subordinated Promissory Note described in Note 6 is payable to an affiliate of Sun Capital. Principal and interest payments made to the affiliate of Sun Capital totalled $400,000 and $870,648, respectively, in Fiscal 2004.

        In October 2004, an affiliate of Sun Capital obtained a $3.0 million undivided participation interest in the outstanding Term Loan B borrowings of the 2004 Credit Facility. In December 2004, the participation was increased to $4.5 million as a result of a $2.0 million increase in the outstanding Term Loan B borrowings. Interest expense in Fiscal 2004 includes approximately $217,000 related to the loan participation. In June 2005, in connection with an amendment of the 2004 Credit Facility described in Note 7, which terminated the Term Loan B facility and transferred the outstanding borrowings to the Term Loan A facility, the affiliate of Sun Capital obtained a $10.5 million undivided participation interest in the outstanding Term Loan A borrowings.

16. Retirement Plan

        The Company sponsors a 401(k) defined contribution plan (the "Retirement Plan") that covers substantially all employees. Participants may elect to defer a percentage of their salary, subject to annual limitations imposed by the Internal Revenue Code. The Company makes matching contributions at its discretion. Matching contributions and other expenses related to the Retirement Plan totaled $140,734, $43,098, $129,564 and $150,879 during the Predecessor Period, the Successor Period, Fiscal 2003 and Fiscal 2004, respectively.

17. Stock Option Plan

        In March 2003, the board of directors adopted the 2003 Stock Option Plan of Mattress Holding Corp. (the "Plan"), which provides for the granting of incentive and nonqualified stock options to employees to purchase an aggregate of 120,000 shares of Mattress Holding's common stock. Options have a term not to exceed ten years. The exercise price of any option may not be less than the fair market value of the common stock on the date of grant. Options vest as determined at the grant date by the board of directors. Options outstanding at February 1, 2005 partially vest on each anniversary of the grant date until fully vested on the fifth anniversary; provided, however, that vesting for any year is contingent upon the Company's achievement of a stated annual EBITDA goal. Upon the occurrence of a change in control, as defined, additional vesting will occur in an amount equal to the lesser of (i) two times the number of shares vested at the most recent anniversary date or (ii) the remaining number of unvested shares. All options become fully vested on January 31, 2010.

        A summary of the activity with respect to stock options is as follows:

	Number of Options Authorized	Number of Options Outstanding	Exercise Price	Aggregate Exercise Price	Weighted Average Exercise Price
At January 28, 2003	—	—
Authorized	100,000
Granted		82,500	$5.00-10.00	$425,000	$5.15
Exercised
Cancelled		(2,500)	$5.00	(12,500)	5.00

At February 3, 2004	100,000	80,000	$5.00-10.00	$412,500	$5.16
Granted		16,850	$10.00-27.00	$412,450	$24.48
Exercised		(2,500)	$5.00	(12,500)	5.00
Cancelled		(12,500)	$5.00	(75,000)	6.00

At February 1, 2005	100,000	81,850	$5.00-27.00	$737,450	$9.01

        A summary of the information about stock options outstanding and exercisable at February 1, 2005 is as follows:

	Options Outstanding
				Options Exercisable
		Weighted Average Remaining Term (in years)
Range of Exercise Prices	Shares		Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
$5.00	65,000	8.15	$5.00	29,250	$5.00
$10.00	2,500	9.00	10.00	500	10.00
$27.00	14,350	9.95	27.00	—	—

	81,850	9.12	$9.01	29,750	$5.08

18. Supplemental Statement of Cash Flow Information

        Supplemental information to the statement of cash flows is as follows:

	Fiscal 2002
	Predecessor Period	Successor Period	Fiscal 2003	Fiscal 2004
Interest paid	$394,420	$1,421,827	$1,269,732	$1,987,496
Incomes taxes paid (refunded), net	$(79,664)	$(627,637)	$104,573	$34,055

        Noncash Investment and Financing Activities—Assets acquired and liabilities assumed in business combinations are described in Note 3.

19. Subsequent Events

        In May 2005, the board of directors granted options to employees for the purchase of 16,500 shares of Mattress Holding's common stock with terms similar to previous option grants.

        In June 2005, the Company entered into an agreement with an existing franchisee to convert the operations in the Wichita, Kansas market, consisting of three stores and a warehouse, from a company-owned market to a franchisee-owned market.

        In June 2005, the Company entered into a five year supply agreement with a mattress merchandise vendor.

 Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of
Elite Management Team, Inc.

        We have audited the accompanying balance sheets of Elite Management Team, Inc. as of December 31, 2004 and 2003 and the related statements of operations, stockholders' deficit and cash flows for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Elite Management Team, Inc. as of December 31, 2004 and 2003 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2004 in conformity with U.S. generally accepted accounting principles.

/s/ Crowe Chizek and Company LLC

Oak Brook, Illinois
August 12, 2005

 Elite Management Team, Inc.

Balance Sheets

	December 31,
	2003	2004
Assets
Current assets:
Cash and cash equivalents	$1,597,755	$488,454
Accounts receivable:
Retail operations	441,066	401,359
Other	—	81,785
Inventories	2,742,606	3,913,615
Prepaid expenses and other current assets	520,622	693,413

Total current assets	5,302,049	5,578,626
Property and equipment, net	2,554,329	3,005,987
Debt issue costs and other assets, net	101,639	83,404

Total assets	$7,958,017	$8,668,017

Liabilities and Stockholders' Deficit
Current liabilities:
Notes payable and current maturities of long-term debt	$103,961	$1,982,205
Accounts payable	2,570,169	3,310,838
Accrued liabilities	1,076,682	1,649,306
Customer deposits	613,802	689,542

Total current liabilities	4,364,614	7,631,891
Long-term debt, net of current maturities	135,482	814,740
Other noncurrent liabilities	5,501,727	4,944,572

Total liabilities	10,001,823	13,391,203
Commitments and contingencies
Stockholders' deficit:
Common stock, no par value, 1,000,000 shares authorized 910,000 shares and 640,146 shares issued and outstanding, respectively	—	584,588
Additional paid-in capital	14,400	—
Accumulated deficit	(2,058,206)	(5,307,774)

Total stockholders' deficit	(2,043,806)	(4,723,186)

Total liabilities and stockholders' deficit	$7,958,017	$8,668,017

The accompanying notes are an integral part of these financial statements.

 Elite Management Team, Inc.

Statements of Operations

	Year Ended December 31,
	2002	2003	2004
Net sales	$45,594,990	$52,101,405	$61,973,858
Cost of sales, including store occupancy, warehouse and delivery expenses	30,195,087	31,134,001	37,040,911

Gross profit from retail operations	15,399,903	20,967,404	24,932,947
Operating expenses
Selling and advertising	11,686,636	13,395,872	16,111,983
General and administrative	3,033,469	3,864,214	4,315,646
Stockholder compensation expense	—	—	3,216,074
Franchise fees and royalty expense	2,226,012	1,659,836	1,792,111

	16,946,117	18,919,922	25,435,814

Income (loss) from operations	(1,546,214)	2,047,482	(502,867)

Other income (expense)
Interest income	15,969	15,661	11,990
Interest expense	(170,490)	(91,330)	(39,169)

	(154,521)	(75,669)	(27,179)

Net income (loss)	$(1,700,735)	$1,971,813	$(530,046)

The accompanying notes are an integral part of these financial statements.

 Elite Management Team, Inc.

Statements of Stockholders' Deficit

	Common Stock
			Note Receivable from Stockholder
	Shares	No Par Value		(Accumulated Deficit)	Total Stockholders' Deficit
Balances at December 31, 2002	910,000	$14,400	$(2,500)	$(3,926,634)	$(3,914,734)
Net income	—	—	—	1,971,813	1,971,813
Cash distributions to stockholders	—	—	—	(103,385)	(103,385)
Collection on note receivable from stockholder	—	—	2,500	—	2,500

Balances at December 31, 2003	910,000	14,400	—	(2,058,206)	(2,043,806)
Net loss	—	—	—	(530,046)	(530,046)
Redemption and cancellation of common stock	(374,056)	(14,400)	—	(2,719,522)	(2,733,922)
Issuance of common stock for services rendered	104,202	584,588	—	—	584,588

Balances at December 31, 2004	640,146	$584,588	$—	$(5,307,774)	$(4,723,186)

The accompanying notes are an integral part of these financial statements.

 Elite Management Team, Inc.

Statements of Cash Flows

	For the Year Ended December 31,
	2002	2003	2004
Cash flows from operating activities
Net income (loss)	$(1,700,735)	$1,971,813	$(530,046)
Adjustments to reconcile net income (loss) to cash flows provided by operating activities:
Depreciation and amortization	441,961	734,454	774,205
Loss on store closings	—	—	268,096
Noncash charge for stockholder compensation expense	—	—	3,216,074
Effects of changes in operating assets and liabilities:
Accounts receivable—retail operations	379,554	(231,421)	20,230
Inventories	(669,791)	(607,330)	(1,171,009)
Prepaid expenses and other current assets	(390,254)	(15,176)	(216,864)
Accounts payable	986,098	(4,217,816)	740,669
Accrued liabilities and other current liabilities	360,238	495,272	597,924
Other noncurrent liabilities	2,457,365	2,175,959	(557,155)

Net cash provided by operating activities	1,864,436	305,755	3,142,124

Cash flows from investing activities
Additions to property and equipment	(760,717)	(584,407)	(1,484,792)
Increase (decrease) in other assets	—	—	(14,167)

Net cash used in investing activities	(760,717)	(584,407)	(1,498,959)

Cash flows from financing activities
Proceeds from issuance of debt	1,763,383	34,219	736,809
Principal payments of debt	(73,413)	(1,792,518)	(755,353)
Collection of note receivable from stockholder	—	2,500	—
Cash distributions to stockholders and redemption of common stock	—	(103,385)	(2,733,922)

Net cash (used in) provided by financing activities	1,689,970	(1,859,184)	(2,752,466)

Net (decrease) increase in cash and cash equivalents	2,793,689	(2,137,836)	(1,109,301)
Cash and cash equivalents, beginning of period	941,902	3,735,591	1,597,755

Cash and cash equivalents, end of period	$3,735,591	$1,597,755	$488,454

The accompanying notes are an integral part of these financial statements.

 Elite Management Team, Inc.

Notes to Financial Statements

1. Operations

        Elite Management Team, Inc. ("Elite") is engaged in the retail sale of mattresses and bedding-related products in Atlanta, Georgia and various metropolitan areas in North Carolina and South Carolina. For all periods covered by the accompanying financial statements, Elite operated under the terms of a franchise agreement with The Mattress Venture, L.P., a wholly-owned subsidiary of Mattress Holding Corp., and its stores operate under the name "The Mattress Firm" and "Mattress Firm". Effective December 31, 2004, all of the common stock of Elite was acquired by Mattress Firm-Georgia, Inc. a wholly-owned subsidiary of Mattress Holding Corp. Concurrent with the closing of the acquisition, Elite was merged with and succeeded by Mattress Firm-Georgia, Inc. Mattress Holding Corp. and its subsidiaries are referred to collectively as "Mattress Holding". Elite completed a series of transactions with its stockholders immediately prior to the closing of the acquisition by Mattress Holding, as more fully described in Note 6.

2. Summary of Significant Accounting Policies

        Accounting Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Estimates that are more susceptible to change in the near term are the accruals for product warranty costs.

        Fair Value of Financial Instruments—The amounts reported in the balance sheets for cash and cash equivalents and accounts receivable, accounts payable and accrued liabilities approximate their respective fair values because of the short-term maturity of these instruments. The carrying amounts of notes receivable, notes payable and long-term debt at fixed interest rates approximate their respective fair values due to the comparability of fixed interest rates for the same or similar issues that are available.

        Net Sales and Cost of Sales—Sales revenue, including fees collected for delivery services, is recognized upon delivery and acceptance of mattresses and bedding products by Elite's customers. Sales are reported net of actual returns since sales returns have historically been insigificant. Estimated returns were $460,000, $526,000 and $751,000 for the years ended December 31, 2002, 2003 and 2004, respectively. Customer deposits collected prior to the delivery of merchandise are recorded as a liability.

        Cost of sales consists of merchandise costs, net of vendor incentives, and includes store occupancy and warehouse expenses and the expense to deliver products to customers. Cash payments received from vendors as incentives to enter into or to maintain long-term supply arrangements are deferred and amortized as a reduction of cost of sales using a systematic approach. Vendor incentives that are based on a percentage of the cost of purchased merchandise, such as cooperative advertising funds and customer return funds, are accounted for as a reduction of the prices of the vendor's products and result in a reduction of cost of sales when the merchandise is sold. Vendor incentives that are direct reimbursements of costs incurred by Elite to sell the vendor's products are accounted for as a reduction of the related costs when recognized in Elite's results of operations.

        Franchise Agreements—Until December 31, 2004, Elite operated all of its stores pursuant to franchise agreements with Mattress Holding, which entitled Elite to use the franchisor's methods,

trademarks, procedures and specialized programs in the business of selling mattresses and bedding-related products. The franchise agreements required Elite to pay a royalty franchise fee equal to three percent of gross sales (five percent prior to an amendment effective in April 2003), payable twice a month, and an initial franchise fee of $9,000 for each store opened. Royalty franchise fees and initial fees are expensed as incurred. The franchise agreements terminated effective with the acquisition of Elite by Mattress Holding on December 31, 2004.

        Pre-opening Expense—Store pre-opening expenses, which consist primarily of payroll and occupancy costs, are expensed as incurred.

        Advertising Expense—Advertising costs are expensed in the period in which the advertising occurs. Advertising expense was $5,345,546, $6,606,309 and $7,416,860 for the years ended December 31, 2002, 2003 and 2004, respectively.

        Product Warranties—The warranty policy for most mattress products sold by Elite provides a 10-year non-prorated warranty service period ("basic warranty"), as well as, for no additional cost to the customer, an additional five-year warranty on certain mattress products that is provided by Elite ("extended warranty"). Prior to an amendment to the supply agreement with Elite's primary mattress supplier effective on October 18, 2002, the primary mattress supplier was financially responsible for basic warranty returns that were the result of product defects. Effective October 18, 2002, Elite assumed the financial responsibility for basic warranty returns resulting from product defects for the majority of mattress products, including future claims resulting from sales prior to October 18, 2002. Elite accrues for the estimated cost of warranty coverage at the time the sale is recorded. Based upon Elite's historical warranty claim experience, as well as recent trends that might suggest that past experience may differ from future claims, management periodically reviews and adjusts, if necessary, the liability for product warranty returns. The initial estimated liability for product warranty returns assumed on October 18, 2002 was established with a related charge to cost of goods sold.

        The change in the liability for warranty claims is as follows:

	Year Ended December 31,
	2002	2003	2004
Balance at beginning of period	$—	$345,099	$369,357
Assumption of warranty obligation	344,787	—	—
Accruals for warranties issued	247,973	321,709	403,399
Settlements made (in cash or in kind)	(247,661)	(297,451)	(352,400)

Balance at the end of the period	345,099	369,357	420,356
Current portion included in accrued liabilities	(146,250)	(175,652)	(208,101)

Noncurrent portion included in other liabilities	$198,849	$193,705	$212,255

        Income Taxes—Elite has elected to be taxed as an S corporation under the provisions of the Internal Revenue Code. Accordingly, no provision or benefit for federal and state income taxes is necessary since income, losses and tax credits are reported on the stockholders' individual income tax returns.

        Cash and Cash Equivalents—Cash and cash equivalents include cash and highly liquid investments that are readily convertible into cash and have a maturity of three months or less when purchased.

        Accounts Receivable—Elite offers financing to customers by utilizing the services of independent, third party financing companies that extend credit directly to Elite's customers with no recourse to Elite for credit-related losses. Accounts receivable represent sales proceeds of financed sales, net of related fees, which are in the course of funding by the financing companies. Elite reviews the financial condition of its finance providers and has not experienced losses on the collection of accounts receivables. Accordingly, an allowance for doubtful accounts has not been provided since accounts receivable are considered fully collectible.

        Inventories—Inventories are valued at the lower of cost or market. Cost is determined by a method that approximates the results of the first-in, first-out method and includes the effect of vendor incentives that are based on a percentage of the cost of purchased merchandise.

        Property and Equipment—Property and equipment are stated at cost. Improvements to leased property are amortized over their estimated useful lives or lease periods, whichever is shorter (including expected renewal periods). Normal repairs and maintenance are expensed as incurred. Expenditures which significantly extend asset useful lives are capitalized. Depreciation is provided on the straight-line method at rates based on the estimated useful lives of individual assets or classes of assets as follows:

Equipment, computers and software	5
Furniture and fixtures	5
Store signs	5
Vehicles	5

        Computer software and equipment under capital leases are amortized on a straight-line basis over the lesser of the term of the lease or the five-year estimated useful life of the asset.

        The cost and accumulated depreciation of assets sold or otherwise disposed of are removed from the accounts and any gain or loss thereon is included in the results of operations.

        Long-Lived Assets—Elite tests its long-lived assets, consisting primarily of property and equipment, for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. This assessment is performed on groupings of assets at the lowest level for which cash flows are identifiable and largely independent of the cash flows of other assets and liabilities. As previously explained in the "Goodwill and Intangible Assets" disclosure, results of operations for a group of stores in a metropolitan market, including related market-level advertising, warehousing, distribution and market overhead expenses, is the lowest level at which full operating results can be measured. Accordingly, long-lived assets are grouped at the market level and Elite will recognize an impairment loss when it concludes that the sum of undiscounted expected future cash flows from a group of assets is less than the carrying amount of such assets. The measurement for such an impairment loss is then based on the fair values of the asset group as determined by discounted cash flows or appraisals, if available. Elite has reviewed the long-lived assets in certain markets for potential impairment, although no impairment was deemed to exist for any periods included in the accompanying financial statements based on the expected undiscounted cash flows from future operations.

        Debt Issue Costs and Other Assets—Significant components of other assets include debt issue costs, which are amortized over the term of the related debt, and lease deposits. Debt issue costs and other assets are stated net of accumulated amortization of $15,833 and $0 at December 31, 2003 and 2004, respectively.

        Lease Inducements and Deferred Rent—Lease inducements, consisting of improvements to leased property provided by or reimbursed by landlords, are deferred and accounted for as a reduction of rent expense on a straight-line basis over the term of the related leases used in amortizing leasehold improvements. The Company recognizes total rental payments to be incurred over the term of a lease on a straight-line basis, which term includes, if applicable, free-rent periods and periods prior to lease commencement when the Company takes possession in advance, typically to construct leasehold improvements. The cumulative difference between rent expense recognized on a straight-line basis, and rental payment is recorded as a deferred rent liability. The liabilities for deferred lease inducements and deferred rent are included in other noncurrent liabilities.

        Recent Accounting Pronouncements—In November 2004, the Emerging Issues Task Force ("EITF") reached a consensus on Issue No. 03-13 ("EITF 03-13"), Applying the Conditions in Paragraph 42 of FASB Statement No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets in Determining Whether to Report Discontinued Operations". Paragraph 42 of Financial Accounting Standards Board ("FASB") Statement No. 144 states that the operations of a component of an entity that has been disposed of or is classified as held for sale shall be reported in discontinued operations if both of the following criteria are met: (a) the operations and cash flows of the component have been (or will be) eliminated from the ongoing operations of the entity as a result of the disposal transaction and (b) the entity will not have any significant continuing involvement in the operations of the component after the disposal. The EITF determined in EITF 03-13 that the evaluation of whether the operations and cash flows of a disposed component have been or will be eliminated from the ongoing operations of the entity depends on whether continuing cash flows have been or are expected to be generated and, if so, whether those continuing cash flows are direct or indirect. Cash flows of the component would not be eliminated if the continuing cash flows to the entity are considered direct cash flows. The consensus should be applied to a component of an enterprise that is either disposed of or classified as held for sale in fiscal periods beginning after December 15, 2004. The provisions of EITF 03-13 will not be effective for Elite due to the acquisition of Elite by Mattress Holding.

        In December 2004, the FASB issued Statement of Financial Accounting Standards No. 123 (revised 2004) ("SFAS 123R"), Share-Based Payment, which will require the cost of employee compensation paid with equity instruments to be measured based on grant date fair values and recognized over the vesting period. In April 2005, the Securities and Exchange Commission announced the adoption of a new rule that amends the required implementation dates of SFAS 123R. The new rule allows companies to implement SFAS 123R at the beginning of their fiscal year that begins after June 15, 2005. Under the new rule, SFAS 123R will not be effective for Elite due to the acquisition of Elite by Mattress Holding.

        In December 2004, the FASB issued SFAS No. 153 ("SFAS 153"), Exchanges of Nonmonetary Assets—An Amendment of APB Opinion No. 29. Accounting Principles Board Opinion No. 29 ("APB 29), Accounting for Nonmonetary Transactions, provided an exception to the basic measurement principle (fair value) for exchanges of similar assets, requiring that some nonmonetary exchanges be recorded on a carryover basis. SFAS 153 eliminates the exception to fair value for exchanges of similar productive assets and replaces it with a general exception for exchange transactions that do not have commercial substance; that is, transactions that are not expected to result in significant changes in the cash flows of the reporting entity. The provisions of SFAS 153 will not be effective for Elite due to the acquisition of Elite by Mattress Holding.

        In March 2005, the FASB issued FASB Interpretation No. 47 ("FIN 47"), Accounting for Conditional Asset Retirement Obligations. FIN 47 clarifies that the term conditional asset retirement obligation as used in SFAS No. 143, Accounting for Asset Retirement Obligations, refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the company. FIN 47 will not be effective for Elite due to the acquisition of Elite by Mattress Holding.

        In May 2005, the FASB issued SFAS No. 154 ("SFAS 154"), Accounting Changes and Error Corrections—A Replacement of APB Opinion No. 20 and FASB Statement No. 3. SFAS 154 requires retrospective application to prior periods' financial statements for changes in accounting principles unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The provisions of SFAS 154 will not be effective for Elite due to the acquisition of Elite by Mattress Holding.

        In June 2005, the EITF reached a consensus on Issue No. 05-06 ("EITF 05-06"), Determining the Amortization Period for Leasehold Improvements. The guidance requires that leasehold improvements acquired in a business combination or purchased subsequent to the inception of a lease be amortized over the lesser of the useful life of the assets or a term that includes renewals that are reasonably assured at the date of the business combination or purchase. EITF 05-06 is effective for periods beginning after June 29, 2005. The provisions of EITF 05-06 will not be effective for Elite due to the acquisition of Elite by Mattress Holding.

3. Property and Equipment

        Property and equipment consist of the following:

	December 31,
	2003	2004
Equipment, computers and software	$674,724	$828,853
Furniture and fixtures	1,020,933	1,225,413
Store signs	521,065	598,970
Leasehold improvements	2,515,739	2,763,891
Vehicles	345,679	419,074

	5,078,140	5,836,201
Accumulated depreciation	(2,523,811)	(2,830,214)

	$2,554,329	$3,005,987

        Depreciation expense was $463,094, $734,454 and $838,705 during the years ended December 31, 2002, 2003 and 2004, respectively.

        Included in property and equipment are leased vehicles and certain computer equipment that are accounted for as capital leases. Capitalized costs of leased assets were $381,134 and $376,634 at

December 31, 2003 and 2004, respectively. Accumulated depreciation related to capital lease assets were $166,000 and $237,142 at December 31, 2003 and 2004, respectively.

4. Notes Payable and Long-term Debt

        Notes payable and long-term debt consists of the following:

	December 31,
	2003	2004
Capital lease obligations	$160,910	$111,951
Equipment financing notes payable	78,533	103,948
Demand notes payable to stockholders	—	1,394,076
Term notes payable to stockholders	—	1,186,970

	239,443	2,796,945
Notes payable and current maturities of long-term debt	(103,961)	(1,982,205)

Long-term debt, net of current maturities	$135,482	$814,740

        Revolving Asset-Based Credit Facility—In June 2002, Elite entered into a revolving line of credit agreement with a realty developer that provides for outstanding revolving borrowings of up to $3,000,000. The revolving line of credit was terminated on December 31, 2004. Outstanding borrowings under the revolving credit line were based on a percentage of eligible inventory, as defined in the agreement, and the value of Elite, as defined, and were collateralized by inventory and property and equipment. Outstanding borrowings incurred interest at 14%, payable monthly, and the outstanding principal balance was payable in full at the maturity date in June 2005. The lender waived fees that could have been assessed on the early termination. Elite was subject to an unused line of credit fee of 0.375% per annum payable monthly on the unused portion of the line of credit in excess of $500,000. Elite was required to adhere to various covenants under the line of credit agreement.

        Capital Lease Obligations—Elite purchased certain computer equipment and software with capital leases provided by financial institutions at an interest rate of 9%, with monthly principal and interest installments through 2007.

        Equipment Financing and Other Short-Term Notes Payable—Elite has two outstanding notes payable related to the purchase of delivery trucks at an interest rate of 3.9%, with monthly principal and interest payments of various amounts through 2009. These notes are collateralized by the delivery trucks with carrying values that approximate the outstanding principal balances of the related notes payable.

        Demand Notes Payable to Stockholders—On December 31, 2004, Elite issued notes payable in the aggregate principal amount of $1,394,076 to certain employees, who were also stockholders, as compensation for past services rendered. The notes are uncollateralized and non-interest bearing and are repayable upon demand. Concurrent with the acquisition of Elite by Mattress Holding, demand was made and the notes were repaid by Mattress Holding subsequent to the acquisition.

        Term Notes Payable to Stockholders—On December 31, 2004, Elite issued notes payable in the aggregate principal amount of $1,500,000 to certain employees, who were also stockholders, as compensation for past services rendered. The notes are unsecured and non-interest bearing and are repayable in three equal annual installments of $500,000 beginning on December 31, 2005. Concurrent with the acquisition of Elite by Mattress Holding, the notes were cancelled and re-issued in substantially the same form and with the same terms.

        Principal maturities on notes payable and long-term debt at December 31, 2004 are as follows:

Year ending December 31:
2005	$1,982,205
2006	567,600
2007	522,189
2008	22,282
2009	15,699

$3,109,975

5. Accrued Liabilities and Other Non-current Liabilities

        Accrued liabilities consist of the following:

	December 31,
	2003	2004
Employee wages, payroll taxes and withholdings	$279,933	$413,932
Sales tax	165,212	230,309
Accrued employee compensated absences	297,378	317,778
Product warranty reserve	175,652	208,101
Audit and tax preparation fees	111,817	135,699
Other	46,690	343,487

	$1,076,682	$1,649,306

        Other noncurrent liabilities consist of the following:

	December 31,
	2003	2004
Deferred lease inducements	$1,179,352	$1,086,468
Deferred vendor incentives	3,980,000	3,504,000
Product warranty returns, less current portion	193,705	212,255
Deferred rent liability	148,670	141,849

	$5,501,727	$4,944,572

6. Transactions with Stockholders

        At the close of business on December 31, 2004, all of the common stock of Elite was acquired by Mattress Holding in exchange for common stock and warrants of Mattress Holding. Elite was simultaneously merged with and succeeded by a wholly-owned subsidiary of Mattress Holding. In anticipation of the transaction, Elite conducted a series of transactions with its stockholders to compensate certain stockholders for services rendered to Elite and to realign the ownership of Elite in a manner consistent with how the stockholder group desired to receive the purchase consideration. The series of transactions on December 31, 2004 were as follows:

  •
  Demand and Term Promissory Notes totaling $2,894,076 were issued to certain stockholders for prior services rendered, as more fully described in Note 4.

  •
  Common shares totaling 269,854 were redeemed by Elite for cash totaling $2,733,922. All redeemed shares were immediately cancelled.

  •
  Certain stockholders contributed common shares totaling 104,202 to Elite. All contributed shares were immediately cancelled.

  •
  New common shares totaling 104,202 were issued to certain stockholders for prior services rendered, resulting in a noncash compensation charge of $584,588 based on the estimated fair value of the common stock, after the effect of the previous transactions.

        As a result of these transactions, Elite recognized additional compensation expense, including payroll taxes, of $3,216,074 in 2004.

7. Lease Commitments

  Operating Leases

        Elite conducts all of its operations from leased store and warehouse facilities pursuant to non-cancelable lease agreements with initial terms ranging from one to 10 years. Certain equipment is also leased under non-cancelable lease agreements. Most leases require Elite to pay its proportionate share of the property tax, insurance and maintenance expenses of the property.

        Certain of the leases are renewable at Elite's option and certain of the leases include scheduled base rent increases over the terms of the leases. The total amount of base rent payments is charged to expense on a straight-line basis over the lease terms. At December 31, 2003 and 2004, the excess of rent expense over cash payments was recorded as deferred rent in the accompanying balance sheets. Additionally, certain lessors have granted allowance concessions for leasehold improvements. These concessions are recognized over the shorter of the remaining lease terms or the estimated useful lives of the improvements using the straight-line method. Certain of the leases contain clauses requiring payment of additional rents based upon sales in excess of specified amounts. Elite did not record any contingent rent expense in excess of its base rent as these specified sales amounts were not reached during the years ended December 31, 2003 and 2004.

        Total rent expense under operating leases (including property tax, insurance and maintenance expenses) was $6,589,193, $6,899,729 and $7,045,097 during the years ended December 31, 2002, 2003 and 2004, respectively.

        Future minimum lease payments under non-cancelable operating leases as of December 31, 2004 are as follows:

Year ending December 31,
2005	$5,768,218
2006	4,803,187
2007	3,810,082
2008	3,277,174
2009	2,720,178
Thereafter	2,478,007

$22,856,846

8. Store Closings

        Management reviews the performance of individual stores to determine whether to renew or extend leases or to close a store at or prior to the lease termination date. Results of operations and losses from individual store closings are included in continuing operations. Management also reviews retail operating results at the market level in deciding whether to close all stores in a market based on an evaluation of the investment required to improve market results to an acceptable level and the estimated costs to discontinue operations. Operations and cash flows can be clearly distinguished for store groups at the market level. Accordingly, operating results of stores closed for an entire market and the related loss from closing are reported as discontinued operations in accordance with Statement of Financial Accounting Standards No. 144, Accounting for Impairment or Disposal of Long-Lived Assets.

        As of December 31, 2004, Elite has closed certain stores in existing markets, but has not closed all of the stores in any single market. Elite remains directly liable for future lease obligations for closed store and warehouse locations and contingently liable for locations that are assigned to third parties. Elite may enter into sublease agreements with third parties for certain closed locations while retaining the primary lease obligation with landlords. At December 31, 2004, Elite had no subleased properties.

9. Concentrations of Credit Risk

        Financial instruments that potentially subject Elite to concentrations of risk are primarily cash and cash equivalents and accounts receivable from third party finance providers.

        Elite places its cash deposits with financial institutions. At times, such amounts may be in excess of the federally insured limits. Management believes the financial strength of the financial institutions minimizes the credit risk related to Elite's deposits. Elite reviews the financial condition of its third party finance providers and has not experienced losses on the collection of accounts receivable.

10. Retirement Plan

        Elite sponsors a 401(k) profit sharing plan (the "Plan") that covers substantially all employees. Participants may elect to defer a percentage of their salary, subject to annual limitations imposed by the Internal Revenue Code. Elite makes matching contributions at its discretion. Matching contributions and other expenses related to the Plan totaled $20,319, $16,803 and $22,312 for the years ended December 31, 2002, 2003 and 2004, respectively.

11. Supplemental Statement of Cash Flow Information

        Supplemental information to the statement of cash flows is as follows:

	Year ended December 31,
	2002	2003	2004
Interest paid	$181,337	$70,577	$39,169

        Non-cash Investing and Financing Activities—On December 31, 2004, as described in Notes 4 and 6, the Company issued demand and term notes in the aggregate principal amount of $2,894,076 and common stock valued at $584,588 to certain stockholders as compensation for services rendered.

12. Subsequent Events

        Following the close of business on December 31, 2004, all of the common stock of Elite was acquired by Mattress Holding as described in Notes 1 and 6.

        Subsequent to year end, the Plan described in Note 10 was merged with the Mattress Holding Corp. 401(k) Plan.

Mattress Holding Corp.
Schedule II—Valuation and Qualifying Accounts
Fiscal Years

Column A	Column B	Column C			Column D		Column E
Description	Balance at beginning of period	Additions charged to cost, expenses	Charged to other accounts		Deductions		Balance at end of period
Accounts receivable reserves:
Fiscal 2002—Predecessor Period	$972,538	$819,885	$—		$(619,174	)(a)	$1,173,249
Fiscal 2002—Successor Period	1,173,249	255,982	—		(209,667	)(a)	1,219,564
Fiscal 2003	1,219,564	585,734	—		(1,218,734	)(b)	586,564
Fiscal 2004	586,564	99,033	—		(537,744	)(c)	147,853
Inventory reserves:
Fiscal 2002—Predecessor Period	$235,928	$(2,490)	$—		$—		$233,439
Fiscal 2002—Successor Period	233,439	—	—		—		233,439
Fiscal 2003	233,439	23,677	—		—		257,116
Fiscal 2004	257,116	(81,435)	90,658	(f)	—		266,339
Valuation allowance for deferred tax assets:
Fiscal 2002—Predecessor Period	$8,521,928	$(482,129)	$—		$—		$8,039,799
Fiscal 2002—Successor Period	8,039,799	137,223	—		(7,158,374	)(d)	1,018,648
Fiscal 2003	1,018,648	(137,223)	—		(881,425	)(e)	—
Fiscal 2004	—	—	—		—		—

(a)
Recoveries of receivables for which an allowance was previously provided.

(b)
Comprised of (i) recoveries of receivables for which an allowance was previously provided in the amount of $420,160 and (ii) elimination of allowances for doubtful accounts totaling $798,574 on receivables of 5/O Management, Inc. ("5/O") in connection with the Company's acquisition of 5/O in May 2003.

(c)
Comprised of (i) elimination of allowances for doubtful accounts totaling $160,404 on receivables of Elite Management Team, Inc. ("Elite") in connection with the Company's acquisition of Elite in December 2004 and (ii) the elimination of allowances for doubtful accounts totaling $377,340 on receivables of a franchisee that has filed for bankruptcy protection.

(d)
Reduction is the result of the eliminations of net operating losses carryovers related to the acquisition of Mattress Firm, Inc. by Mattress Holding Corp. on October 18, 2002, and the elimination of the valuation allowance for deferred tax assets attributable to such eliminated net operating losses.

(e)
The full valuation allowance from the prior year was released as of February 3, 2004. The related tax benefit of the portion of the valuation released that existed on October 18, 2002 was credited to goodwill.

(f)
Inventory reserve balance acquired at date of the Company's acquisition of Elite, as component of purchase accounting.

MATTRESSFIRM

*Where it's **Easy** to get a Great Night's Sleep!*

MATTRESSFIRM
Super Store

Free standing SuperCenter, Phoenix, AZ

MATTRESSFIRM
We make it Easy to get a Great Night's Sleep!

Signature Tower in new concept stores

MATTRESSFIRM
Red Carpet Delivery Service

MATTRESSFIRM Clearance Center

End cap location at night, Dallas, TX

             Shares

Mattress Holding Corp.

Common Stock

PROSPECTUS

                             , 2005

William Blair & Company

SunTrust Robinson Humphrey
BB&T Capital Markets

        Until            2005 (25 days after the date of this prospectus), all dealers that buy, sell or trade the common stock may be required to deliver a prospectus, regardless of whether they are participating in this offering. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 13. Other Expenses of Issuance and Distribution.

        The following table sets forth the expenses, other than underwriting discounts and commissions, in connection with the issuance and distribution of the securities being registered hereby. All such expenses will be borne by the registrant.

Securities and Exchange Commission registration fee		$6,767.75
NASD filing fee		5,750
Nasdaq listing fees		*
Legal fees and expenses		*
Accounting fees and expenses		*
Transfer agent fees		*
Printing and engraving expenses		*
Miscellaneous		*

Total	$	*

*
To be supplied by amendment.

Item 14. Indemnification of Directors, Officers, Employees and Agents.

        Our Certificate of Incorporation, as amended, provides generally for indemnification of our officers, directors, agents and employees to the extent authorized by the General Corporation Law of the State of Delaware. Pursuant to Section 145 of the Delaware General Corporation Law, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of such corporation, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. With respect to suits by or in the right of a corporation, however, indemnification is not available if such person is adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless the court determines that indemnification is appropriate. In addition, a corporation has the power to purchase and maintain insurance for such persons. We intend to obtain such directors' and officers' insurance. The statute also expressly provides that the power to indemnify authorized thereby is not exclusive of any rights granted under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

        We intend to enter into indemnification agreements with our directors and officers. These agreements will provide broader indemnity rights than those provided under the Delaware General Corporation Law and our Certificate of Incorporation. The indemnification agreements are not intended to deny or otherwise limit third party or derivative suits against us or our directors or officers, but to the extent a director or office were entitled to indemnity or contribution under the indemnification agreement, the financial burden of a third party suit would be borne by us, and we would not benefit from derivative recoveries against the director or officer. Such recoveries would accrue to our benefit but would be offset by our obligations to the director or officer under the indemnification agreement.

        The above discussion of our Certificate of Incorporation, indemnification agreements and of Section 145 of the Delaware General Corporation Law is not intended to be exhaustive and is qualified in its entirety by such Certificate of Incorporation, indemnification agreements and statute.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provision, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 15. Recent Sales of Unregistered Securities.

        The following is a description of the sale of unregistered securities for the last three years (all share and per share amounts of common stock have been adjusted to reflect a        -for-one stock split effective upon consummation of this offering):

  (a)
  The registrant was formed in October 2002 by Sun Mattress, LLC, an affiliate of Sun Capital Partners, Inc. The original subscription for the common stock of the registrant by Sun Mattress, LLC constituted a sale by the registrant of            shares of Common Stock for a nominal cash purchase price. The sale was made in reliance on the exemption provided by Section 4(2) of the Securities Act of 1933 as a transaction not involving a public offering and Rule 506 thereunder.

  (b)
  On October 18, 2002, the registrant issued a $17.5 million subordinated promissory note to Mattress Holdings International, LLC, which was the largest stockholder of our predecessor. The issuance of the note was made in reliance on the exemption provided by Section 4(2) of the Securities Act of 1933 as a transaction not involving a public offering and Rule 506 thereunder.

  (c)
  On March 31, 2004, the registrant refinanced outstanding credit facilities and replaced it with its 2004 credit facility. In connection with this refinancing, an affiliate of the registrant, SLN Finance, LLC, acquired the note referred to in paragraph (b) above, whereupon such note was amended and restated. Such amendment and restatement may be deemed a new issuance of such note, which issuance was made in reliance on the exemption provided by Section 4(2) of the Securities Act of 1933 as a transaction not involving a public offering and Rule 506 thereunder.

  (d)
  Since March 2003, the registrant has granted options to purchase an aggregate of shares of its common stock to its employees and directors at exercise prices ranging from $            to $            per share. The registrant granted each of these options pursuant to its 2003 Stock Option Plan. The registrant received no proceeds from these issuances. The registrant issued these securities in reliance on the exemption from registration provided by Rule 701 as transactions pursuant to compensatory benefit plans or contracts relating to compensation.

  (e)
  On December 31, 2004, Mattress Firm-Georgia, Inc., a wholly owned subsidiary of the registrant, purchased all of the outstanding shares of capital stock of Elite (immediately following which Elite was merged into Mattress Firm-Georgia, Inc.) in consideration for which the registrant, among other things, issued to Elite's former shareholders an aggregate of            shares of its common stock and warrants to purchase an aggregate of            shares of its common stock at a nominal exercise price per share. As a result of the acquisition, the registrant received assets valued at approximately $            million, net of the transaction fee paid to an affiliate of Sun Capital and other acquisition-related costs that we paid. The registrant issued the foregoing securities in reliance on the exemption provided by Section 4(2) of the Securities Act of 1933.

Item 16. Exhibits and Financial Statement Schedules.

(a)   Exhibits

Exhibit Number	Description
*1.1	Form of Underwriting Agreement
2.1
Acquisition Agreement and Plan of Reorganization dated as of December 31, 2004 among the registrant, Mattress Firm, Inc., Georgia Mattress Corp. and each of the stockholders of Elite Management Team, Inc.
*3.1	Registrant's Certificate of Incorporation
*3.2	Registrant's Bylaws
*5.1	Opinion of Hughes Hubbard & Reed LLP as to the legality of the securities being offered
**10.1
Financing Agreement dated as of March 31, 2004 among the registrant, Mattress Firm, Inc., certain subsidiaries of the registrant, the lenders from time to time party thereto and Ableco Finance LLC, as collateral agent and administrative agent
10.2
Amendment Number One to Financing Agreement, dated as of October 18, 2004 by and among the registrant, Mattress Firm, Inc., certain subsidiaries of the registrant, the lenders from time to time party thereto and Ableco Finance LLC, as collateral agent and administrative agent
10.3
Amendment Number Two to Financing Agreement, dated as of December 31, 2004 by and among the registrant, Mattress Firm, Inc., certain subsidiaries of the registrant, the lenders from time to time party thereto and Ableco Finance LLC, as collateral agent and administrative agent
**10.4	Amended and Restated General Security Agreement among Mattress Firm, Inc., registrant and its Named Subsidiaries, and SLN Finance, LLC, dated March 31, 2004
**10.5	Amended and Restated Pledge Agreement among Mattress Firm, Inc., registrant and its Named Subsidiaries, and SLN Finance, LLC, dated March 31, 2004
**10.6	Amended and Restated Guaranty among Mattress Firm, Inc., registrant and its Named Subsidiaries, and SLN Finance, LLC, dated March 31, 2004
**10.7	Management Services Agreement between Mattress Firm, Inc. and Sun Capital Partners Management, LLC, dated October 18, 2002
10.8
Amendment Number Three to Financing Agreement, dated as of March 29, 2005 by and among the registrant, Mattress Firm, Inc., certain subsidiaries of the registrant, the lenders from time to time party thereto and Ableco Finance LLC, as collateral agent and administrative agent
10.9
Amendment Number Four to Financing Agreement, dated as of July 1, 2005 by and among the registrant, Mattress Firm, Inc., certain subsidiaries of the registrant, the lenders from time to time party thereto and Ableco Finance LLC, as collateral agent and administrative agent
†10.10	Amended Branded Product Supply Agreement dated as of November 12, 2003 between Mattress Firm, Inc., Mattress Firm Operating, Ltd. and Sealy Mattress Company
**10.11	Second Amendment to Amended Branded Product Supply Agreement dated March 31, 2004 between Mattress Firm, Inc. and Sealy Mattress Company

**10.12	Registration Agreement dated as of March 24, 2003 among the registrant, Sun Mattress, LLC and each of the other persons listed on the signature pages thereto
10.13	Amended and Restated 2003 Stock Option Plan of the registrant
10.14	Form of Amended and Restated 2003 Stock Option Plan Grant Agreement (through January 30, 2005)
10.15	Form of Amended and Restated 2003 Stock Option Plan Grant Agreement (as of January 31, 2005)
**10.16	Employment Agreement dated as of January 23, 2001 between Malachi Mattress America, Inc. and Gary T. Fazio
*10.17	Form of 2005 Equity Compensation Plan of the registrant
*10.18	Form of 2005 Equity Compensation Plan Grant Agreement
*10.19	Form of Warrant issued by the registrant to the stockholders of Elite Management Team, Inc.
†10.20	New Dealer Incentive Agreement between Simmons Bedding Company and Mattress Firm, Inc. and its Affiliates, dated June 9, 2005
10.21	Security Agreement, dated as of December 31, 2004 by and among Georgia Mattress Corp. and Elite Management Team, Inc. and Ableco Finance LLC as collateral agent for the lenders to Financing Agreement
10.22
Pledge Addendum, dated as of December 31, 2004 among the registrant, Mattress Firm, Inc., certain subsidiaries of the registrant, and Ableco Finance LLC, as the collateral agent for the lenders under Financing Agreement
10.23	Form of Officer Indemnification Agreement
10.24	Form of Director Indemnification Agreement
10.25	Earnout Agreement among Mattress Holding Corp., Georgia Mattress Corp. and the former stockholders of Elite Management Team, Inc. dated December 31, 2004.
*10.26	Amended and Restated Subordinated Three-Year Promissory Note dated December 31, 2004 by Elite Management Team, Inc. to R. Stephen Stagner in the principal amount of $800,000.
*10.27	Description of Management Incentive Plan
21.1	List of Subsidiaries
23.1	Consent of Crowe Chizek and Company LLC with respect to the registrant
*23.2	Consent of Hughes Hubbard & Reed LLP (included in their opinion filed as Exhibit 5.1)
23.3	Consent of Crowe Chizek and Company LLC with respect to Elite
**24.1	Power of Attorney
24.2	Power of Attorney by Gilbert W. Harrison and T. Scott King
*99.1	Consent of Person about to Become a Director—George R. Rea
*99.2	Consent of Person about to Become a Director—C. Daryl Hollis

*99.3	Consent of Person about to Become a Director—Patrick J. Sullivan

*
To be filed by amendment.

**
Previously filed.

†
Portions of this Exhibit have been omitted pursuant to a request for confidential treatment.

Item 17. Undertakings.

        The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as requested by the underwriters to permit prompt delivery to each purchaser.

        The undersigned registrant hereby undertakes that:

  (1)
  For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (2)
  For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 1st day of September, 2005.

MATTRESS HOLDING CORP.
By:	/s/ GARY T. FAZIO Gary T. Fazio Chairman of the Board, President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the date indicated.

Signatures	Title	Date
/s/ GARY T. FAZIO Gary T. Fazio	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	September 1, 2005
/s/ JAMES R. BLACK James R. Black	Chief Financial Officer (Principal Financial and Accounting Officer)	September 1, 2005
* Gilbert W. Harrison	Director	September 1, 2005
* T. Scott King	Director	September 1, 2005
* Rodger R. Krouse	Director	September 1, 2005
* Marc J. Leder	Director	September 1, 2005
*By:	/s/ GARY T. FAZIO Gary T. Fazio, Attorney-in-Fact